Registration No.  333-142216
                                           1940 Act No. 811-05903

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                   Amendment No. 4 to Form S-6

 FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933 OF SECURITIES
       OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

A.   Exact name of trust:

                             FT 1409

B.   Name of depositor:

                     FIRST TRUST PORTFOLIOS L.P.

C.   Complete address of depositor's principal executive offices:

                      1001 Warrenville Road
                     Lisle, Illinois  60532

D.        Name and complete address of agents for service:

                                           Copy to:
     JAMES A. BOWEN                        ERIC F. FESS
     c/o First Trust Portfolios L.P.       c/o Chapman and Cutler LLP
     1001 Warrenville Road                 111 West Monroe Street
     Lisle, Illinois  60532                Chicago, Illinois 60603

E.   Title of Securities Being Registered:

     An indefinite number of Units pursuant to Rule 24f-2 promulgated under the Investment Company Act of 1940, as amended


F.   Approximate date of proposed sale to public:

     As soon as practicable after the effective date of the Registration Statement.

|XXX|Check box if it is proposed that this filing will become effective on June 29, 2007 at 2:00 p.m. pursuant to Rule 487.

                ________________________________



                  Dow(R) Target 5 3Q '07 - Term 9/30/08
                European Target 30 3Q '07 - Term 9/30/08
                 Global Target 15 3Q '07 - Term 9/30/08
               Nasdaq(R)  Target 15 3Q '07 - Term 9/30/08
              NYSE(R) Intl. Target 25 3Q '07 - Term 9/30/08
                   S&P Target 24 3Q '07 - Term 9/30/08
                S&P Target SMid 60 3Q '07 - Term 9/30/08
                   Target 50/50 3Q '07 - Term 9/30/08
                Target Divsd. Dvd. 3Q '07 - Term 9/30/08
             Target Dvd. Multi-Strat. 3Q '07 - Term 9/30/08
                   Target Growth 3Q '07 - Term 9/30/08
                 Target Small-Cap 3Q '07 - Term 9/30/08
              Target VIP Cons. Eqty. 3Q '07 - Term 9/30/08
          Value Line(R) Divsd. Target 40 3Q '07 - Term 9/30/08

                                 FT 1409

FT 1409 is a series of a unit investment trust, the FT Series. FT 1409 consists of 14 separate portfolios listed above (each, a "Trust," and collectively, the "Trusts"). Each Trust invests in a portfolio of common stocks ("Securities") selected by applying a specialized strategy. The objective of each Trust is to provide the potential for an above-average total return.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              FIRST TRUST (R)

                             1-800-621-1675


              The date of this prospectus is June 29, 2007

                                Table of Contents

Summary of Essential Information                         3
Fee Table                                                7
Report of Independent Registered Public Accounting Firm 10
Statements of Net Assets                                11
Schedules of Investments                                15
The FT Series                                           38
Portfolios                                              39
Risk Factors                                            46
Hypothetical Performance Information                    49
Public Offering                                         53
Distribution of Units                                   55
The Sponsor's Profits                                   56
The Secondary Market                                    57
How We Purchase Units                                   57
Expenses and Charges                                    57
Tax Status                                              58
Retirement Plans                                        61
Rights of Unit Holders                                  61
Income and Capital Distributions                        62
Redeeming Your Units                                    62
Investing in a New Trust                                63
Removing Securities from a Trust                        64
Amending or Terminating the Indenture                   65
Information on the Sponsor, Trustee,
   FTPS Unit Servicing Agent and Evaluator              65
Other Information                                       66

                        Summary of Essential Information

                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                          The Dow (R)      European         Global           The Nasdaq (R)
                                                          Target 5         Target 30        Target 15        Target 15
                                                          Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd
                                                          Quarter 2007     Quarter 2007     Quarter 2007     Quarter 2007
                                                          Series           Series           Series           Series
                                                          ______________  _______________   _______________  _______________
Initial Number of Units (1)                                  14,498           29,716           16,263           14,986
Fractional Undivided Interest in the Trust per Unit (1)    1/14,498         1/29,716         1/16,263         1/14,986
Public Offering Price:
Public Offering Price per Unit (2)                        $  10.000        $  10.000        $  10.000        $  10.000
   Less Initial Sales Charge per Unit (3)                     (.100)           (.100)           (.100)           (.100)
                                                          _________        _________        _________        _________
Aggregate Offering Price Evaluation of Securities per         9.900            9.900            9.900            9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                    (.145)           (.145)           (.145)           (.145)
                                                          _________        _________        _________        _________
Redemption Price per Unit (5)                                 9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)         (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                      (.029)           (.029)           (.020)           (.029)
                                                          _________        _________        _________        _________
Net Asset Value per Unit                                  $   9.676        $   9.676        $   9.685        $   9.676
                                                          =========        =========        =========        =========

Estimated Net Annual Distribution per Unit (6)            $   .3224        $   .1643        $   .3550        $   .0375
Cash CUSIP Number                                        30272G 250       30272K 806       30272G 300       30272G 359
Reinvestment CUSIP Number                                30272G 268       30272K 814       30272G 318       30272G 367
Fee Accounts Cash CUSIP Number                           30272G 276       30272K 822       30272G 326       30272G 375
Fee Accounts Reinvestment CUSIP Number                   30272G 284       30272K 830       30272G 334       30272G 383
FTPS CUSIP Number                                        30272G 292       30272K 848       30272G 342       30272G 391
Security Code                                                046071           046226           046031           046075
Ticker Symbol                                                FIVJYX           FEURJX           FGVLJX           FQNTQX

First Settlement Date                                                  July 5, 2007
Mandatory Termination Date (7)                                         September 30, 2008
Rollover Notification Date (8)                                         September 1, 2008
Special Redemption and Liquidation Period (8)                          September 15, 2008 to September 30, 2008
Distribution Record Date                                               Fifteenth day of each month, commencing July 15, 2007.
Distribution Date (6)                                                  Last day of each month, commencing July 31, 2007.

____________

See "Notes to Summary of Essential Information" on page 6.

                        Summary of Essential Information

                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                          NYSE (R)
                                                          International    The S&P          S&P
                                                          Target 25        Target 24        Target SMid 60   Target 50/50
                                                          Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd
                                                          Quarter 2007     Quarter 2007     Quarter 2007     Quarter 2007
                                                          Series           Series           Series           Series
                                                          ______________   ______________   ______________   ______________
Initial Number of Units (1)                                  14,499           14,498           14,505           36,544
Fractional Undivided Interest in the Trust per Unit (1)    1/14,499         1/14,498         1/14,505         1/36,544
Public Offering Price:
Public Offering Price per Unit (2)                         $ 10.000         $ 10.000         $ 10.000         $ 10.000
   Less Initial Sales Charge per Unit (3)                     (.100)           (.100)           (.100)           (.100)
                                                           ________         ________         ________         ________
Aggregate Offering Price Evaluation of Securities per         9.900            9.900            9.900            9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                    (.145)           (.145)           (.145)           (.145)
                                                           ________         ________         ________         ________
Redemption Price per Unit (5)                                 9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)         (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                      (.020)           (.029)           (.029)           (.020)
                                                           ________         ________         ________         ________
Net Asset Value per Unit                                   $  9.685         $  9.676         $  9.676         $  9.685
                                                           ========         ========         ========         ========
Estimated Net Annual Distribution per Unit (6)             $  .2336         $  .0998         $  .1172         $  .2193
Cash CUSIP Number                                        30272G 409       30272G 458       30272G 508       30272G 557
Reinvestment CUSIP Number                                30272G 417       30272G 466       30272G 516       30272G 565
Fee Accounts Cash CUSIP Number                           30272G 425       30272G 474       30272G 524       30272G 573
Fee Accounts Reinvestment CUSIP Number                   30272G 433       30272G 482       30272G 532       30272G 581
FTPS CUSIP Number                                        30272G 441       30272G 490       30272G 540       30272G 599
Security Code                                                046079           046084           045996           046037
Ticker Symbol                                                FINQRX           FTEUQX           FMDQJX           FIFQRX

First Settlement Date                                                 July 5, 2007
Mandatory Termination Date (7)                                        September 30, 2008
Rollover Notification Date (8)                                        September 1, 2008
Special Redemption and Liquidation Period (8)                         September 15, 2008 to September 30, 2008
Distribution Record Date                                              Fifteenth day of each month, commencing July 15, 2007.
Distribution Date (6)                                                 Last day of each month, commencing July 31, 2007.

____________

See "Notes to Summary of Essential Information" on page 6.

                        Summary of Essential Information

                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007

                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                           Target
                                                           Diversified      Target Dividend
                                                           Dividend         Multi-Strategy   Target Growth    Target Small-Cap
                                                           Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd   Portfolio, 3rd
                                                           Quarter 2007     Quarter 2007     Quarter 2007     Quarter 2007
                                                           Series           Series           Series           Series
                                                           ______________   _______________  ______________   ________________
Initial Number of Units (1)                                   14,502           45,911           14,495           14,498
Fractional Undivided Interest in the Trust per Unit (1)     1/14,502         1/45,911         1/14,495         1/14,498
Public Offering Price:
Public Offering Price per Unit (2)                         $  10.000          $10.000          $10.000          $10.000
   Less Initial Sales Charge per Unit (3)                      (.100)           (.100)           (.100)           (.100)
                                                           _________        _________        _________        _________
Aggregate Offering Price Evaluation of Securities per          9.900            9.900            9.900            9.900
Unit (4)
   Less Deferred Sales Charge per Unit (3)                     (.145)           (.145)           (.145)           (.145)
                                                           _________        _________        _________        _________
Redemption Price per Unit (5)                                  9.755            9.755            9.755            9.755
    Less Creation and Development Fee per Unit (3)(5)          (.050)           (.050)           (.050)           (.050)
    Less Organization Costs per Unit (5)                       (.020)           (.029)           (.029)           (.029)
                                                           _________        _________        _________        _________
Net Asset Value per Unit                                    $  9.685        $   9.676         $  9.676         $  9.676
                                                           =========        =========        =========        =========

Estimated Net Annual Distribution per Unit (6)              $  .3188        $   .3422         $  .0474         $  .0234
Cash CUSIP Number                                         30272G 607       30272K 301       30272G 656       30272G 706
Reinvestment CUSIP Number                                 30272G 615       30272K 319       30272G 664       30272G 714
Fee Accounts Cash CUSIP Number                            30272G 623       30272K 327       30272G 672       30272G 722
Fee Accounts Reinvestment CUSIP Number                    30272G 631       30272K 335       30272G 680       30272G 730
FTPS CUSIP Number                                         30272G 649       30272K 343       30272G 698       30272G 748
Security Code                                                 046153           046173           046089           046094
Ticker Symbol                                                 FDDJQX           FDMSRX           FTAGRX           FSMCPX

First Settlement Date                                                 July 5, 2007
Mandatory Termination Date (7)                                        September 30, 2008
Rollover Notification Date (8)                                        September 1, 2008
Special Redemption and Liquidation Period (8)                         September 15, 2008 to September 30, 2008
Distribution Record Date                                              Fifteenth day of each month, commencing July 15, 2007.
Distribution Date (6)                                                 Last day of each month, commencing July 31, 2007.

____________

See "Notes to Summary of Essential Information" on page 6.

                        Summary of Essential Information

                                 FT 1409


 At the Opening of Business on the Initial Date of Deposit-June 29, 2007


                   Sponsor:   First Trust Portfolios L.P.
                   Trustee:   The Bank of New York
 FTPS Unit Servicing Agent:   FTP Services LLC
                 Evaluator:   First Trust Advisors L.P.

                                                                                          Target VIP        Value Line(R)
                                                                                          Conservative      Diversified
                                                                                          Equity            Target 40
                                                                                          Portfolio, 3rd    Portfolio, 3rd
                                                                                          Quarter 2007      Quarter 2007
                                                                                          Series            Series
                                                                                          ____________      ____________
Initial Number of Units (1)                                                                  41,459            14,502
Fractional Undivided Interest in the Trust per Unit (1)                                    1/41,459          1/14,502
Public Offering Price:
Public Offering Price per Unit (2)                                                         $ 10.000          $ 10.000
   Less Initial Sales Charge per Unit (3)                                                     (.100)            (.100)

                                                                                          _________         _________
Aggregate Offering Price Evaluation of Securities per Unit (4)                                9.900             9.900
   Less Deferred Sales Charge per Unit (3)                                                    (.145)            (.145)
                                                                                          _________         _________
Redemption Price per Unit (5)                                                                 9.755             9.755
    Less Creation and Development Fee per Unit (3)(5)                                         (.050)            (.050)
    Less Organization Costs per Unit (5)                                                      (.029)            (.029)
                                                                                          _________         _________
Net Asset Value per Unit                                                                   $  9.676          $  9.676
                                                                                          =========         =========
Estimated Net Annual Distribution per Unit (6)                                             $  .1343          $  .0325
Cash CUSIP Number                                                                        30272G 805        30272H 100
Reinvestment CUSIP Number                                                                30272G 813        30272H 118
Fee Accounts Cash CUSIP Number                                                           30272G 821        30272H 126
Fee Accounts Reinvestment CUSIP Number                                                   30272G 839        30272H 134
FTPS CUSIP Number                                                                        30272G 847        30272H 142
Security Code                                                                                046099            046104
Ticker Symbol                                                                                FVEQQX            FDVFRX

First Settlement Date                                                 July 5, 2007
Mandatory Termination Date (7)                                        September 30, 2008
Rollover Notification Date (8)                                        September 1, 2008
Special Redemption and Liquidation Period (8)                         September 15, 2008 to September 30, 2008
Distribution Record Date                                              Fifteenth day of each month, commencing July 15, 2007.
Distribution Date (6)                                                 Last day of each month, commencing July 31, 2007.

____________

(1) As of the close of business on July 2, 2007, we may adjust the number of Units of a Trust so that the Public Offering Price per Unit will equal approximately $10.00. If we make such an adjustment, the fractional undivided interest per Unit will vary from the amounts indicated above.

(2) The Public Offering Price shown above reflects the value of the Securities on the business day prior to the Initial Date of Deposit. No investor will purchase Units at this price. The price you pay for your Units will be based on their valuation at the Evaluation Time on the date you purchase your Units. On the Initial Date of Deposit, the Public Offering Price per Unit will not include any accumulated dividends on the Securities. After this date, a pro rata share of any accumulated dividends on the Securities will be included.

(3) You will pay a maximum sales charge of 2.95% of the Public Offering Price per Unit (equivalent to 2.98% of the net amount invested) which consists of an initial sales charge, a deferred sales charge and a creation and development fee. The sales charges are described in the "Fee Table."

(4) Each listed Security is valued at its last closing sale price on the relevant stock exchange at the Evaluation Time on the business day prior to the Initial Date of Deposit. If a Security is not listed, or if no closing sale price exists, it is generally valued at its closing ask price on such date. See "Public Offering-The Value of the Securities." The value of foreign Securities trading in non-U.S. currencies is determined by converting the value of such Securities to their U.S. dollar equivalent based on the currency exchange rate for the currency in which a Security is generally denominated at the Evaluation Time on the business day prior to the Initial Date of Deposit. Evaluations for purposes of determining the purchase, sale or redemption price of Units are made as of the close of trading on the New York Stock Exchange ("NYSE") (generally 4:00 p.m. Eastern time) on each day on which it is open (the "Evaluation Time").

(5) The creation and development fee and estimated organization costs per Unit will be deducted from the assets of a Trust at the end of the initial offering period. If Units are redeemed prior to the close of the initial offering period, these fees will not be deducted from the redemption proceeds. See "Redeeming Your Units."

(6) We base our estimate of the dividends a Trust will receive from the Securities by annualizing the most recent dividends declared by the issuers of the Securities. There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time. Due to this, and various other factors, actual dividends received from the Securities may be less than their most recent annualized dividends. In this case, the actual net annual distribution you receive will be less than the estimated amount set forth above. The actual net annual distribution per Unit you receive will also vary from that set forth above with changes in a Trust's fees and expenses and with the sale of Securities. See "Fee Table" and "Expenses and Charges." The Trustee will distribute money from the Income and Capital Accounts, as determined at the monthly Record Date, monthly on the last day of each month to Unit holders of record on the fifteenth day of such month provided the aggregate amount, exclusive of sale proceeds, in the Income and Capital Accounts available for distribution equals at least 0.1% of the net asset value of a Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, equals or exceeds 0.1% of the net asset value of a Trust. Distributions of sale proceeds from the Capital Account will be made monthly on the last day of the month to Unit holders of record on the fifteenth day of such month if the amount available for distribution equals at least $1.00 per 100 Units. See "Income and Capital Distributions." At the rollover date for Rollover Unit holders or upon termination of a Trust for Remaining Unit holders, amounts in the Income Account (which consist of dividends on the Securities) will be included in amounts distributed to Unit holders.

(7) See "Amending or Terminating the Indenture."

(8)See "Investing in a New Trust."

                                    Fee Table

This Fee Table describes the fees and expenses that you may, directly or indirectly, pay if you buy and hold Units of a Trust. See "Public
Offering" and "Expenses and Charges." Although the Trusts have a term of approximately 15 months and are unit investment trusts rather than mutual funds, this information allows you to compare fees.

                                                          The Dow(R)                  European                      Global
                                                      Target 5 Portfolio          Target 30 Portfolio         Target 15 Portfolio
                                                    3rd Quarter 2007 Series     3rd Quarter 2007 Series     3rd Quarter 2007 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum Sales Charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290         .200%(d)     $.0200
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .144%(f)     $.0144         .370%(f)     $.0370         .203%(f)     $.0203
                                                   -----        ------         -----        ------         -----        ------
Total                                              .204%        $.0204         .430%        $.0430         .263%        $.0263
                                                   =====        ======         =====        ======         =====        ======

                                                        The Nasdaq(R)              NYSE(R) International        The S&P Target 24
                                                      Target 15 Portfolio          Target 25 Portfolio              Portfolio
                                                    3rd Quarter 2007 Series     3rd Quarter 2007 Series     3rd Quarter 2007 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum Sales Charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .200%(d)     $.0200         .290%(d)     $.0290
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .154%(f)     $.0154         .154%(f)     $.0154         .164%(f)     $.0164
                                                   -----        ------         -----        ------         -----        ------
Total                                              .214%        $.0214         .214%        $.0214         .224%        $.0224
                                                   =====        ======         =====        ======         =====        ======

                                                      S&P Target SMid 60            Target 50/50              Target Diversified
                                                          Portfolio                   Portfolio                Dividend Portfolio
                                                    3rd Quarter 2007 Series     3rd Quarter 2007 Series     3rd Quarter 2007 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum Sales Charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .200%(d)     $.0200         .200%(d)     $.0200
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .149%(f)     $.0149         .305%         .0305         .114%(f)     $.0114
                                                   -----        ------         -----        ------         -----        ------
Total                                              .209%        $.0209         .365%        $.0365         .174%        $.0174
                                                   =====        ======         =====        ======         =====        ======


                                                       Target Dividend               Target Growth             Target Small-Cap
                                                    Multi-Strategy Portfolio          Portfolio                    Portfolio
                                                    3rd Quarter 2007 Series     3rd Quarter 2007 Series     3rd Quarter 2007 Series
                                                    -----------------------     -----------------------     -----------------------
                                                                Amount                      Amount                      Amount
                                                                per Unit                    per Unit                    per Unit
                                                                --------                    --------                    --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                               1.00%(a)     $.100          1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                              1.45%(b)     $.145          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                       0.50%(c)     $.050          0.50%(c)     $.050          0.50%(c)     $.050
                                                   -----        ------         -----        ------         -----        ------
Maximum Sales Charge
(including creation and development fee)           2.95%        $.295          2.95%        $.295          2.95%        $.295
                                                   =====        ======         =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                       .290%(d)     $.0290         .290%(d)     $.0290         .290%(d)     $.0290
                                                   =====        ======         =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                       .060%        $.0060         .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses         .392%(f)     $.0392         .114%(f)     $.0114         .114%(f)     $.0114
                                                   -----        ------         -----        ------         -----        ------
Total                                              .452%        $.0452         .174%        $.0174         .174%        $.0174
                                                   =====        ======         =====        ======         =====        ======

                                                                                     Target VIP
                                                                                 Conservative Equity      Value Line(R) Diversified
                                                                                      Portfolio               Target 40 Portfolio
                                                                               3rd Quarter 2007 Series     3rd Quarter 2007 Series
                                                                               -----------------------     -----------------------
                                                                                            Amount                     Amount
                                                                                            per Unit                   per Unit
                                                                                            --------                   --------
UNIT HOLDER SALES FEES
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)

MAXIMUM SALES CHARGE
Initial sales charge                                                           1.00%(a)     $.100          1.00%(a)     $.100
Deferred sales charge                                                          1.45%(b)     $.145          1.45%(b)     $.145
Creation and development fee                                                   0.50%(c)     $.050          0.50%(c)     $.050
                                                                               -----        ------         -----        ------
Maximum Sales Charge
(including creation and development fee)                                       2.95%        $.295          2.95%        $.295
                                                                               =====        ======         =====        ======

ORGANIZATION COSTS
(AS A PERCENTAGE OF PUBLIC OFFERING PRICE)
Estimated organization costs                                                   .290%(d)     $.0290         .290%(d)     $.0290
                                                                               =====        ======         =====        ======

ESTIMATED ANNUAL TRUST OPERATING EXPENSES(E)
(AS A PERCENTAGE OF AVERAGE NET ASSETS)
Portfolio supervision, bookkeeping,
    administrative, evaluation and
    FTPS Unit servicing fees                                                   .060%        $.0060         .060%        $.0060
Trustee's fee and other operating expenses                                     .268%(f)     $.0268         .264%(f)     $.0264
                                                                               -----        ------         -----        ------
Total                                                                          .328%        $.0323         .324%        $.0324
                                                                               =====        ======         =====        ======

                                 Example

This example is intended to help you compare the cost of investing in a Trust with the cost of investing in other investment products. The example assumes that you invest $10,000 in a Trust, the principal amount and distributions are rolled every 15 months into a New Trust, you are subject to a reduced transactional sales charge, and you sell your Units at the end of the periods shown. The example also assumes a 5% return on your investment each year and that a Trust's operating expenses stay the same. The example does not take into consideration transaction fees which may be charged by certain broker/dealers for processing redemption requests. Although your actual costs may vary, based on these assumptions your costs, assuming you held your Units for the periods shown, would be:

                                                                            1 Year     3 Years    5 Years    10 Years
                                                                            ______     _______    _______    ________
The Dow (R)Target 5Portfolio, 3rd Quarter 2007 Series                       $344       $847       $1,131     $2,322
European Target 30 Portfolio, 3rd Quarter 2007 Series                        367        914        1,244      2,554
Global Target 15 Portfolio, 3rd Quarter 2007 Series                          341        838        1,125      2,311
The Nasdaq (R) Target 15 Portfolio, 3rd Quarter 2007 Series                  345        850        1,136      2,333
NYSE (R) International Target 25 Portfolio, 3rd Quarter 2007 Series          336        823        1,100      2,260
The S&P Target 24 Portfolio, 3rd Quarter 2007 Series                         346        853        1,141      2,343
S&P Target SMid 60 Portfolio, 3rd Quarter 2007 Series                        345        849        1,133      2,328
Target 50/50 Portfolio, 3rd Quarter 2007 Series                              352        868        1,176      2,416
Target Diversified Dividend Portfolio, 3rd Quarter 2007 Series               332        811        1,080      2,218
Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2007 Series            369        921        1,255      2,576
Target Growth Portfolio, 3rd Quarter 2007 Series                             341        838        1,115      2,291
Target Small-Cap Portfolio, 3rd Quarter 2007 Series                          341        838        1,115      2,291
Target VIP Conservative Equity Portfolio, 3rd Quarter 2007 Series            357        884        1,193      2,450
Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2007 Series       356        883        1,191      2,446

_____________

(a)The combination of the initial and deferred sales charge comprises what we refer to as the "transactional sales charge." The initial sales charge is actually equal to the difference between the maximum sales charge of 2.95% and the sum of any remaining deferred sales charge and creation and development fee.

(b)The deferred sales charge is a fixed dollar amount equal to $.145 per Unit which, as a percentage of the Public Offering Price, will vary over time. The deferred sales charge will be deducted in three monthly installments commencing October 19, 2007.

(c)The creation and development fee compensates the Sponsor for creating and developing the Trusts. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period which is expected to be approximately three months from the Initial Date of Deposit. If the price you pay for your Units exceeds $10 per Unit, the creation and development fee will be less than 0.50%; if the price you pay for your Units is less than $10 per Unit, the creation and development fee will exceed 0.50%.

(d) Estimated organization costs will be deducted from the assets of each Trust at the end of the initial offering period.

(e)Each of the fees listed herein is assessed on a fixed dollar amount per Unit basis which, as a percentage of average net assets, will vary over time.

(f)Other operating expenses for certain Trusts include estimated per Unit costs associated with a license fee as described in "Expenses and Charges," but do not include brokerage costs and other portfolio transaction fees for any of the Trusts. In certain circumstances the Trusts may incur additional expenses not set forth above. See "Expenses and Charges."

                              Report of Independent
                        Registered Public Accounting Firm

The Sponsor, First Trust Portfolios L.P., and Unit Holders
FT 1409


We have audited the accompanying statements of net assets, including the schedules of investments, of FT 1409, comprising Dow(R) Target 5 3Q '07 -
 Term 9/30/08 (The Dow(R) Target 5 Portfolio, 3rd Quarter 2007 Series); European Target 30 3Q '07 - Term 9/30/08 (European Target 30 Portfolio, 3rd Quarter 2007 Series); Global Target 15 3Q '07 - Term 9/30/08 (Global Target 15 Portfolio, 3rd Quarter 2007 Series); Nasdaq(R) Target 15 3Q
'07 - Term 9/30/08 (The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2007 Series); NYSE(R) Intl. Target 25 3Q '07 - Term 9/30/08 (NYSE(R) International Target 25 Portfolio, 3rd Quarter 2007 Series); S&P Target 24 3Q '07 - Term 9/30/08 (The S&P Target 24 Portfolio, 3rd Quarter 2007 Series); S&P Target SMid 60 3Q '07 - Term 9/30/08 (S&P Target SMid 60 Portfolio, 3rd Quarter 2007 Series); Target 50/50 3Q '07 - Term 9/30/08 (Target 50/50 Portfolio, 3rd Quarter 2007 Series); Target Divsd. Dvd. 3Q '07 - Term 9/30/08 (Target Diversified Dividend Portfolio, 3rd Quarter 2007 Series); Target Dvd. Multi-Strat. 3Q '07 - Term 9/30/08 (Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2007 Series); Target Growth 3Q '07 - Term 9/30/08 (Target Growth Portfolio, 3rd Quarter 2007 Series); Target Small-Cap 3Q '07 - Term 9/30/08 (Target Small-Cap Portfolio, 3rd Quarter 2007 Series); Target VIP Cons. Eqty. 3Q '07 -
Term 9/30/08 (Target VIP Conservative Equity Portfolio, 3rd Quarter 2007 Series); and Value Line(R) Divsd. Target 40 3Q '07 - Term 9/30/08 (Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2007 Series) (collectively, the "Trusts"), as of the opening of business on June 29, 2007 (Initial Date of Deposit). These statements of net assets are the responsibility of the Trusts' Sponsor. Our responsibility is to express an opinion on these statements of net assets based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements of net assets are free of material misstatement. The Trusts are not required to have, nor were we engaged to perform, audits of the Trusts' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing opinions on the effectiveness of the Trusts' internal control over financial reporting. Accordingly, we express no such opinions. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of net assets, assessing the accounting principles used and significant estimates made by the Trusts' Sponsor, as well as evaluating the overall presentation of the statements of net assets. Our procedures included confirmation of the irrevocable letter of credit held by The Bank of New York, the Trustee, and allocated among the Trusts for the purchase of Securities, as shown in the statements of net assets, as of the opening of business on June 29, 2007, by correspondence with the Trustee. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the statements of net assets referred to above present fairly, in all material respects, the financial position of FT 1409, comprising Dow(R) Target 5 3Q '07 - Term 9/30/08 (The Dow(R) Target 5 Portfolio, 3rd Quarter 2007 Series); European Target 30 3Q '07 - Term 9/30/08 (European Target 30 Portfolio, 3rd Quarter 2007 Series); Global Target 15 3Q '07 - Term 9/30/08 (Global Target 15 Portfolio, 3rd Quarter 2007 Series); Nasdaq(R) Target 15 3Q '07 - Term 9/30/08 (The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2007 Series); NYSE(R) Intl. Target 25 3Q '07 - Term 9/30/08 (NYSE(R) International Target 25 Portfolio, 3rd Quarter 2007 Series); S&P Target 24 3Q '07 - Term 9/30/08 (The S&P Target 24 Portfolio, 3rd Quarter 2007 Series); S&P Target SMid 60 3Q '07
- Term 9/30/08 (S&P Target SMid 60 Portfolio, 3rd Quarter 2007 Series); Target 50/50 3Q '07 - Term 9/30/08 (Target 50/50 Portfolio, 3rd Quarter 2007 Series); Target Divsd. Dvd. 3Q '07 - Term 9/30/08 (Target Diversified Dividend Portfolio, 3rd Quarter 2007 Series); Target Dvd. Multi-Strat. 3Q '07 - Term 9/30/08 (Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2007 Series); Target Growth 3Q '07 - Term 9/30/08 (Target Growth Portfolio, 3rd Quarter 2007 Series); Target Small-Cap 3Q '07 - Term 9/30/08 (Target Small-Cap Portfolio, 3rd Quarter 2007 Series); Target VIP Cons. Eqty. 3Q '07 - Term 9/30/08 (Target VIP Conservative Equity Portfolio, 3rd Quarter 2007 Series); and Value Line(R) Divsd. Target 40 3Q '07 - Term 9/30/08 (Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2007 Series), as of the opening of business on June 29, 2007 (Initial Date of Deposit) in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


Chicago, Illinois
June 29, 2007

                            Statements of Net Assets

                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007




                                                                        European                              The Nasdaq (R)
                                                     The Dow (R)        Target 30          Global Target 15   Target 15
                                                     Target 5 Portfolio Portfolio          Portfolio          Portfolio
                                                     3rd Quarter        3rd Quarter        3rd Quarter        3rd Quarter
                                                     2007 Series        2007 Series        2007 Series        2007 Series
                                                     _____________      _____________      _____________      _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                     $143,530           $294,186           $161,005           $148,363
Less liability for reimbursement to Sponsor
   for organization costs (3)                            (420)              (862)              (325)              (435)
Less liability for deferred sales charge (4)           (2,102)            (4,309)            (2,358)            (2,173)
Less liability for creation and development fee (5)      (725)            (1,486)              (813)              (749)
                                                     ________           ________            ________           _______
Net assets                                           $140,283           $287,529            $157,509           $145,006
                                                     ========           ========            ========           =======
Units outstanding                                      14,498             29,716              16,263             14,986
Net asset value per Unit (6)                         $  9.676           $  9.676            $  9.685           $  9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                                $144,980           $297,157            $162,632           $149,862
Less maximum sales charge (7)                          (4,277)            (8,766)             (4,798)            (4,421)
Less estimated reimbursement to Sponsor
   for organization costs (3)                            (420)              (862)               (325)              (435)
                                                     ________           _______             ________           ________
Net assets                                           $140,283           $287,529            $157,509           $145,006
                                                     ========           =======             ========           ========

__________

See "Notes to Statements of Net Assets" on page 14.

                            Statements of Net Assets

                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                    NYSE (R)
                                                    International        The S&P              S&P                  Target 50/50
                                                    Target 25            Target 24            Target SMid 60       Portfolio
                                                    Portfolio, 3rd       Portfolio, 3rd       Portfolio, 3rd       3rd Quarter
                                                    Quarter 2007 Series  Quarter 2007 Series  Quarter 2007 Series  2007 Series
                                                    _____________        _____________        _____________        _____________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                    $143,542             $143,534             $143,601            $361,783
Less liability for reimbursement to Sponsor
   for organization costs (3)                          (290)                (420)                (421)               (731)
Less liability for deferred sales charge (4)         (2,102)              (2,102)              (2,103)             (5,299)
Less liability for creation and development fee (5)    (725)                (725)                (725)             (1,827)

                                                    ________             ________             ________            ________
Net assets                                          $140,425             $140,287             $140,352            $353,926
                                                    ========             ========             ========            ========
Units outstanding                                    14,499                14,498               14,505              36,544
Net asset value per Unit (6)                        $ 9.685              $  9.676              $ 9.676            $  9.685

ANALYSIS OF NET ASSETS
Cost to investors (7)                               $144,992             $144,984             $145,052            $365,437
Less maximum sales charge (7)                         (4,277)              (4,277)              (4,279)            (10,780)
Less estimated reimbursement to Sponsor
   for organization costs (3)                          (290)                (420)                (421)                (731)
                                                    ________             ________             ________            ________
Net assets                                          $140,425             $140,287             $140,352            $353,926
                                                    ========             ========             ========            ========
__________

See "Notes to Statements of Net Assets" on page 14.

                            Statements of Net Assets

                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                           Target Dividend
                                                      Target Diversified   Multi-Strategy     Target Growth      Target Small-Cap
                                                      Dividend Portfolio   Portfolio          Portfolio          Portfolio
                                                      3rd Quarter          3rd Quarter        3rd Quarter        3rd Quarter
                                                      2007 Series          2007 Series        2007 Series        2007 Series
                                                      __________________   _______________   _______________    _________________
NET ASSETS
Investment in Securities represented
   by purchase contracts (1) (2)                      $143,570             $454,521           $143,499           $143,529
Less liability for reimbursement to Sponsor
   for organization costs (3)                             (290)              (1,331)              (420)              (420)
Less liability for deferred sales charge (4)            (2,103)              (6,657)            (2,102)            (2,102)
Less liability for creation and development fee (5)       (725)              (2,296)              (725)              (725)
                                                      ________             ________           ________           ________
Net assets                                            $140,452             $444,237           $140,252           $140,282
                                                      ========             ========           ========           ========
Units outstanding                                       14,502               45,911             14,495             14,498
Net asset value per Unit (6)                          $  9.685              $ 9.676           $  9.676           $  9.676

ANALYSIS OF NET ASSETS
Cost to investors (7)                                 $145,020             $459,112           $144,948           $144,979
Less maximum sales charge (7)                           (4,278)             (13,544)           (4,276)            (4,277)
Less estimated reimbursement to Sponsor
   for organization costs (3)                             (290)              (1,331)             (420)              (420)
                                                      ________             ________           ________           ________
Net assets                                            $140,452             $444,237           $140,252           $140,282
                                                      ========             ========           ========           ========

__________

See "Notes to Statements of Net Assets" on page 14.

                            Statements of Net Assets

                                 FT 1409


 At the Opening of Business on the Initial Date of Deposit-June 29, 2007


                                                                                 Target VIP            Value Line(R)
                                                                                 Conservative Equity   Diversified Target 40
                                                                                 Portfolio, 3rd        Portfolio, 3rd
                                                                                 Quarter 2007 Series   Quarter 2007 Series
                                                                                 ___________________   ___________________
NET ASSETS
Investment in Securities represented by purchase contracts (1) (2)               $410,444              $143,574
Less liability for reimbursement to Sponsor for organization costs (3)             (1,202)                 (421)
Less liability for deferred sales charge (4)                                       (6,012)               (2,103)
Less liability for creation and development fee (5)                                (2,073)                 (725)
                                                                                 ________              ________
Net assets                                                                       $401,157              $140,325
                                                                                 ========              ========

Units outstanding                                                                  41,459                14,502
Net asset value per Unit (6)                                                     $  9.676              $  9.676
ANALYSIS OF NET ASSETS
Cost to investors (7)                                                            $414,589              $145,024
Less maximum sales charge (7)                                                     (12,230)               (4,278)
Less estimated reimbursement to Sponsor for organization costs (3)                 (1,202)                 (421)
                                                                                 ________              ________
Net assets                                                                       $401,157              $140,325
                                                                                 ========              ========
__________

                    NOTES TO STATEMENTS OF NET ASSETS

The Sponsor is responsible for the preparation of financial statements in accordance with accounting principles generally accepted in the United States which require the Sponsor to make estimates and assumptions that affect amounts reported herein. Actual results could differ from those estimates.

(1) Each Trust invests in a diversified portfolio of common stocks. Aggregate cost of the Securities listed under "Schedule of Investments" for each Trust is based on their aggregate underlying value. Each Trust has a Mandatory Termination Date of September 30, 2008.

(2) An irrevocable letter of credit for approximately $3,300,000 issued by The Bank of New York (approximately $150,000 will be allocated to each of The Dow(R) Target 5 Portfolio, 3rd Quarter 2007 Series; NYSE(R) International Target 25 Portfolio, 3rd Quarter 2007 Series; The S&P Target 24 Portfolio, 3rd Quarter 2007 Series; S&P Target SMid 60 Portfolio, 3rd Quarter 2007 Series; Target Diversified Dividend Portfolio, 3rd Quarter 2007 Series; Target Growth Portfolio, 3rd Quarter 2007 Series; Target Small-Cap Portfolio, 3rd Quarter 2007 Series; and Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2007 Series; and approximate $160,000 will be allocated to The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2007 Series; and approximately $190,000 will be allocated to the Global Target 15 Portfolio, 3rd Quarter 2007 Series; and approximately $350,000 will be allocated to European Target 30 Portfolio, 3rd Quarter 2007 Series; and approximately $400,000 will be allocated to Target 50/50 Portfolio, 3rd Quarter 2007 Series; and approximately $500,000 will be allocated to each of Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2007 Series and Target VIP Conservative Equity Portfolio, 3rd Quarter 2007 Series) has been deposited with the Trustee as collateral, covering the monies necessary for the purchase of the Securities according to their purchase contracts.

(3) A portion of the Public Offering Price consists of an amount sufficient to reimburse the Sponsor for all or a portion of the costs of establishing the Trusts. The per Unit costs have been estimated as set forth in the Fee Table. A payment will be made at the end of the initial offering period to an account maintained by the Trustee from which the obligation of the investors to the Sponsor will be satisfied. To the extent that actual organization costs of a Trust are greater than the estimated amount, only the estimated organization costs added to the Public Offering Price will be reimbursed to the Sponsor and deducted from the assets of such Trust.

(4) Represents the amount of mandatory deferred sales charge distributions of $.145 per Unit, payable to the Sponsor in three approximately equal monthly installments beginning on October 19, 2007 and on the twentieth day of each month thereafter (or if such date is not a business day, on the preceding business day) through December 20, 2007. If Unit holders redeem Units before December 20, 2007 they will have to pay the remaining amount of the deferred sales charge applicable to such Units when they redeem them.

(5) The creation and development fee ($.050 per Unit for each Trust) is payable by a Trust on behalf of Unit holders out of assets of a Trust at the end of a Trust's initial offering period. If Units are redeemed prior to the close of the initial offering period, the fee will not be deducted from the proceeds.

(6) Net asset value per Unit is calculated by dividing a Trust's net assets by the number of Units outstanding. This figure includes organization costs and the creation and development fee, which will only be assessed to Units outstanding at the close of the initial offering period.

(7) The aggregate cost to investors in a Trust includes a maximum sales charge (comprised of an initial and a deferred sales charge and the creation and development fee) computed at the rate of 2.95% of the Public Offering Price (equivalent to 2.98% of the net amount invested, exclusive of the deferred sales charge and the creation and development fee), assuming no reduction of the maximum sales charge as set forth under "Public Offering."

                             Schedule of Investments

         The Dow(R) Target 5 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                               Percentage
                                                               of Aggregate   Number     Market      Cost of         Current
Ticker Symbol and                                              Offering       of         Value per   Securities to   Dividend
Name of Issuer of Securities (1)(5)                            Price          Shares     Share       the Trust (2)   Yield (3)
_______________________________                                _________      ______     _______     _________       _________
T        AT&T Inc.                                               20%            705      $ 40.74     $ 28,722         3.49%
GE       General Electric Company                                20%            753        38.12       28,704         2.94%
JPM      JPMorgan Chase & Co.                                    20%            586        48.96       28,690         3.10%
PFE      Pfizer Inc.                                             20%          1,120        25.63       28,706         4.53%
VZ       Verizon Communications Inc.                             20%            699        41.07       28,708         3.94%
                                                               _______                               ________
              Total Investments                                 100%                                 $143,530
                                                               =======                               ========

___________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

          European Target 30 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


 At the Opening of Business on the Initial Date of Deposit-June 29, 2007


                                                                      Percentage                   Market      Cost of
Ticker Symbol and                                                     of Aggregate     Number      Value per   Securities to
Name of Issuer of Securities (1)(5) #                                 Offering Price   of Shares   Share       the Trust (2)
____________________________________                                  ____________     ______      _________   _____________
Austria (6.66%):
OMV AV      OMV AG                                                     3.34%            148        $ 66.28     $  9,809
VOE AV      voestalpine AG                                             3.32%            121          80.80        9,776

Belgium (3.34%):
GBL BB      Groupe Bruxelles Lambert S.A.                              3.34%             80          122.73       9,818

Finland (3.33%):
STERV FH    Stora Enso Oyj                                             3.33%            512          19.12        9,790

France (19.99%):
AF FP       Air France-KLM                                             3.33%            213          46.01        9,801
SGO FP      Compagnie de Saint-Gobain S.A.                             3.33%             88         111.27        9,792
UG FP       PSA Peugeot Citroen S.A.                                   3.33%            122          80.25        9,790
RNO FP      Renault S.A.                                               3.36%             62         159.59        9,894
UL FP       Unibail-Rodamco                                            3.30%             37         261.92        9,691
VIV FP      Vivendi                                                    3.34%            229          42.88        9,819

Germany (23.28%):
BAS GY      BASF AG                                                    3.34%             77         127.66        9,830
BMW GY      Bayerische Motoren Werke (BMW) AG                          3.32%            152          64.27        9,770
DCX GY      DaimlerChrysler AG                                         3.34%            108          91.03        9,831
EOA GY      E.ON AG                                                    3.31%             59         165.10        9,741
LIN GY      Linde AG                                                   3.34%             83         118.50        9,836
TKA GY      ThyssenKrupp AG                                            3.32%            166          58.87        9,773
VOW GY      Volkswagen AG                                              3.31%             62         157.08        9,739

Italy (3.33%):
EDN IM      Edison S.p.A.                                              3.33%          3,029           3.24        9,800

The Netherlands (9.98%):
MT NA       Arcelor Mittal                                             3.32%            156          62.69        9,779
PHIA NA     Koninklijke (Royal) Philips Electronics N.V.               3.33%            231          42.42        9,799
RDSA NA     Royal Dutch Shell Class A                                  3.33%            244          40.14        9,795

Norway (3.17%):
ORK NO      Orkla ASA                                                  3.17%            500          18.66        9,330

Spain (6.70%):
ANA SM      Acciona S.A.                                               3.37%             36          275.25       9,909
REP SM      Repsol YPF, S.A.                                           3.33%            251           38.97       9,782

Sweden (3.56%):
INVEB SS    Investor AB                                                3.56%            400           26.19      10,475

Switzerland (3.34%):
HOLN VX     Holcim Ltd.                                                3.34%             92         106.89        9,834

United Kingdom (13.32%):
BLT LN      BHP Billiton Plc                                           3.33%            353          27.76        9,799
BLND LN     British Land Company Plc                                   3.33%            359          27.28        9,793
LAND LN     Land Securities Group Plc                                  3.33%            280          34.97        9,791
RR/ LN      Rolls-Royce Group Plc *                                    3.33%            918          10.67        9,800
                                                                      _______                                  ________
                 Total Investments                                    100.00%                                  $294,186
                                                                      =======                                  ========
___________

See "Notes to Schedules of Investments" on page 36.

                         Schedule of Investments

           Global Target 15 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                      Percentage                         Cost of
                                                                      of Aggregate  Number    Market     Securities  Current
Ticker Symbol and                                                     Offering      of        Value per  to the      Dividend
Name of Issuer of Securities (1)(4)(5)                                Price         Shares    Share       Trust (2)  Yield (3)
_______________________________                                       ___________   ______    ________   ________    ________
DJIA Companies (33.30%):
T             AT&T Inc.                                                 6.66%         263     $40.74     $ 10,715    $ 3.49%
GE            General Electric Company                                  6.65%         281      38.12       10,712      2.94%
JPM           JPMorgan Chase & Co.                                      6.66%         219      48.96       10,722      3.10%
PFE           Pfizer Inc.                                               6.67%         419      25.63       10,739      4.53%
VZ            Verizon Communications Inc.                               6.66%         261      41.07       10,719      3.94%

FT Index Companies (33.30%):
BT/A LN       BT Group Plc #                                            6.66%       1,628       6.59       10,727      5.10%
LLOY LN       Lloyds TSB Group Plc #                                    6.66%         968      11.09       10,731      6.87%
LOG LN        LogicaCMG Plc #                                           6.66%       3,523       3.04       10,725      4.09%
TATE LN       Tate & Lyle Plc #                                         6.66%         943      11.38       10,727      4.21%
VOD LN        Vodafone Group Plc #                                      6.66%       3,222       3.33       10,725      4.52%

Hang Seng Index Companies (33.40%):
2388 HK       BOC Hong Kong (Holdings) Limited #                        6.71%       4,500       2.40       10,801      4.52%
1038 HK       Cheung Kong Infrastructure Holdings Limited #             6.97%       3,000       3.74       11,227      3.42%
6 HK          Hongkong Electric Holdings Limited #                      6.36%       2,000       5.12       10,235      4.63%
8 HK          PCCW Limited #                                            6.53%      17,000       0.62       10,506      3.83%
551 HK        Yue Yuen Industrial (Holdings) Limited #                  6.83%       3,500       3.14       10,994      3.34%
                                                                      ______                             ________
                      Total Investments                               100.00%                            $161,005
                                                                      ======                             ========
_____________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

       The Nasdaq (R) Target 15 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                        Percentage                  Market       Cost of
Ticker Symbol and                                                       of Aggregate     Number     Value per    Securities to
Name of Issuer of Securities (1)(4)(5)                                  Offering Price   of Shares  Share        the Trust (2)
______________________________________                                  ______________   _________   ________    _____________
AAPL       Apple Inc. *                                                  24.95%            307       $120.56     $ 37,012
DISH       EchoStar Communications Corporation (Class A) *                4.33%            148         43.40        6,423
GRMN       Garmin Ltd. +                                                  7.82%            158         73.42       11,600
JOYG       Joy Global Inc.                                                3.09%             78         58.84        4,590
LRCX       Lam Research Corporation *                                     3.37%             98         51.08        5,006
LBTYA      Liberty Global, Inc. *                                         3.64%            132         40.89        5,397
MCHP       Microchip Technology Incorporated                              3.96%            158         37.17        5,873
MICC       Millicom International Cellular S.A. +*                        4.47%             71         93.38        6,630
NVDA       NVIDIA Corporation *                                           7.24%            256         41.99       10,749
PCAR       PACCAR Inc.                                                   10.49%            178         87.45       15,566
PTEN       Patterson-UTI Energy, Inc.                                     2.03%            115         26.15        3,007
PETM       PetSmart, Inc.                                                 2.12%             97         32.41        3,144
RIMM       Research in Motion Limited +*                                 14.62%            131        165.55       21,687
VRSN       VeriSign, Inc. *                                               3.55%            166         31.72        5,266
WYNN       Wynn Resorts, Limited                                          4.32%             72         89.07        6,413
                                                                        _______                                  ________
                Total Investments                                       100.00%                                  $148,363
                                                                        =======                                  ========
___________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

   NYSE (R) International Target 25 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                          Percentage
                                                                          of Aggregate    Number    Market      Cost of
Ticker Symbol and                                                         Offering        of        Value per   Securities to
Name of Issuer of Securities (1)(4)(5) +                                  Price           Shares    Share       the Trust (2)
____________________________________                                      ___________     ______    ________    _____________
Canada (11.99%):
BCE         BCE Inc.                                                        3.99%          153      $37.45      $  5,730
ECA         EnCana Corp.                                                    3.99%           94       60.95         5,729
SLF         Sun Life Financial Inc.                                         4.01%          121       47.61         5,761

France (16.05%):
MT          Arcelor Mittal (ADR)                                            4.02%           92       62.65         5,764
AXA         AXA S.A. (ADR)                                                  4.01%          134       42.98         5,759
FTE         France Telecom S.A. (ADR)                                       4.00%          207       27.72         5,738
LR          Lafarge S.A.                                                    4.02%          128       45.03         5,764

Germany (20.02%):
AZ          Allianz AG (ADR)                                                4.00%          247       23.27         5,748
DCX         DaimlerChrysler AG                                              3.99%           63       90.90         5,727
DB          Deutsche Bank AG                                                4.00%           40      143.62         5,745
DT          Deutsche Telekom AG (ADR)                                       4.01%          313       18.37         5,750
EON         E.ON AG (ADR)                                                   4.02%          105       54.94         5,769

Ireland (3.99%):
AIB         Allied Irish Banks Plc (ADR)                                    3.99%          103       55.55         5,722

Italy (7.99%):
E           Eni SpA (ADR)                                                   3.99%           80       71.51         5,721
TI          Telecom Italia SpA (ADR)                                        4.00%          208       27.59         5,739

Japan (12.00%):
MC          Matsushita Electric Industrial Co., Ltd. (ADR)                  4.00%          293       19.61         5,746
NTT         Nippon Telegraph & Telephone Corporation (ADR)                  4.00%          260       22.09         5,743
DCM         NTT DoCoMo, Inc. (ADR)                                          4.00%          364       15.76         5,736

The Netherlands (12.01%):
AEG         Aegon N.V.                                                      4.00%          291       19.71         5,735
ING         ING Groep N.V. (ADR)                                            3.99%          131       43.77         5,734
RDS/A       Royal Dutch Shell Plc (ADR)                                     4.02%           72       80.14         5,770

South Korea (7.96%):
KEP         Korea Electric Power Corporation (ADR)                          4.00%          257       22.37         5,749
PKX         POSCO (ADR)                                                     3.96%           48      118.44         5,685

Spain (3.99%):
REP         Repsol YPF, S.A.                                                3.99%          148       38.74         5,733

United Kingdom (4.00%):
VOD         Vodafone Group Plc (ADR)                                        4.00%          172       33.40         5,745
                                                                          _______                               ________
             Total Investments                                            100.00%                               $143,542
                                                                          =======                               ========

______________________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

          The S&P Target 24 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(5)                                   Price           Shares      Share       the Trust (2)
____________________________________                                  ___________     ______      ________    __________
AZO      AutoZone, Inc. *                                               1.34%           14        $136.92     $  1,917
BAX      Baxter International Inc.                                      7.25%          185          56.27       10,410
CPB      Campbell Soup Company                                          1.12%           42          38.28        1,608
CTL      CenturyTel, Inc.                                               0.89%           26          49.26        1,281
KO       The Coca-Cola Company                                          9.20%          251          52.63       13,210
CPWR     Compuware Corporation *                                        0.15%           18          12.03          216
EQ       Embarq Corporation                                             1.69%           38          63.91        2,428
EMR      Emerson Electric Co.                                           4.78%          145          47.33        6,863
ESV      ENSCO International Incorporated                               0.67%           16          60.47          967
EL       The Estee Lauder Companies Inc.                                0.38%           12          45.80          550
FII      Federated Investors, Inc. (Class B)                            2.12%           78          38.97        3,040
BEN      Franklin Resources, Inc.                                      17.42%          186         134.42       25,002
HAS      Hasbro, Inc.                                                   0.70%           32          31.57        1,010
IR       Ingersoll-Rand Company Ltd. +                                  2.10%           55          54.76        3,012
JNS      Janus Capital Group Inc.                                       2.75%          139          28.35        3,941
LMT      Lockheed Martin Corporation                                    5.01%           77          93.40        7,192
MCD      McDonald's Corporation                                         8.57%          242          50.85       12,306
MSFT     Microsoft Corporation                                         12.43%          598          29.83       17,838
ORCL     Oracle Corporation *                                           4.40%          318          19.85        6,312
SLB      Schlumberger Limited +                                         7.57%          127          85.55       10,865
VLO      Valero Energy Corporation                                      3.03%           59          73.61        4,343
WAT      Waters Corporation *                                           1.21%           29          60.08        1,742
WIN      Windstream Corporation                                         1.25%          121          14.80        1,791
ZMH      Zimmer Holdings, Inc. *                                        3.97%           67          84.93        5,690
                                                                      _______                                 ________
              Total Investments                                       100.00%                                 $143,534
                                                                      =======                                 ========
______________________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

          S&P Target SMid 60 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                      Percentage
                                                                      of Aggregate    Number    Market       Cost of
Ticker Symbol and                                                     Offering        of        Value per    Securities to
Name of Issuer of Securities (1)(4)(5)                                Price           Shares    Share        the Trust (2)
______________________________________                                ____________    ______     ________    __________
COMS      3Com Corporation *                                           2.22%           707       $  4.51      $  3,189
ADPT      Adaptec, Inc. *                                              1.11%           412          3.87         1,594
LNT       Alliant Energy Corporation                                   2.22%            82         38.79         3,181
AFG       American Financial Group, Inc.                               2.23%            94         34.12         3,207
ACF       AmeriCredit Corp. *                                          2.22%           119         26.75         3,183
ARW       Arrow Electronics, Inc. *                                    2.22%            82         38.89         3,189
ATO       Atmos Energy Corporation                                     1.11%            53         29.95         1,587
BKUNA     BankUnited Financial Corporation (Class A)                   1.12%            77         20.86         1,606
BLC       Belo Corp. (Class A)                                         2.23%           154         20.79         3,202
BHE       Benchmark Electronics, Inc. *                                1.11%            69         23.13         1,596
BKH       Black Hills Corporation                                      2.22%            80         39.92         3,194
BRKS      Brooks Automation Inc. *                                     1.11%            86         18.49         1,590
CBR       CIBER, Inc. *                                                1.11%           193          8.29         1,600
XEC       Cimarex Energy Co.                                           2.23%            82         39.09         3,205
CGI       The Commerce Group, Inc                                      2.23%            91         35.11         3,195
CORS      Corus Bankshares, Inc.                                       1.11%            93         17.07         1,588
DSL       Downey Financial Corp.                                       1.12%            24         67.17         1,612
ESL       Esterline Technologies Corporation *                         1.11%            33         48.28         1,593
RE        Everest Re Group, Ltd. +                                     2.26%            30        108.04         3,241
FED       FirstFed Financial Corp. *                                   1.12%            28         57.39         1,607
FBC       Flagstar Bancorp, Inc.                                       1.11%           129         12.37         1,596
FMT       Fremont General Corporation                                  1.11%           146         10.96         1,600
GKSR      G&K Services, Inc.                                           1.10%            40         39.65         1,586
ROCK      Gibraltar Industries Inc.                                    1.11%            72         22.18         1,597
GPI       Group 1 Automotive, Inc.                                     1.11%            39         40.96         1,597
THG       Hanover Insurance Group Inc.                                 2.23%            66         48.60         3,208
HCC       HCC Insurance Holdings, Inc.                                 2.23%            96         33.39         3,205
HMN       Horace Mann Educators Corporation                            2.23%           151         21.21         3,203
IDA       IDACORP, Inc.                                                2.22%            99         32.24         3,192
IMB       IndyMac Bancorp, Inc.                                        2.23%           106         30.16         3,197

                        Schedule of Investments (cont'd.)

          S&P Target SMid 60 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                Price           Shares      Share       the Trust (2)
______________________________________                                ___________     ______      _________   _____________
ISIL     Intersil Corporation                                          2.22%           100        $ 31.94     $  3,194
JAKK     JAKKS Pacific, Inc. *                                         1.10%            56          28.26        1,583
JAS      Jo-Ann Stores, Inc. *                                         1.11%            56          28.43        1,592
LPNT     LifePoint Hospitals, Inc. *                                   2.21%            82          38.74        3,177
MHK      Mohawk Industries, Inc. *                                     2.20%            31         101.78        3,155
OSG      Overseas Shipholding Group, Inc.                              2.21%            39          81.39        3,174
CHUX     O'Charley's Inc.                                              1.11%            79          20.09        1,587
PSEM     Pericom Semiconductor Corporation *                           1.12%           137          11.69        1,602
PLAB     Photronics, Inc. *                                            1.11%           105          15.16        1,592
PPP      Pogo Producing Company                                        2.23%            64          50.11        3,207
POL      PolyOne Corporation *                                         1.11%           223           7.16        1,597
PRA      ProAssurance Corporation *                                    1.10%            28          56.15        1,572
PL       Protective Life Corporation                                   2.21%            66          48.05        3,171
PSD      Puget Energy, Inc.                                            2.22%           132          24.13        3,185
RHB      RehabCare Group, Inc. *                                       1.11%           110          14.51        1,596
RFMD     RF Micro Devices, Inc. *                                      2.22%           506           6.30        3,188
RTEC     Rudolph Technologies, Inc. *                                  1.11%            95          16.75        1,591
SAFT     Safety Insurance Group, Inc.                                  1.12%            39          41.41        1,615
SIGI     Selective Insurance Group, Inc.                               1.11%            60          26.60        1,596
SRP      Sierra Pacific Resources *                                    2.22%           182          17.54        3,192
SFN      Spherion Corporation *                                        1.11%           165           9.68        1,597
SFY      Swift Energy Company *                                        1.10%            37          42.68        1,579
TG       Tredegar Corporation                                          1.11%            73          21.74        1,587
UFCS     United Fire & Casualty Company                                1.10%            44          35.92        1,581
URI      United Rentals, Inc. *                                        2.22%            98          32.47        3,182
UTR      Unitrin, Inc.                                                 2.23%            65          49.23        3,200
VSH      Vishay Intertechnology, Inc. *                                2.22%           200          15.96        3,192
WERN     Werner Enterprises, Inc.                                      2.22%           157          20.30        3,187
WR       Westar Energy, Inc.                                           2.22%           130          24.56        3,193
WGL      WGL Holdings Inc.                                             2.23%            97          32.96        3,197
                                                                     ________                                 ________
              Total Investments                                      100.00%                                  $143,601
                                                                     ========                                 ========

______________________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

             Target 50/50 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


 At the Opening of Business on the Initial Date of Deposit-June 29, 2007


                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                    Price          Shares     Share       the Trust (2)
______________________________________                                    ____________   ______     _________   _____________
THE DOW(R) TARGET DIVIDEND STRATEGY STOCKS (49.94%):
BAC          Bank of America Corporation                                    2.50%         184       $49.09      $  9,033
BKH          Black Hills Corporation                                        2.49%         226        39.92         9,022
CRBC         Citizens Republic Bancorp, Inc.                                2.50%         498        18.15         9,039
FE           FirstEnergy Corp.                                              2.50%         141        64.24         9,058
JPM          JPMorgan Chase & Co.                                           2.50%         185        48.96         9,058
KEY          KeyCorp                                                        2.50%         259        34.94         9,049
LNC          Lincoln National Corporation                                   2.49%         127        71.04         9,022
NCC          National City Corporation                                      2.50%         268        33.70         9,032
NI           NiSource Inc.                                                  2.50%         438        20.65         9,045
NU           Northeast Utilities                                            2.50%         319        28.31         9,031
PNW          Pinnacle West Capital Corporation                              2.49%         223        40.47         9,025
PNC          PNC Financial Services Group, Inc.                             2.49%         125        72.17         9,021
PNM          PNM Resources Inc.                                             2.50%         325        27.83         9,045
RRD          R. R. Donnelley & Sons Company                                 2.50%         209        43.34         9,058
RF           Regions Financial Corporation                                  2.49%         269        33.55         9,025
SXT          Sensient Technologies Corporation                              2.50%         356        25.38         9,035
TRMK         Trustmark Corporation                                          2.50%         347        26.08         9,050
UTR          Unitrin, Inc.                                                  2.50%         184        49.23         9,058
UVV          Universal Corporation                                          2.49%         148        60.98         9,025
WB           Wachovia Corporation                                           2.50%         175        51.70         9,047

TARGET VIP STRATEGY STOCKS (50.06%):
The Dow(R) Dividend and Repurchase Target 5 Strategy Stocks (8.33%):
MMM          3M Company                                                     1.66%          69        86.85         5,993
HPQ          Hewlett-Packard Company                                        1.66%         135        44.61         6,022
HON          Honeywell International Inc.                                   1.67%         107        56.38         6,033
MCD          McDonald's Corporation                                         1.67%         119        50.85         6,051
MSFT         Microsoft Corporation                                          1.67%         202        29.83         6,026

European Target 20 Strategy Stocks (8.36%) #:
AV/ LN       Aviva Plc                                                      0.42%         102        14.76         1,506
BARC LN      Barclays Plc                                                   0.42%         108        13.95         1,507
BT/A LN      BT Group Plc                                                   0.42%         229         6.59         1,509
DTE GY       Deutsche Telekom AG                                            0.42%          82        18.37         1,506
ENEL IM      Enel SpA                                                       0.42%         141        10.69         1,508
ENI IM       Eni SpA                                                        0.41%          42        35.75         1,502
FORA NA      Fortis                                                         0.42%          36        41.77         1,504
FTE FP       France Telecom S.A.                                            0.42%          55        27.58         1,517
GSK LN       GlaxoSmithKline Plc                                            0.42%          58        26.16         1,517
HBOS LN      HBOS Plc                                                       0.42%          77        19.60         1,509
HSBA LN      HSBC Holdings Plc                                              0.42%          82        18.33         1,503
ISP IM       Intesa Sanpaolo                                                0.42%         204         7.38         1,505
LLOY LN      Lloyds TSB Group Plc                                           0.42%         136        11.09         1,508
NG/ LN       National Grid Plc                                              0.41%         101        14.84         1,499
KN FP        Natixis                                                        0.42%          62        24.44         1,515
RBS LN       Royal Bank of Scotland Group Plc                               0.42%         121        12.48         1,510
RWE GY       RWE AG                                                         0.40%          14       104.23         1,459
STL NO       Statoil ASA                                                    0.42%          50        30.45         1,522
TIT IM       Telecom Italia SpA                                             0.42%         548         2.75         1,507
VOD LN       Vodafone Group Plc                                             0.42%         453         3.33         1,508

                        Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007



                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                    Price          Shares     Share       the Trust (2)
______________________________________                                    ____________   ______     _________   _____________
The Nasdaq(R) Target 15 Strategy Stocks (8.34%):
AAPL         Apple Inc. *                                                  2.07%           62       $120.56     $  7,475
DISH         EchoStar Communications Corporation (Class A) *               0.36%           30         43.40        1,302
GRMN         Garmin Ltd. +                                                 0.65%           32         73.42        2,349
JOYG         Joy Global Inc.                                               0.26%           16         58.84          941
LRCX         Lam Research Corporation *                                    0.28%           20         51.08        1,022
LBTYA        Liberty Global, Inc. *                                        0.30%           27         40.89        1,104
MCHP         Microchip Technology Incorporated                             0.33%           32         37.17        1,189
MICC         Millicom International Cellular S.A. +*                       0.36%           14         93.38        1,307
NVDA         NVIDIA Corporation *                                          0.60%           52         41.99        2,183
PCAR         PACCAR Inc.                                                   0.87%           36         87.45        3,148
PTEN         Patterson-UTI Energy, Inc.                                    0.17%           23         26.15          601
PETM         PetSmart, Inc.                                                0.18%           20         32.41          648
RIMM         Research in Motion Limited +*                                 1.24%           27        165.55        4,470
VRSN         VeriSign, Inc. *                                              0.30%           34         31.72        1,078
WYNN         Wynn Resorts, Limited                                         0.37%           15         89.07        1,336

The S&P Target 24 Strategy Stocks (8.32%):
AZO          AutoZone, Inc. *                                              0.11%            3        136.92          411
BAX          Baxter International Inc.                                     0.61%           39         56.27        2,195
CPB          Campbell Soup Company                                         0.09%            9         38.28          344
CTL          CenturyTel, Inc.                                              0.08%            6         49.26          296
KO           The Coca-Cola Company                                         0.77%           53         52.63        2,789
CPWR         Compuware Corporation *                                       0.01%            4         12.03           48
EQ           Embarq Corporation                                            0.14%            8         63.91          511
EMR          Emerson Electric Co.                                          0.39%           30         47.33        1,420
ESV          ENSCO International Incorporated                              0.05%            3         60.47          181
EL           The Estee Lauder Companies Inc.                               0.04%            3         45.80          137
FII          Federated Investors, Inc. (Class B)                           0.17%           16         38.97          623
BEN          Franklin Resources, Inc.                                      1.45%           39        134.42        5,242
HAS          Hasbro, Inc.                                                  0.06%            7         31.57          221
IR           Ingersoll-Rand Company Ltd. +                                 0.18%           12         54.76          657
JNS          Janus Capital Group Inc.                                      0.23%           29         28.35          822
LMT          Lockheed Martin Corporation                                   0.41%           16         93.40        1,494
MCD          McDonald's Corporation                                        0.72%           51         50.85        2,593
MSFT         Microsoft Corporation                                         1.03%          125         29.83        3,729
ORCL         Oracle Corporation *                                          0.37%           67         19.85        1,330
SLB          Schlumberger Limited +                                        0.64%           27         85.55        2,310
VLO          Valero Energy Corporation                                     0.24%           12         73.61          883
WAT          Waters Corporation *                                          0.10%            6         60.08          360
WIN          Windstream Corporation                                        0.10%           25         14.80          370
ZMH          Zimmer Holdings, Inc. *                                       0.33%           14         84.93        1,189

                      Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                    Price          Shares     Share       the Trust (2)
______________________________________                                    ____________   ______     _________   _____________
Target Small-Cap Strategy Stocks (8.34%):
AIR          AAR Corp. *                                                    0.35%          38       $ 33.19     $  1,261
AMSF         Amerisafe Inc. *                                               0.10%          19         19.60          372
AP           Ampco-Pittsburgh Corporation                                   0.10%          10         37.94          379
AHG          Apria Healthcare Group Inc. *                                  0.35%          44         29.11        1,281
ARD          Arena Resources, Inc. *                                        0.27%          17         57.28          974
BRKR         Bruker BioSciences Corporation *                               0.27%         107          9.07          970
CBEY         Cbeyond, Inc. *                                                0.29%          28         37.84        1,060
CMCO         Columbus McKinnon Corporation *                                0.18%          20         32.38          648
CITP         COMSYS IT Partners Inc. *                                      0.13%          20         23.18          464
CMTL         Comtech Telecommunications Corp. *                             0.28%          22         46.49        1,023
CNQR         Concur Technologies, Inc. *                                    0.24%          38         22.64          860
EPIQ         EPIQ Systems, Inc. *                                           0.14%          30         16.38          491
FOE          Ferro Corporation                                              0.30%          44         25.04        1,102
HCSG         Healthcare Services Group, Inc.                                0.23%          28         29.87          836
HEI          HEICO Corporation                                              0.13%          11         42.42          467
HMSY         HMS Holdings Corporation *                                     0.12%          23         19.29          444
ININ         Interactive Intelligence, Inc. *                               0.10%          18         20.57          370
JSDA         Jones Soda Co. *                                               0.10%          26         14.09          366
LAYN         Layne Christensen Company *                                    0.18%          16         40.37          646
MFB          Maidenform Brands, Inc. *                                      0.12%          23         19.61          451
MKTX         MarketAxess Holdings, Inc. *                                   0.16%          32         18.04          577
MM           Metal Management, Inc.                                         0.32%          26         44.12        1,147
MOV          Movado Group, Inc.                                             0.19%          20         34.12          682
BABY         Natus Medical Incorporated *                                   0.10%          22         15.94          351
PRXL         PAREXEL International Corporation *                            0.33%          28         42.40        1,187
PKD          Parker Drilling Company *                                      0.35%         120         10.45        1,254
PBY          The Pep Boys-Manny, Moe & Jack                                 0.29%          52         20.34        1,058
PRFT         Perficient, Inc. *                                             0.17%          30         20.72          622
PGI          Premiere Global Services, Inc. *                               0.25%          70         12.88          902
SAFM         Sanderson Farms, Inc.                                          0.25%          20         45.08          902
SAPE         Sapient Corporation *                                          0.27%         122          7.96          971
SBGI         Sinclair Broadcast Group, Inc.                                 0.20%          51         14.31          730
SMSC         Standard Microsystems Corporation *                            0.23%          23         35.63          819
STEC         STEC Inc. *                                                    0.09%          50          6.40          320
SSYS         Stratasys, Inc. *                                              0.13%          10         46.86          469
SUNH         Sun Healthcare Group, Inc. *                                   0.17%          42         14.73          619
SYNA         Synaptics Incorporated *                                       0.24%          25         35.30          882
TNC          Tennant Company                                                0.20%          19         37.31          709
CLUB         Town Sports International Holdings, Inc. *                     0.14%          26         19.30          502
VPHM         ViroPharma Incorporated *                                      0.28%          72         13.85          997

                        Schedule of Investments (cont'd.)

             Target 50/50 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                          Percentage
                                                                          of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                         Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                    Price          Shares     Share       the Trust (2)
______________________________________                                    ____________   ______     _________   _____________
Value Line(R) Target 25 Strategy Stocks (8.37%):
ARO          Aeropostale, Inc. *                                            0.09%          8        $ 42.10     $    337
ATI          Allegheny Technologies, Inc.                                   0.41%         14         105.35        1,475
AAPL         Apple Inc. *                                                   2.07%         62         120.56        7,475
AVT          Avnet Inc. *                                                   0.23%         21          39.51          830
BIG          Big Lots, Inc. *                                               0.13%         15          30.41          456
CAE          Cascade Corporation                                            0.09%          4          82.65          331
CTV          CommScope, Inc. *                                              0.13%          8          58.00          464
DLTR         Dollar Tree Stores, Inc. *                                     0.17%         14          44.33          621
FLIR         FLIR Systems, Inc. *                                           0.11%          9          46.14          415
BGC          General Cable Corporation *                                    0.15%          7          76.91          538
GES          GUESS?, Inc.                                                   0.17%         13          48.53          631
ESI          ITT Educational Services, Inc. *                               0.19%          6         116.38          698
KCI          Kinetic Concepts, Inc. *                                       0.14%         10          51.27          513
MTW          The Manitowoc Company, Inc.                                    0.20%          9          78.95          711
MLM          Martin Marietta Materials, Inc.                                0.27%          6         161.31          968
MDR          McDermott International, Inc. +*                               0.34%         15          82.49        1,237
POT          Potash Corporation of Saskatchewan Inc. +                      0.94%         44          77.09        3,392
PCP          Precision Castparts Corp.                                      0.62%         19         118.03        2,243
RS           Reliance Steel & Aluminum Co.                                  0.17%         11          55.99          616
PCU          Southern Copper Corporation                                    1.03%         40          93.29        3,732
TTEC         TeleTech Holdings, Inc. *                                      0.09%         10          32.66          327
TPX          Tempur-Pedic International Inc.                                0.09%         12          25.73          309
TEX          Terex Corporation *                                            0.34%         15          81.01        1,215
VSEA         Varian Semiconductor Equipment Associates, Inc. *              0.12%         11          40.34          444
WRNC         The Warnaco Group, Inc. *                                      0.08%          8          38.50          308
                                                                          _______                               ________
                  Total Investments                                       100.00%                               $361,783
                                                                          =======                               ========

______________________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

     Target Diversified Dividend Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                      Percentage
                                                                      of Aggregate    Number     Market       Cost of
Ticker Symbol and                                                     Offering        of         Value per    Securities to
Name of Issuer of Securities (1)(4)(5)                                Price           Shares     Share        the Trust (2)
______________________________________                                ____________    ______     _________    _____________
ABFS     Arkansas Best Corporation                                     2.49%            90       $ 39.77      $ 3,579
T        AT&T Inc.                                                     2.50%            88         40.74        3,585
BCE      BCE Inc. +                                                    2.50%            96         37.45        3,595
BBOX     Black Box Corporation                                         2.50%            99         36.32        3,596
BGG      Briggs & Stratton Corporation                                 2.50%           113         31.79        3,592
BLG      Building Materials Holding Corporation                        2.50%           247         14.51        3,584
CPSI     Computer Programs and Systems, Inc.                           2.51%           113         31.88        3,602
COP      ConocoPhillips                                                2.51%            47         76.74        3,607
CORS     Corus Bankshares, Inc.                                        2.50%           210         17.07        3,585
DHI      D.R. Horton, Inc.                                             2.50%           178         20.19        3,594
DOW      The Dow Chemical Company                                      2.51%            81         44.42        3,598
IMN      Imation Corp.                                                 2.49%            95         37.63        3,575
IMB      IndyMac Bancorp, Inc.                                         2.50%           119         30.16        3,589
TEG      Integrys Energy Group, Inc.                                   2.51%            71         50.80        3,607
INTC     Intel Corporation                                             2.50%           150         23.92        3,588
JNJ      Johnson & Johnson                                             2.48%            58         61.50        3,567
KBH      KB HOME                                                       2.50%            90         39.89        3,590
KFT      Kraft Foods Inc.                                              2.49%           101         35.37        3,572
LPX      Louisiana-Pacific Corporation                                 2.50%           187         19.22        3,594
MAS      Masco Corporation                                             2.50%           128         28.00        3,584
MNI      The McClatchy Company (Class A)                               2.51%           141         25.54        3,601
MEOH     Methanex Corporation +                                        2.50%           143         25.11        3,591
MCHP     Microchip Technology Incorporated                             2.51%            97         37.17        3,606
NAT      Nordic American Tanker Shipping Limited +                     2.51%            88         40.89        3,598
NOC      Northrop Grumman Corporation                                  2.49%            46         77.58        3,569
NUE      Nucor Corporation                                             2.51%            62         58.19        3,608
OFG      Oriental Financial Group Inc. +                               2.50%           323         11.13        3,595
OSG      Overseas Shipholding Group, Inc.                              2.49%            44         81.39        3,581
OMI      Owens & Minor, Inc.                                           2.51%           102         35.34        3,605
PAS      PepsiAmericas, Inc.                                           2.50%           146         24.55        3,584
PFE      Pfizer Inc.                                                   2.50%           140         25.63        3,588
PNW      Pinnacle West Capital Corporation                             2.51%            89         40.47        3,602
PGN      Progress Energy, Inc.                                         2.50%            79         45.48        3,593
RAI      Reynolds American Inc.                                        2.49%            55         65.04        3,577
TU       TELUS Corporation +                                           2.49%            61         58.54        3,571
TNP      Tsakos Energy Navigation Ltd. +                               2.48%            51         69.85        3,562
VZ       Verizon Communications Inc.                                   2.49%            87         41.07        3,573
WMK      Weis Markets, Inc.                                            2.52%            88         41.03        3,611
WR       Westar Energy, Inc.                                           2.50%           146         24.56        3,586
ZNT      Zenith National Insurance Corp.                               2.50%            75         47.81        3,586
                                                                     _______                                 ________
              Total Investments                                      100.00%                                 $143,570
                                                                     =======                                 ========

______________________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

    Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


 At the Opening of Business on the Initial Date of Deposit-June 29, 2007


                                                                        Percentage
                                                                        of Aggregate   Number      Market      Cost of
Ticker Symbol and                                                       Offering       of          Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                  Price          Shares      Share       the Trust (2)
______________________________________                                  ___________    ______      _________   _____________
The Dow(R) Target Dividend Strategy Stocks (24.98%):
BAC        Bank of America Corporation                                    1.25%         116        $ 49.09     $  5,694
BKH        Black Hills Corporation                                        1.25%         142          39.92        5,669
CRBC       Citizens Republic Bancorp, Inc.                                1.25%         313          18.15        5,681
FE         FirstEnergy Corp.                                              1.24%          88          64.24        5,653
JPM        JPMorgan Chase & Co.                                           1.25%         116          48.96        5,679
KEY        KeyCorp                                                        1.25%         163          34.94        5,695
LNC        Lincoln National Corporation                                   1.25%          80          71.04        5,683
NCC        National City Corporation                                      1.25%         169          33.70        5,695
NI         NiSource Inc.                                                  1.25%         275          20.65        5,679
NU         Northeast Utilities                                            1.25%         201          28.31        5,690
PNW        Pinnacle West Capital Corporation                              1.25%         140          40.47        5,666
PNC        PNC Financial Services Group, Inc.                             1.25%          79          72.17        5,701
PNM        PNM Resources Inc.                                             1.25%         204          27.83        5,677
RRD        R. R. Donnelley & Sons Company                                 1.25%         131          43.34        5,678
RF         Regions Financial Corporation                                  1.25%         169          33.55        5,670
SXT        Sensient Technologies Corporation                              1.25%         224          25.38        5,685
TRMK       Trustmark Corporation                                          1.25%         218          26.08        5,685
UTR        Unitrin, Inc.                                                  1.24%         115          49.23        5,661
UVV        Universal Corporation                                          1.25%          93          60.98        5,671
WB         Wachovia Corporation                                           1.25%         110          51.70        5,687

European Target 20 Strategy Stocks (25.08%) #:
AV/ LN     Aviva Plc                                                      1.25%         385          14.76        5,683
BARC LN    Barclays Plc                                                   1.25%         407          13.95        5,677
BT/A LN    BT Group Plc                                                   1.25%         862           6.59        5,680
DTE GY     Deutsche Telekom AG                                            1.25%         309          18.37        5,676
ENEL IM    Enel SpA                                                       1.25%         531          10.69        5,678
ENI IM     Eni SpA                                                        1.25%         159          35.75        5,685
FORA NA    Fortis                                                         1.25%         136          41.77        5,681
FTE FP     France Telecom S.A.                                            1.25%         206          27.58        5,681
GSK LN     GlaxoSmithKline Plc                                            1.25%         217          26.16        5,676
HBOS LN    HBOS Plc                                                       1.25%         290          19.60        5,683
HSBA LN    HSBC Holdings Plc                                              1.25%         310          18.33        5,681
ISP IM     Intesa Sanpaolo                                                1.25%         770           7.38        5,682
LLOY LN    Lloyds TSB Group Plc                                           1.25%         512          11.09        5,676
NG/ LN     National Grid Plc                                              1.25%         383          14.84        5,684
KN FP      Natixis                                                        1.25%         232          24.44        5,670
RBS LN     Royal Bank of Scotland Group Plc                               1.25%         455          12.48        5,677
RWE GY     RWE AG                                                         1.24%          54         104.23        5,628
STL NO     Statoil ASA                                                    1.34%         200          30.45        6,090
TIT IM     Telecom Italia SpA                                             1.25%       2,065           2.75        5,680
VOD LN     Vodafone Group Plc                                             1.25%       1,706           3.33        5,679

                        Schedule of Investments (cont'd.)

    Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                         Percentage
                                                                         of Aggregate   Number     Market      Cost of
Ticker Symbol and                                                        Offering       of         Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                   Price          Shares     Share       the Trust (2)
______________________________________                                   ___________    ______     ________    _____________
Global Target 15 Strategy Stocks (24.96%):
T           AT&T Inc.                                                     1.67%            186      $ 40.74    $   7,578
2388 HK     BOC Hong Kong (Holdings) Limited #                            1.58%          3,000         2.40        7,201
BT/A LN     BT Group Plc #                                                1.67%          1,149         6.59        7,571
1038 HK     Cheung Kong Infrastructure Holdings Limited #                 1.65%          2,000         3.74        7,485
GE          General Electric Company                                      1.67%            199        38.12        7,586
6 HK        Hongkong Electric Holdings Limited #                          1.69%          1,500         5.12        7,677
JPM         JPMorgan Chase & Co.                                          1.67%            155        48.96        7,589
LLOY LN     Lloyds TSB Group Plc #                                        1.67%            683        11.09        7,571
LOG LN      LogicaCMG Plc #                                               1.67%          2,488         3.04        7,574
8 HK        PCCW Limited #                                                1.63%         12,000         0.62        7,416
PFE         Pfizer Inc.                                                   1.66%            295        25.63        7,561
TATE LN     Tate & Lyle Plc #                                             1.67%            666        11.38        7,576
VZ          Verizon Communications Inc.                                   1.66%            184        41.07        7,557
VOD LN      Vodafone Group Plc #                                          1.67%          2,275         3.33        7,573
551 HK      Yue Yuen Industrial (Holdings) Limited #                      1.73%          2,500         3.14        7,853

Target Diversified Dividend Strategy Stocks (24.98%):
ABFS        Arkansas Best Corporation                                     0.62%             71        39.77        2,824
T           AT&T Inc.                                                     0.63%             70        40.74        2,852
BCE         BCE Inc. +                                                    0.63%             76        37.45        2,846
BBOX        Black Box Corporation                                         0.62%             78        36.32        2,833
BGG         Briggs & Stratton Corporation                                 0.62%             89        31.79        2,829
BLG         Building Materials Holding Corporation                        0.63%            196        14.51        2,844
CPSI        Computer Programs and Systems, Inc.                           0.62%             89        31.88        2,837
COP         ConocoPhillips                                                0.62%             37        76.74        2,839
CORS        Corus Bankshares, Inc.                                        0.62%            166        17.07        2,834
DHI         D.R. Horton, Inc.                                             0.63%            141        20.19        2,847
DOW         The Dow Chemical Company                                      0.63%             64        44.42        2,843
IMN         Imation Corp.                                                 0.63%             76        37.63        2,860
IMB         IndyMac Bancorp, Inc.                                         0.62%             94        30.16        2,835
TEG         Integrys Energy Group, Inc.                                   0.63%             56        50.80        2,845
INTC        Intel Corporation                                             0.63%            119        23.92        2,847
JNJ         Johnson & Johnson                                             0.62%             46        61.50        2,829
KBH         KB HOME                                                       0.62%             71        39.89        2,832
KFT         Kraft Foods Inc.                                              0.62%             80        35.37        2,830
LPX         Louisiana-Pacific Corporation                                 0.63%            148        19.22        2,845
MAS         Masco Corporation                                             0.62%            101        28.00        2,828
MNI         The McClatchy Company (Class A)                               0.62%            111        25.54        2,835
MEOH        Methanex Corporation +                                        0.62%            113        25.11        2,837

                        Schedule of Investments (cont'd.)

    Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                      Percentage
                                                                      of Aggregate    Number      Market       Cost of
Ticker Symbol and                                                     Offering        of          Value per    Securities to
Name of Issuer of Securities (1)(4)(5)                                Price           Shares      Share        the Trust (2)
______________________________________                                ___________     ______      _________    _____________
Target Diversified Dividend Strategy Stocks (cont'd):
MCHP     Microchip Technology Incorporated                              0.62%           76        $ 37.17      $  2,825
NAT      Nordic American Tanker Shipping Limited +                      0.62%           69          40.89         2,821
NOC      Northrop Grumman Corporation                                   0.63%           37          77.58         2,870
NUE      Nucor Corporation                                              0.63%           49          58.19         2,851
OFG      Oriental Financial Group Inc. +                                0.62%          255          11.13         2,838
OSG      Overseas Shipholding Group, Inc.                               0.63%           35          81.39         2,849
OMI      Owens & Minor, Inc.                                            0.62%           80          35.34         2,827
PAS      PepsiAmericas, Inc.                                            0.63%          116          24.55         2,848
PFE      Pfizer Inc.                                                    0.63%          111          25.63         2,845
PNW      Pinnacle West Capital Corporation                              0.62%           70          40.47         2,833
PGN      Progress Energy, Inc.                                          0.62%           62          45.48         2,820
RAI      Reynolds American Inc.                                         0.63%           44          65.04         2,862
TU       TELUS Corporation +                                            0.63%           49          58.54         2,868
TNP      Tsakos Energy Navigation Ltd. +                                0.63%           41          69.85         2,864
VZ       Verizon Communications Inc.                                    0.62%           69          41.07         2,834
WMK      Weis Markets, Inc.                                             0.62%           69          41.03         2,831
WR       Westar Energy, Inc.                                            0.63%          116          24.56         2,849
ZNT      Zenith National Insurance Corp.                                0.62%           59          47.81         2,821
                                                                      _______                                  ________
              Total Investments                                       100.00%                                  $454,521
                                                                      =======                                  ========
______________________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

            Target Growth Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                       Percentage      Number      Market        Cost of
Ticker Symbol and                                                      of Aggregate    of          Value per     Securities to
Name of Issuer of Securities (1)(4)(5)                                 Offering Price  Shares      Share         the Trust (2)
______________________________________                                 ______________  ______      _________     _____________
ACN       Accenture Ltd. +                                              3.34%           112        $ 42.83       $  4,797
ACL       Alcon, Inc. +                                                 3.29%            35         135.00          4,725
ATI       Allegheny Technologies, Inc.                                  3.30%            45         105.35          4,741
AAPL      Apple Inc. *                                                  3.36%            40         120.56          4,822
AXS       Axis Capital Holdings Limited +                               3.34%           119          40.33          4,799
BHI       Baker Hughes Incorporated                                     3.36%            57          84.45          4,814
CE        Celanese Corporation                                          3.34%           124          38.70          4,799
COH       Coach, Inc. *                                                 3.33%           101          47.34          4,781
GLW       Corning Incorporated *                                        3.33%           186          25.70          4,780
CMI       Cummins Inc.                                                  3.30%            46         102.97          4,737
FWLT      Foster Wheeler Ltd. +*                                        3.33%            46         103.82          4,776
BEN       Franklin Resources, Inc.                                      3.37%            36         134.42          4,839
GRMN      Garmin Ltd. +                                                 3.33%            65          73.42          4,772
GRP       Grant Prideco, Inc. *                                         3.35%            90          53.43          4,809
JOYG      Joy Global Inc.                                               3.32%            81          58.84          4,766
LRCX      Lam Research Corporation *                                    3.35%            94          51.08          4,801
CG        Loews Corp.-Carolina Group                                    3.35%            62          77.48          4,804
MDR       McDermott International, Inc. +*                              3.33%            58          82.49          4,784
WFR       MEMC Electronic Materials, Inc. *                             3.32%            78          61.15          4,770
MICC      Millicom International Cellular S.A. +*                       3.32%            51          93.38          4,762
PCP       Precision Castparts Corp.                                     3.29%            40         118.03          4,721
RIMM      Research in Motion Limited +*                                 3.35%            29         165.55          4,801
RCI       Rogers Communications, Inc. (Class B) +                       3.34%           112          42.74          4,787
SLB       Schlumberger Limited +                                        3.34%            56          85.55          4,791
PCU       Southern Copper Corporation                                   3.32%            51          93.29          4,758
TEX       Terex Corporation *                                           3.33%            59          81.01          4,779
TSO       Tesoro Corporation                                            3.35%            84          57.19          4,804
RIG       Transocean Inc. +*                                            3.35%            46         104.61          4,812
X         United States Steel Corporation                               3.33%            44         108.70          4,783
VLO       Valero Energy Corporation                                     3.34%            65          73.61          4,785
                                                                      _______                                    ________
                  Total Investments                                   100.00%                                    $143,499
                                                                      =======                                   =========
___________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

           Target Small-Cap Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                       Percentage      Number      Market        Cost of
Ticker Symbol and                                                      of Aggregate    of          Value per     Securities to
Name of Issuer of Securities (1)(5)                                    Offering Price  Shares      Share         the Trust (2)
___________________________________                                    ______________  ______      _________     _____________
AIR       AAR Corp. *                                                    4.16%          180        $ 33.19       $  5,974
AMSF      Amerisafe Inc. *                                               1.21%           89          19.60          1,744
AP        Ampco-Pittsburgh Corporation                                   1.27%           48          37.94          1,821
AHG       Apria Healthcare Group Inc. *                                  4.22%          208          29.11          6,055
ARD       Arena Resources, Inc. *                                        3.19%           80          57.28          4,582
BRKR      Bruker BioSciences Corporation *                               3.22%          510           9.07          4,626
CBEY      Cbeyond, Inc. *                                                3.53%          134          37.84          5,071
CMCO      Columbus McKinnon Corporation *                                2.10%           93          32.38          3,011
CITP      COMSYS IT Partners Inc. *                                      1.53%           95          23.18          2,202
CMTL      Comtech Telecommunications Corp. *                             3.47%          107          46.49          4,974
CNQR      Concur Technologies, Inc. *                                    2.85%          181          22.64          4,098
EPIQ      EPIQ Systems, Inc. *                                           1.62%          142          16.38          2,326
FOE       Ferro Corporation                                              3.63%          208          25.04          5,208
HCSG      Healthcare Services Group, Inc.                                2.75%          132          29.87          3,943
HEI       HEICO Corporation                                              1.51%           51          42.42          2,163
HMSY      HMS Holdings Corporation *                                     1.48%          110          19.29          2,122
ININ      Interactive Intelligence, Inc. *                               1.25%           87          20.57          1,790
JSDA      Jones Soda Co. *                                               1.24%          126          14.09          1,775
LAYN      Layne Christensen Company *                                    2.14%           76          40.37          3,068
MFB       Maidenform Brands, Inc. *                                      1.52%          111          19.61          2,177
MKTX      MarketAxess Holdings, Inc. *                                   1.88%          150          18.04          2,706
MM        Metal Management, Inc.                                         3.78%          123          44.12          5,427
MOV       Movado Group, Inc.                                             2.21%           93          34.12          3,173
BABY      Natus Medical Incorporated *                                   1.17%          105          15.94          1,674
PRXL      PAREXEL International Corporation *                            3.90%          132          42.40          5,597
PKD       Parker Drilling Company *                                      4.16%          572          10.45          5,977
PBY       The Pep Boys-Manny, Moe & Jack                                 3.53%          249          20.34          5,065
PRFT      Perficient, Inc. *                                             2.08%          144          20.72          2,984
PGI       Premiere Global Services, Inc. *                               3.00%          334          12.88          4,302
SAFM      Sanderson Farms, Inc.                                         3.01%            96          45.08          4,328
SAPE      Sapient Corporation *                                         3.22%           580           7.96          4,617
SBGI      Sinclair Broadcast Group, Inc.                                2.44%           245          14.31          3,506
SMSC      Standard Microsystems Corporation *                           2.73%           110          35.63          3,919
STEC      STEC Inc. *                                                   1.07%           239           6.40          1,530
SSYS      Stratasys, Inc. *                                             1.60%            49          46.86          2,296
SUNH      Sun Healthcare Group, Inc. *                                  2.06%           201          14.73          2,961
SYNA      Synaptics Incorporated *                                      2.95%           120          35.30          4,236
TNC       Tennant Company                                               2.34%            90          37.31          3,358
CLUB      Town Sports International Holdings, Inc. *                    1.67%           124          19.30          2,393
VPHM      ViroPharma Incorporated *                                     3.31%           343          13.85          4,750
                                                                       _______                                   ________
                  Total Investments                                    100.00%                                   $143,529
                                                                       =======                                   ========
___________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

    Target VIP Conservative Equity Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


 At the Opening of Business on the Initial Date of Deposit-June 29, 2007


                                                                         Percentage       Number    Market      Cost of
Ticker Symbol and                                                        of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)(5)                                   Offering Price   Shares    per Share   the Trust (2)
______________________________________                                   ______________   ______    _________   _____________
The Dow(R) Dividend and Repurchase Target 10 Strategy Stocks (30.01%):
MMM         3M Company                                                     3.00%            142     $ 86.85     $ 12,333
CAT         Caterpillar Inc.                                               3.01%            156       79.09       12,338
XOM         Exxon Mobil Corporation                                        2.99%            147       83.60       12,289
HPQ         Hewlett-Packard Company                                        3.00%            276       44.61       12,312
HD          The Home Depot, Inc.                                           3.00%            312       39.52       12,330
HON         Honeywell International Inc.                                   3.01%            219       56.38       12,347
MCD         McDonald's Corporation                                         3.00%            242       50.85       12,306
MSFT        Microsoft Corporation                                          3.00%            413       29.83       12,320
PFE         Pfizer Inc.                                                    3.00%            481       25.63       12,328
PG          The Procter & Gamble Company                                   3.00%            201       61.36       12,333

Global Target 15 Strategy Stocks (9.95%):
T           AT&T Inc.                                                      0.67%             67       40.74        2,730
2388 HK     BOC Hong Kong (Holdings) Limited #                             0.59%          1,000        2.40        2,400
BT/A LN     BT Group Plc #                                                 0.67%            416        6.59        2,741
1038 HK     Cheung Kong Infrastructure Holdings Limited #                  0.67%            732        3.74        2,739
GE          General Electric Company                                       0.67%             72       38.12        2,745
6 HK        Hongkong Electric Holdings Limited #                           0.62%            500        5.12        2,559
JPM         JPMorgan Chase & Co.                                           0.67%             56       48.96        2,742
LLOY LN     Lloyds TSB Group Plc #                                         0.67%            247       11.09        2,738
LOG LN      LogicaCMG Plc #                                                0.67%            900        3.04        2,740
8 HK        PCCW Limited #                                                 0.60%          4,000        0.62        2,472
PFE         Pfizer Inc.                                                    0.67%            107       25.63        2,742
TATE LN     Tate & Lyle Plc #                                              0.67%            241       11.38        2,742
VZ          Verizon Communications Inc.                                    0.67%             67       41.07        2,752
VOD LN      Vodafone Group Plc #                                           0.67%            823        3.33        2,740
551 HK      Yue Yuen Industrial (Holdings) Limited #                       0.77%          1,000        3.14        3,141

The S&P Target 24 Strategy Stocks (50.02%):
AZO         AutoZone, Inc. *                                               0.63%             19      136.92        2,601
BAX         Baxter International Inc.                                      3.63%            265       56.27       14,912
CPB         Campbell Soup Company                                          0.57%             61       38.28        2,335
CTL         CenturyTel, Inc.                                               0.47%             39       49.26        1,921
KO          The Coca-Cola Company                                          4.60%            359       52.63       18,894
CPWR        Compuware Corporation *                                        0.08%             27       12.03          325
EQ          Embarq Corporation                                             0.84%             54       63.91        3,451
EMR         Emerson Electric Co.                                           2.39%            207       47.33        9,797
ESV         ENSCO International Incorporated                               0.34%             23       60.47        1,391
EL          The Estee Lauder Companies Inc.                                0.19%             17       45.80          779
FII         Federated Investors, Inc. (Class B)                            1.05%            111       38.97        4,326
BEN         Franklin Resources, Inc.                                       8.71%            266      134.42       35,756
HAS         Hasbro, Inc.                                                   0.35%             46       31.57        1,452
IR          Ingersoll-Rand Company Ltd. +                                  1.05%             79       54.76        4,326
JNS         Janus Capital Group Inc.                                       1.37%            199       28.35        5,642
LMT         Lockheed Martin Corporation                                    2.53%            111       93.40       10,367
MCD         McDonald's Corporation                                         4.30%            347       50.85       17,645
MSFT        Microsoft Corporation                                          6.21%            855       29.83       25,505
ORCL        Oracle Corporation *                                           2.20%            455       19.85        9,032
SLB         Schlumberger Limited +                                         3.79%            182       85.55       15,570
VLO         Valero Energy Corporation                                      1.51%             84       73.61        6,183
WAT         Waters Corporation *                                           0.60%             41       60.08        2,463
WIN         Windstream Corporation                                         0.62%            173       14.80        2,560
ZMH         Zimmer Holdings, Inc. *                                        1.99%             96       84.93        8,153

                        Schedule of Investments (cont'd.)

    Target VIP Conservative Equity Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007



                                                                          Percentage       Number    Market      Cost of
Ticker Symbol and                                                         of Aggregate     of        Value       Securities to
Name of Issuer of Securities (1)(4)(5)                                    Offering Price   Shares    per Share   the Trust (2)
______________________________________                                    ______________   ______    _________   _____________
Value Line(R) Target 25 Strategy Stocks (10.02%):
ARO         Aeropostale, Inc. *                                             0.10%           10       $ 42.10     $    421
ATI         Allegheny Technologies, Inc.                                    0.49%           19        105.35        2,002
AAPL        Apple Inc. *                                                    2.50%           85        120.56       10,248
AVT         Avnet Inc. *                                                    0.28%           29         39.51        1,146
BIG         Big Lots, Inc. *                                                0.15%           20         30.41          608
CAE         Cascade Corporation                                             0.10%            5         82.65          413
CTV         CommScope, Inc. *                                               0.16%           11         58.00          638
DLTR        Dollar Tree Stores, Inc. *                                      0.21%           19         44.33          842
FLIR        FLIR Systems, Inc. *                                            0.14%           12         46.14          554
BGC         General Cable Corporation *                                     0.19%           10         76.91          769
GES         GUESS?, Inc.                                                    0.21%           18         48.53          874
ESI         ITT Educational Services, Inc. *                                0.23%            8        116.38          931
KCI         Kinetic Concepts, Inc. *                                        0.16%           13         51.27          667
MTW         The Manitowoc Company, Inc.                                     0.23%           12         78.95          947
MLM         Martin Marietta Materials, Inc.                                 0.31%            8        161.31        1,290
MDR         McDermott International, Inc. +*                                0.42%           21         82.49        1,732
POT         Potash Corporation of Saskatchewan Inc. +                       1.11%           59         77.09        4,548
PCP         Precision Castparts Corp.                                       0.75%           26        118.03        3,069
RS          Reliance Steel & Aluminum Co.                                   0.19%           14         55.99          784
PCU         Southern Copper Corporation                                     1.25%           55         93.29        5,131
TTEC        TeleTech Holdings, Inc. *                                       0.10%           13         32.66          425
TPX         Tempur-Pedic International Inc.                                 0.10%           16         25.73          412
TEX         Terex Corporation *                                             0.39%           20         81.01        1,620
VSEA        Varian Semiconductor Equipment Associates, Inc. *               0.15%           15         40.34          605
WRNC        The Warnaco Group, Inc. *                                       0.10%           11         38.50          423
                                                                          _______                                ________
                 Total Investments                                        100.00%                                $410,444
                                                                          =======                                ========
______________________

See "Notes to Schedules of Investments" on page 36.

                             Schedule of Investments

 Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2007 Series
                                 FT 1409


                    At the Opening of Business on the
                  Initial Date of Deposit-June 29, 2007


                                                                      Percentage
                                                                      of Aggregate    Number      Market      Cost of
Ticker Symbol and                                                     Offering        of          Value per   Securities to
Name of Issuer of Securities (1)(4)(5)                                Price           Shares      Share       the Trust (2)
______________________________________                                ____________    ______      _________   _____________
ANF      Abercrombie & Fitch Co. (Class A)                             2.51%            49        $ 73.50     $  3,602
AET      Aetna Inc.                                                    2.50%            72          49.85        3,589
ATK      Alliant Techsystems Inc. *                                    2.48%            36          98.97        3,563
ARW      Arrow Electronics, Inc. *                                     2.49%            92          38.89        3,578
AZO      AutoZone, Inc. *                                              2.48%            26         136.92        3,560
BLL      Ball Corporation                                              2.50%            68          52.86        3,594
CMC      Commercial Metals Company                                     2.49%           107          33.40        3,574
CSC      Computer Sciences Corporation *                               2.52%            61          59.30        3,617
CAL      Continental Airlines, Inc. *                                  2.49%           105          34.09        3,579
CVH      Coventry Health Care, Inc. *                                  2.52%            62          58.30        3,615
DTV      The DIRECTV Group, Inc. *                                     2.50%           155          23.18        3,593
DST      DST Systems, Inc. *                                           2.49%            45          79.46        3,576
DD       E.I. du Pont de Nemours and Company                           2.52%            71          50.93        3,616
ESRX     Express Scripts, Inc. *                                       2.51%            71          50.81        3,608
GDI      Gardner Denver Inc. *                                         2.49%            85          42.08        3,577
BGC      General Cable Corporation *                                   2.52%            47          76.91        3,615
HP       Helmerich & Payne, Inc.                                       2.49%           102          35.10        3,580
HPC      Hercules Incorporated *                                       2.50%           186          19.30        3,590
HOC      Holly Corporation                                             2.51%            49          73.60        3,606
IBM      International Business Machines Corporation                   2.51%            34         105.95        3,602
IP       International Paper Company                                   2.51%            94          38.28        3,598
KR       The Kroger Co.                                                2.50%           127          28.27        3,590
LEH      Lehman Brothers Holdings Inc.                                 2.49%            47          75.92        3,568
LPNT     LifePoint Hospitals, Inc. *                                   2.51%            93          38.74        3,603
MEE      Massey Energy Company                                         2.49%           137          26.14        3,581
NTY      NBTY, Inc. *                                                  2.49%            83          43.05        3,573
JWN      Nordstrom, Inc.                                               2.49%            71          50.36        3,576
OMC      Omnicom Group Inc.                                            2.49%            67          53.40        3,578
PETM     PetSmart, Inc.                                                2.51%           111          32.41        3,598
RS       Reliance Steel & Aluminum Co.                                 2.50%            64          55.99        3,583
ROST     Ross Stores, Inc.                                             2.49%           116          30.88        3,582
SWY      Safeway Inc.                                                  2.49%           105          34.05        3,575
SEE      Sealed Air Corporation                                        2.49%           115          31.11        3,578
SLGN     Silgan Holdings Inc.                                          2.52%            65          55.65        3,617
TGT      Target Corporation                                            2.52%            57          63.50        3,619
TTC      The Toro Company                                              2.50%            61          58.74        3,583
TRV      The Travelers Companies, Inc.                                 2.49%            67          53.41        3,578
UNH      UnitedHealth Group Incorporated                               2.50%            69          52.10        3,595
WMT      Wal-Mart Stores, Inc.                                         2.49%            74          48.21        3,568
XRX      Xerox Corporation *                                           2.51%           194          18.54        3,597
                                                                    ________                                  ________
              Total Investments                                      100.00%                                  $143,574
                                                                    ========                                  ========
______________________

See "Notes to Schedules of Investments" on page 36.


Page 35


                    NOTES TO SCHEDULES OF INVESTMENTS

(1) All Securities are represented by regular way contracts to purchase such Securities which are backed by an irrevocable letter of credit deposited with the Trustee. The Sponsor entered into purchase contracts for the Securities on June 29, 2007. Such purchase contracts are expected to settle within three business days.

(2) The cost of the Securities to a Trust represents the aggregate underlying value with respect to the Securities acquired-generally determined by the closing sale prices of the Securities on the applicable exchange (where applicable, converted into U.S. dollars at the exchange rate at the Evaluation Time) at the Evaluation Time on the business day prior to the Initial Date of Deposit. The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after publication of the market values normally used by such Trust but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. The valuation of the Securities has been determined by the Evaluator, an affiliate of the Sponsor. The cost of the Securities to the Sponsor and the Sponsor's loss (which is the difference between the cost of the Securities to the Sponsor and the cost of the Securities to a Trust) are set forth below:

                                                                          Cost of Securities    Profit
                                                                          to Sponsor            (Loss)
                                                                          __________________    ________
The Dow (R) Target 5 Portfolio, 3rd Quarter 2007 Series                   $144,213              $  (683)
European Target 30 Portfolio, 3rd Quarter 2007 Series                      296,901               (2,715)
Global Target 15 Portfolio, 3rd Quarter 2007 Series                        162,884               (1,879)
The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2007 Series                 153,085               (4,722)
NYSE (R) International Target 25 Portfolio, 3rd Quarter 2007 Series        144,341                 (799)
The S&P Target 24 Portfolio, 3rd Quarter 2007 Series                       143,999                 (465)
S&P Target SMid 60 Portfolio, 3rd Quarter 2007 Series                      144,280                 (679)
Target 50/50 Portfolio, 3rd Quarter 2007 Series                            364,354               (2,571)
Target Diversified Dividend Portfolio, 3rd Quarter 2007 Series             144,734               (1,164)
Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2007 Series          458,337               (3,816)
Target Growth Portfolio, 2nd Quarter 2007 Series                           145,123               (1,624)
Target Small-Cap Portfolio, 3rd Quarter 2007 Series                        144,354                 (825)
Target VIP Conservative Equity Portfolio, 3rd Quarter 2007 Series          412,274               (1,830)
Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2007 Series     144,175                 (601)

(3) Current Dividend Yield for each Security was calculated by dividing the most recent annualized ordinary dividend declared or paid on a Security by that Security's closing sale price at the Evaluation Time on the business day prior to the Initial Date of Deposit, without consideration of foreign withholding or changes in currency exchange rates, if applicable.

(4) Common stocks of companies headquartered or incorporated outside the United States comprise approximately 100%, 66.70%, 26.91%, 100%, 9.67%, 2.26%, 12.71%, 14.98%, 45.46%, 36.66% and 12.97% of the investments of
European Target 30 Portfolio, 3rd Quarter 2007 Series ; Global Target 15 Portfolio, 3rd Quarter 2007 Series; The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2007 Series; NYSE(R) International Target 25 Portfolio, 3rd Quarter 2007 Series; The S&P Target 24 Portfolio, 3rd Quarter 2007 Series; S&P Target SMid 60 Portfolio, 3rd Quarter 2007 Series ; Target 50/50 Portfolio, 3rd Quarter 2007 Series; Target Diversified Dividend Portfolio, 3rd Quarter 2007 Series ; Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2007 Series; Target Growth Portfolio, 2nd Quarter 2007 Series; and Target VIP Conservative Equity Portfolio, 3rd Quarter 2007 Series, respectively.

(5) Securities of companies in the following sectors comprise the percentage of the investments of the Trusts as indicated:

The Dow(R) Target 5 Portfolio, 3rd Quarter 2007 Series:
Financial Services, 20%; Healthcare, 20%; Industrials, 20%;
Telecommunications Services, 40%

European Target 30 Portfolio, 3rd Quarter 2007 Series:
Consumer-Discretionary, 23.33%; Consumer-Staples, 3.17%; Energy, 10.00%; Financial Services, 16.86%; Industrials, 20.02%; Materials, 19.98%; Utilities, 6.64%

Global Target 15 Portfolio, 3rd Quarter 2007 Series:
Consumer-Staples, 6.66%; Financial Services, 20.03%; Health Care, 6.67%; Industrials, 27.11%; Telecommunications Services, 33.17%; Utilities, 6.36%

The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2007 Series:
Consumer-Discretionary, 22.23%; Energy, 2.03%; Industrials, 13.58%; Information Technology, 57.69%; Telecommunications Services, 4.47%

NYSE(R) International Target 25 Portfolio, 3rd Quarter 2007 Series:
Consumer-Discretionary, 7.99%; Energy, 15.99%; Financial Services, 28.00%; Materials, 12.00%; Telecommunications Services, 28.00%;
Utilities, 8.02%

The S&P Target 24 Portfolio, 3rd Quarter 2007 Series:
Consumer-Discretionary, 10.61%; Consumer-Staples, 10.70%; Energy, 11.27%; Financial Services, 22.29%; Health Care, 12.43%; Industrials, 11.89%; Information Technology, 16.98%; Telecommunications Services, 3.83%

Page 36


S&P Target SMid 60 Portfolio, 3rd Quarter 2007 Series:
Consumer-Discretionary, 8.86%; Energy, 7.77%; Financial Services, 33.42%; Health Care, 3.32%; Industrials, 9.98%; Information Technology, 18.88%; Materials, 1.11%; Utilities, 16.66%

Target 50/50 Portfolio, 3rd Quarter 2007 Series:
Consumer-Discretionary, 6.28%; Consumer-Staples, 3.74%; Energy, 2.55%; Financial Services, 33.36%; Health Care, 3.10%; Industrials, 11.27%; Information Technology, 14.52%; Materials, 5.94%; Telecommunications Services, 3.03%; Utilities, 16.21%

Target Diversified Dividend Portfolio, 3rd Quarter 2007 Series:
Consumer-Discretionary, 10.01%; Consumer-Staples, 10.00%; Energy, 9.99%; Financial Services, 10.00%; Health Care, 10.00%; Industrials, 9.98%; Information Technology, 10.00%; Materials, 10.02%; Telecommunications Services, 9.98%; Utilities, 10.02%

Target Dividend Multi-Strategy Portfolio, 3rd Quarter 2007 Series:
Consumer-Discretionary, 2.50%; Consumer-Staples, 5.42%; Energy, 5.09%; Financial Services, 32.39%; Health Care, 5.40%; Industrials, 8.79%; Information Technology, 4.17%; Materials, 3.76%; Telecommunications Services, 17.06%; Utilities, 15.42%

Target Growth Portfolio, 2nd Quarter 2007 Series:
Consumer-Discretionary, 6.66%; Consumer-Staples, 3.35%; Energy, 20.09%; Financial Services, 6.71%; Health Care, 3.29%; Industrials, 19.90%; Information Technology, 20.05%; Materials, 13.29%; Telecommunications Services, 6.66%

Target Small-Cap Portfolio, 3rd Quarter 2007 Series:
Consumer-Discretionary, 11.37%; Consumer-Staples, 4.25%; Energy, 7.35%; Financial Services, 3.09%; Health Care, 17.88%; Industrials, 17.80%; Information Technology, 27.85%; Materials, 7.41%; Telecommunications Services, 3.00%

Target VIP Conservative Equity Portfolio, 3rd Quarter 2007 Series:
Consumer-Discretionary, 12.38%; Consumer-Staples, 9.03%; Energy, 8.63%; Financial Services, 13.06%; Health Care, 10.05%; Industrials, 19.28%; Information Technology, 18.39%; Materials, 3.35%; Telecommunications Services, 5.21%; Utilities, 0.62%

Value Line(R) Diversified Target 40 Portfolio, 3rd Quarter 2007 Series:
Consumer-Discretionary, 19.99%; Consumer-Staples, 9.97%; Energy, 7.49%; Financial Services, 4.98%; Health Care, 12.54%; Industrials, 12.48%; Information Technology, 12.52%; Materials, 20.03%

+ Each Security represents the common stock of a foreign company which trades directly, or through an American Depositary Receipt (ADR), on a U.S. national securities exchange.

# Each Security represents the common stock of a foreign company which trades directly on a foreign securities exchange.

* This Security has not paid a cash dividend during the 12 months prior to the Initial Date of Deposit.

                       The FT Series

The FT Series Defined.

We, First Trust Portfolios L.P. (the "Sponsor"), have created hundreds of similar yet separate series of a unit investment trust which we have named the FT Series. The series to which this prospectus relates, FT 1409, consists of 14 separate portfolios set forth below:

- Dow(R) Target 5 3Q '07 - Term 9/20/08
(The Dow(R) Target 5 Portfolio, 3rd Quarter 2007 Series)

- European Target 30 3Q '07 - Term 9/20/08
(European Target 30 Portfolio, 3rd Quarter 2007 Series)

- Global Target 15 3Q '07 - Term 9/20/08
(Global Target 15 Portfolio, 3rd Quarter 2007 Series)

- Nasdaq(R)  Target 15 3Q '07 - Term 9/20/08
(The Nasdaq(R) Target 15 Portfolio, 3rd Quarter 2007 Series)

- NYSE(R) Intl. Target 25 3Q '07 - Term 9/20/08
(NYSE (R) International Target 25 Portfolio, 3rd Quarter
2007 Series)

- S&P Target 24 3Q '07 - Term 9/20/08
(The S&P Target 24 Portfolio, 3rd Quarter 2007 Series)

- S&P Target SMid 60 3Q '07 - Term 9/20/08
(S&P Target SMid 60 Portfolio, 3rd Quarter 2007 Series)

- Target 50/50 3Q '07 - Term 9/20/08
(Target 50/50 Portfolio, 3rd Quarter 2007 Series)

- Target Divsd. Dvd. 3Q '07 - Term 9/20/08
(Target Diversified Dividend Portfolio, 3rd Quarter 2007
Series)

- Target Dvd. Multi-Strat. 3Q '07 - Term 9/20/08
(Target Dividend Multi-Strategy Portfolio, 3rd Quarter
2007 Series)

- Target Growth 3Q '07 - Term 9/20/08
(Target Growth Portfolio, 2nd Quarter 2007 Series)

- Target Small-Cap 3Q '07 - Term 9/20/08
(Target Small-Cap Portfolio, 3rd Quarter 2007 Series)

- Target VIP Cons. Eqty. 3Q '07 - Term 9/20/08
(Target VIP Conservative Equity Portfolio, 3rd Quarter
2007 Series)

- Value Line(R) Divsd. Target 40 3Q '07 - Term 9/20/08
(Value Line(R) Diversified Target 40 Portfolio, 3rd
Quarter 2007 Series)

Each Trust was created under the laws of the State of New York by a Trust Agreement (the "Indenture") dated the Initial Date of Deposit. This agreement, entered into among First Trust Portfolios L.P., as Sponsor, The Bank of New York as Trustee, FTP Services LLC ("FTPS") as FTPS Unit Servicing Agent and First Trust Advisors L.P. as Portfolio Supervisor and Evaluator, governs the operation of the Trusts.

YOU MAY GET MORE SPECIFIC DETAILS CONCERNING THE NATURE, STRUCTURE AND RISKS OF THIS PRODUCT IN AN "INFORMATION SUPPLEMENT" BY CALLING THE SPONSOR AT 1-800-621-1675, EXT. 1.

How We Created the Trusts.

On the Initial Date of Deposit, we deposited portfolios of common stocks with the Trustee and in turn, the Trustee delivered documents to us representing our ownership of the Trusts in the form of units ("Units").

After the Initial Date of Deposit, we may deposit additional Securities in a Trust, or cash (including a letter of credit or the equivalent) with instructions to buy more Securities, to create new Units for sale. If we create additional Units, we will attempt, to the extent practicable, to maintain the percentage relationship established among the Securities on the Initial Date of Deposit (as set forth in "Schedule of Investments" for each Trust), adjusted to reflect the sale, redemption or liquidation of any of the Securities or any stock split or a merger or other similar event affecting the issuer of the Securities.

Since the prices of the Securities will fluctuate daily, the ratio of Securities in a Trust, on a market value basis, will also change daily. The portion of Securities represented by each Unit will not change as a result of the deposit of additional Securities or cash in a Trust. If we deposit cash, you and new investors may experience a dilution of your investment. This is because prices of Securities will fluctuate between the time of the cash deposit and the purchase of the Securities, and because the Trusts pay the associated brokerage fees. To reduce this dilution, the Trusts will try to buy the Securities as close to the Evaluation Time and as close to the evaluation price as possible. In addition, because the Trusts pay the brokerage fees associated with the creation of new Units and with the sale of Securities to meet redemption and exchange requests, frequent redemption and exchange activity will likely result in higher brokerage expenses.

An affiliate of the Trustee may receive these brokerage fees or the Trustee may retain and pay us (or our affiliate) to act as agent for a Trust to buy Securities. If we or an affiliate of ours act as agent to a Trust we will be subject to the restrictions under the Investment
Company Act of 1940, as amended.

We cannot guarantee that a Trust will keep its present size and composition for any length of time. Securities may periodically be sold under certain circumstances, and the proceeds from these sales will be used to meet Trust obligations or distributed to Unit holders, but will not be reinvested. However, Securities will not be sold to take advantage of market fluctuations or changes in anticipated rates of appreciation or depreciation, or if they no longer meet the criteria by which they were selected. You will not be able to dispose of or vote any of the Securities in a Trust. As the holder of the Securities, the Trustee will vote all of the Securities and will do so based on our instructions.

Neither we nor the Trustee will be liable for a failure in any of the Securities. However, if a contract for the purchase of any of the Securities initially deposited in a Trust fails, unless we can purchase substitute Securities ("Replacement Securities") we will refund to you that portion of the purchase price and transactional sales charge resulting from the failed contract on the next Distribution Date. Any Replacement Security a Trust acquires will be identical to those from the failed contract.

                        Portfolios

Objective.

When you invest in a Trust you are purchasing a quality portfolio of attractive common stocks in one convenient purchase. The objective of each Trust is to provide the potential for an above-average total return. To achieve this objective, each Trust will invest in the common stocks of companies which are selected by applying a unique specialized strategy. While the Trusts seek to provide the potential for above-average total return, each follows a different investment strategy. We cannot guarantee that a Trust will achieve its objective or that a Trust will make money once expenses are deducted.

               The Dow(R) Target 5 Portfolio

The Dow(R) Target 5 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Strategy seeks to uncover stocks that may be out of favor or undervalued. Investing in stocks with high dividend yields may be effective in achieving the investment objective of the Trust, because regular dividends are common for established companies, and dividends have historically accounted for a large portion of the total return on stocks. The Dow (R) Target 5 Strategy seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in the Dow Jones Industrial Averagesm ("DJIA(sm)").

The Dow(R) Target 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by dividend yield as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 highest dividend-yielding stocks from this group.

Step 3:From the 10 stocks selected in Step 2, we select an equally-weighted portfolio of the five stocks with the lowest per share stock price for The Dow (R) Target 5 Strategy.


Based on the composition of the portfolio on the Initial Date of Deposit, The Dow (R) Target 5 Portfolio is considered a Large-Cap Value Trust.


               European Target 30 Portfolio

The European Target 30 Portfolio invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Portfolio seeks to uncover stocks that may be out of favor or undervalued. The European Target 30 Strategy stocks are determined as follows:


Step 1:We begin with all stocks headquartered in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the
Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom as of two business days prior to the date of this prospectus.


Step 2:We identify the 250 largest companies, based on market capitalization, which also have a minimum three-month average daily trading volume of $1 million and a minimum of 20,000 shares traded on a daily basis.

Step 3:We rank the stocks on four factors:
o Price-to-Book
o Price-to-Cash Flow
o Recent Price Appreciation
o Return on Assets

Step 4:We purchase an approximately equally-weighted portfolio of the 30 stocks with the best overall ranking on the four factors.


Based on the composition of the portfolio on the Initial Date of Deposit, the European Target 30 Portfolio is considered a Large-Cap Value Trust.


                Global Target 15 Portfolio

The Global Target 15 Strategy invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Strategy seeks to uncover stocks that may be out of favor or undervalued. The Trust seeks to amplify this dividend yield strategy by selecting the five lowest priced stocks of the 10 highest dividend-yielding stocks in a particular index. The Global Target 15 Strategy stocks are determined as follows:

Step 1:We rank all stocks contained in the DJIA(sm), the Financial Times Industrial Ordinary Share Index ("FT Index") and the Hang Seng Index by dividend yield as of the business day prior to the date of this prospectus in the case of DJIA(sm) stocks or two business days prior to the date of this prospectus in the case of FT Index and Hang Seng Index stocks.

Step 2:We select the 10 highest dividend-yielding stocks in each respective index.

Step 3:We select an approximately equally-weighted portfolio of the five stocks with the lowest per share stock price of the 10 highest-dividend yielding stocks in each respective index as of their respective selection date for the Global Target 15 Strategy.

Companies which, on or before their respective selection date, are subject to any of the limited circumstances which warrant removal of a Security from a Trust as described under "Removing Securities from a Trust" have been excluded from the universe of securities from which the Global Target 15 Strategy stocks are selected.


Based on the composition of the portfolio on the Initial Date of Deposit, the Global Target 15 Portfolio is considered a Large-Cap Value Trust.


             The Nasdaq(R) Target 15 Portfolio

The Nasdaq(R) Target 15 Strategy selects a portfolio of the 15 Nasdaq-100 Index(R) stocks with the best overall ranking on both 12- and 6-month price appreciation, return on assets and price to cash flow as a means to achieving its investment objective. The Nasdaq(R) Target 15 Strategy stocks are determined as follows:

Step 1:We select stocks which are components of the Nasdaq-100 Index(R) as of two business days prior to the date of this prospectus and numerically rank them by 12-month price appreciation (best [1] to worst [100]).

Step 2:We then numerically rank the stocks by six-month price appreciation.

Step 3:The stocks are then numerically ranked by return on assets ratio.

Step 4:We then numerically rank the stocks by the ratio of cash flow per share to stock price.

Step 5:We add up the numerical ranks achieved by each company in the above steps and select the 15 stocks with the lowest sums for The
Nasdaq(R) Target 15 Strategy.

The stocks which comprise The Nasdaq(R) Target 15 Strategy are weighted by market capitalization subject to the restriction that only whole shares are purchased and that no stock will comprise less than approximately 1% or 25% or more of The Nasdaq(R) Target 15 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

        NYSE (R) International Target 25 Portfolio

Incorporating international investments into an overall portfolio can offer benefits such as diversification, reduced volatility and the potential for enhanced performance. The NYSE (R) International Target 25 Portfolio provides investors with a way to strategically invest in foreign companies. The NYSE (R) International Target 25 Strategy stocks are determined as follows:

Step 1:We begin with the stocks that comprise the NYSE International 100 Index(sm) as of two business days prior to the date of this prospectus. The Index consists of the 100 largest non-U.S. stocks trading on the New York Stock Exchange.

Step 2:We screen for liquidity by eliminating companies with average daily trading volume below $300,000 for the prior three months.

Step 3:We rank each remaining stock on two factors:
o Price-to-Book
o Price-to-Cash Flow

Lower, but positive, price to book and price to cash flow ratios are generally used as an indication of value.

Step 4:We purchase an approximately equally-weighted portfolio of the 25 stocks with the best overall ranking on the two factors.


Based on the composition of the portfolio on the Initial Date of Deposit, the NYSE (R) International Target 25 Portfolio is considered a Large-Cap Value Trust.


                The S&P Target 24 Portfolio

The S&P Target 24 Strategy selects 24 common stocks from the Standard & Poor's 500 Composite Stock Price Index ("S&P 500") which are based on the following steps:

Step 1:All of the economic sectors in the S&P 500 are ranked by market capitalization as of two business days prior to the date of this prospectus and the eight largest sectors are selected.

Step 2:The stocks in each of those eight sectors are then ranked among their peers based on three distinct factors:

Factor 1:   Trailing four quarters' return on assets, which is net
income divided by average assets. Those stocks with high return on assets achieve better rankings.

Factor 2:   Buyback yield, which measures the percentage decrease in
common stock outstanding versus one year earlier. Those stocks with greater percentage decreases receive better rankings.

Factor 3:   Bullish interest indicator, which compares the number of
shares traded in months in which the stock price rose to the number of shares traded in months in which the stock price declined. Those stocks with a high bullish interest indicator achieve better rankings.

Step 3:The three stocks from each of the eight sectors with the highest combined ranking on these three factors are selected for The S&P Target 24 Strategy. In the event of a tie within a sector, the stock with the higher market capitalization is selected.

Each stock receives a weighting equivalent to its relative market value among the three stocks from the individual sector. The combined weight of the three stocks for a sector is equal to the sector's equivalent weighting among the eight sectors being selected from.


Based on the composition of the portfolio on the Initial Date of Deposit, The S&P Target 24 Portfolio is considered a Large-Cap Growth Trust.


               S&P Target SMid 60 Portfolio

This small and mid-capitalization strategy is designed to identify stocks with improving fundamental performance and sentiment. The strategy focuses on small and mid-size companies because we believe they are more likely to be in an earlier stage of their economic life cycle than mature large-cap companies. In addition, the ability to take advantage of share price discrepancies is likely to be greater with smaller stocks than with more widely followed large-cap stocks. The S&P Target SMid 60 Strategy stocks are determined as follows:

Step 1: We begin with the stocks that comprise the Standard & Poor's MidCap 400 Index ("S&P MidCap 400") and the Standard & Poor's SmallCap 600 Index ("S&P SmallCap 600") as of two business days prior to the date of this prospectus.

Step 2: We rank the stocks in each index by price to book value and select the best quartile from each index-100 stocks from the S&P MidCap 400 and 150 stocks from the S&P SmallCap 600 with the lowest, but positive, price to book ratio.

Step 3: We rank each remaining stock on three factors:

- Price to cash flow;

- 12-month change in return on assets;

- 3-month price appreciation.

Step 4: We eliminate any stock with a market capitalization of less than $250 million and with average daily trading volume of less than $250,000.

Step 5: The 30 stocks from each index with the highest combined ranking on the three factors set forth in Step 3 are selected for the S&P Target SMid 60 Strategy.

Step 6: The stocks selected from the S&P MidCap 400 are given approximately twice the weight of the stocks selected from the S&P SmallCap 600.


Based on the composition of the portfolio on the Initial Date of Deposit, S&P Target SMid 60 Portfolio is considered a Small-Cap Value Trust.


                  Target 50/50 Portfolio

The composition of the Target 50/50 Portfolio on the Initial Date of Deposit is as follows:

Approximately 1/2 common stocks which comprise the Dow (R) Target
Dividend Strategy;

Approximately 1/2 common stocks which comprise the Target VIP Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy and the Target VIP Strategy portions of the Trust were selected as follows:

The Dow(R) Target Dividend Strategy.

The Dow(R) Target Dividend Strategy selects a portfolio of the 20 stocks from the Dow Jones Select Dividend Index(sm) with the best overall ranking on both the change in return on assets over the last 12 months and price-to-book as a means to achieving its investment objective.

The Dow(R) Target Dividend Strategy stocks are determined as follows:

Step 1: We rank all 100 stocks contained in the Dow Jones Select
Dividend Index(sm) as of two business days prior to the date of this prospectus (best [1] to worst [100]) by:

- Greatest change in return on assets over the last 12 months. An increase in return on assets generally indicates improving business fundamentals.

- Price-to-book. A lower, but positive, price-to-book ratio is generally used as an indication of value.

Step 2: We then select an approximately equally-weighted portfolio of the 20 stocks with the best overall ranking on the two factors for The Dow(R) Target Dividend Strategy.

Companies which, as of the selection date, Dow Jones has announced will be removed from the Dow Jones Select Dividend Index(sm), have been removed from the universe of securities from which The Dow(R) Target Dividend Strategy stocks are selected.

Target VIP Strategy.

The Target VIP Strategy invests in the common stocks of companies which are selected by applying six separate uniquely specialized strategies. While each of the underlying strategies included in the Target VIP Strategy also seeks to provide an above-average total return, each follows a different investment strategy. The Target VIP Strategy seeks to outperform the S&P 500 Index. The Target VIP Strategy provides investors with exposure to both growth and value stocks, as well as several different sectors of the worldwide economy. We believe this approach offers investors a better opportunity for investment success regardless of which investment styles prevail in the market.

The composition of the Target VIP Strategy on the Initial Date of Deposit is as follows:

- Approximately 1/6 common stocks which comprise The Dow(R) DART 5
Strategy;

- Approximately 1/6 common stocks which comprise the European Target 20
Strategy;

- Approximately 1/6 common stocks which comprise The Nasdaq(R) Target 15
Strategy;

- Approximately 1/6 common stocks which comprise The S&P Target 24
Strategy;

- Approximately 1/6 common stocks which comprise the Target Small-Cap Strategy; and

- Approximately 1/6 common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise The Dow(R) DART 5 Strategy, the European Target 20 Strategy, the Target Small-Cap Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were selected as follows:

The Dow(R) Dividend and Repurchase Target 5 Strategy.

The Dow(R) DART 5 Strategy selects a portfolio of DJIA(sm) stocks with high dividend yields and/or high buyback ratios and high return on assets, as a means to achieving the Strategy's investment objective. By analyzing dividend yields, the Strategy seeks to uncover stocks that may be out of favor or undervalued. More recently, many companies have turned to stock reduction programs as a tax efficient way to bolster their stock prices and reward shareholders. Companies which have reduced their shares through a share buyback program may provide a strong cash flow position and, in turn, high quality earnings. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus divided by a company's shares outstanding as of the business day prior to the date of this prospectus, minus "1."

The Dow(R) DART 5 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by the sum of their dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select the 10 stocks with the highest combined dividend yields and buyback ratios.

Step 3: From the 10 stocks selected in Step 2, we select an approximately equally-weighted portfolio of the five stocks with the greatest change in return on assets in the most recent year as compared to the previous year for The Dow(R) DART 5 Strategy.

European Target 20 Strategy.

The European Target 20 Strategy invests in stocks with high dividend yields. By selecting stocks with the highest dividend yields, the Strategy seeks to uncover stocks that may be out of favor or undervalued. The European Target 20 Strategy stocks are determined as follows:

Step 1:We rank the 120 largest companies based on market capitalization which are headquartered in Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom by dividend yield as of two business days prior to the date of this prospectus.

Step 2:We select an approximately equally-weighted portfolio of the 20 highest dividend-yielding stocks for the European Target 20 Strategy.

During the initial offering period, no Trust will invest more than 5% of its portfolio in shares of any one securities-related issuer contained in the European Target 20 Strategy.

Target Small-Cap Strategy.

The Target Small-Cap Strategy invests in stocks with small market capitalizations which have recently exhibited certain positive financial attributes. The Target Small-Cap Strategy stocks are determined as follows:

Step 1:We select the stocks of all U.S. corporations which trade on the NYSE, the American Stock Exchange ("AMEX") or The Nasdaq Stock Market ("Nasdaq") (excluding limited partnerships, American Depositary Receipts and mineral and oil royalty trusts) as of two business days prior to the date of this prospectus.

Step 2:We then select companies which have a market capitalization of between $150 million and $1 billion and whose stock has an average daily dollar trading volume of at least $500,000.

Step 3:We next select stocks with positive three-year sales growth.

Step 4:From there we select those stocks whose most recent annual earnings are positive.

Step 5:We eliminate any stock whose price has appreciated by more than 75% in the last 12 months.

Step 6:We select the 40 stocks with the greatest price appreciation in the last 12 months on a relative market capitalization basis (highest to lowest) for the Target Small-Cap Strategy.

For purposes of applying the Target Small-Cap Strategy, market capitalization and average trading volume are based on 1996 dollars which are periodically adjusted for inflation. All steps apply monthly and rolling quarterly data instead of annual figures where possible.

The stocks which comprise the Target Small-Cap Strategy are weighted by market capitalization.

Value Line(R) Target 25 Strategy.

The Value Line(R) Target 25 Strategy invests in 25 of the 100 stocks that Value Line(R) gives a #1 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks which represent approximately 95% of the trading volume on all U.S. stock exchanges. Of these 1,700 stocks, only 100 are given their #1 ranking for Timeliness(TM), which measures Value Line's view of their probable price performance during the next six to 12 months relative to the others. Value Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum, and earnings surprise. The Value Line(R) Target 25 Strategy stocks are determined as follows:

Step 1:We start with the 100 stocks which Value Line(R) at the initial date of deposit gives their #1 ranking for Timeliness(TM), remove the stocks of financial companies and the stocks of companies whose shares are not listed on a U.S. securities exchange, and apply the following rankings as of two business days prior to the date of this prospectus.

Step 2:We rank these remaining stocks for consistent growth based on 12-month and 6-month price appreciation (best [1] to worst [100]).

Step 3:We then rank the stocks for profitability by their return on assets.

Step 4:Finally, we rank the stocks for value based on their price to cash flow.

Step 5:We add up the numerical ranks achieved by each company in the above steps and select the 25 stocks with the lowest sums for the Value Line Target 25 Strategy.

The stocks which comprise the Value Line(R) Target 25 Strategy are weighted by market capitalization subject to the restriction that no stock will comprise less than approximately 1% or 25% or more of the Value Line(R) Target 25 Strategy portion of the portfolio on the date of this prospectus. The Securities will be adjusted on a proportionate basis to accommodate this constraint.

The stocks which comprise The Nasdaq(R) Target 15 Strategy and The S&P Target 24 Strategy portion of the Trust were chosen by applying the same selection criteria set forth above under the captions "The Nasdaq(R) Target 15 Portfolio" and "The S&P Target 24 Portfolio," respectively.

           Target Diversified Dividend Portfolio

The Target Diversified Dividend Portfolio seeks to provide the potential for above-average total return through a combination of capital appreciation and dividend income by adhering to a simple investment strategy; however, there is no assurance the objective will be met. The Target Diversified Dividend Strategy stocks are determined as follows:

Step 1:We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

- Minimum market capitalization of $250 million;

- Minimum three-month average daily trading volume of $1.5 million; and

- Minimum stock price of $5.

Step 2:We eliminate Real Estate Investment Trusts ("REITs"), American Depositary Receipts, Registered Investment Companies and Limited
Partnerships.

Step 3:We select only those stocks with positive three-year dividend growth.

Step 4:We rank each remaining stock on three factors:

- Indicated dividend yield - 50%;

- Price to book - 25%; and

- Payout ratio - 25%.

Step 5:We purchase an approximately equally-weighted portfolio consisting of four stocks from each of the ten major market sectors with the highest combined ranking on the three factors.

         Target Dividend Multi-Strategy Portfolio

The composition of the Target Dividend Multi-Strategy Portfolio on the Initial Date of Deposit is as follows:

- Approximately 25% common stocks which comprise The Dow(R) Target Dividend Strategy;

- Approximately 25% common stocks which comprise the European Target 20
Strategy;

- Approximately 25% common stocks which comprise the Global Target 15 Strategy; and

- Approximately 25% common stocks which comprise the Target Diversified Dividend Strategy.

The Securities which comprise The Dow(R) Target Dividend Strategy, the European Target 20 Strategy, the Global Target 15 Strategy and the Target Diversified Dividend Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Target 50/50 Portfolio," "Target 50/50 Portfolio," "Global Target 15 Portfolio" and "Target Diversified Dividend Portfolio," respectively.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Dividend Multi-Strategy Portfolio is considered a Large-Cap Value Trust.


                  Target Growth Portfolio

The Target Growth Portfolio, formerly known as Target Large-Cap
Portfolio, invests in stocks with large market capitalizations which have recently exhibited certain positive financial attributes. The Target Growth Strategy stocks are determined as follows:

Step 1:We begin with all stocks traded on a U.S. exchange as of two business days prior to the date of this prospectus and screen for the following:

- Minimum market capitalization of $6 billion;

- Minimum three month average daily trading volume of $5 million; and

- Minimum stock price of $5.

Step 2:We eliminate REITs, American Depositary Receipts, Registered Investment Companies and Limited Partnerships.

Step 3:We select only those stocks with positive one year sales growth.

Step 4:We rank the remaining stocks on three factors:

- Sustainable growth rate;

- Change in return on assets; and

- Recent price appreciation.

Step 5:We purchase an approximately equally-weighted portfolio of the 30 stocks with the highest combined ranking on the three factors, subject to a maximum of six stocks from any one of the ten major market sectors.


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Growth Portfolio is considered a Large-Cap Growth Trust.


                Target Small-Cap Portfolio

The Securities which comprise the Target Small-Cap Strategy were chosen by applying the same selection criteria set forth above under the caption "Target 50/50 Portfolio."


Based on the composition of the portfolio on the Initial Date of Deposit, the Target Small-Cap Portfolio is considered a Small-Cap Growth Trust.


         Target VIP Conservative Equity Portfolio

The Target VIP Conservative Equity Portfolio invests in the common stocks of companies which are selected by applying four separate uniquely specialized strategies. The strategy seeks to outperform the S&P 500 Index. The Target VIP Conservative Equity Portfolio provides investors with exposure to both growth and value stocks, as well as several different sectors of the worldwide economy. We believe this approach offers investors a better opportunity for investment success regardless of which investment styles prevail in the market. The composition of the Target VIP Conservative Equity Portfolio on the Initial Date of Deposit is as follows:

- Approximately 30% common stocks which comprise The Dow(R) DART 10
Strategy;

- Approximately 10% common stocks which comprise the Global Target 15
Strategy;

- Approximately 50% common stocks which comprise The S&P Target 24
Strategy;

- Approximately 10% common stocks which comprise the Value Line(R) Target 25 Strategy.

The Securities which comprise The Dow (R) DART 10 Strategy portion of the Trust were selected as follows:

The Dow(R) DART 10 Strategy.

The Dow (R) Dividend and Repurchase Target ("DART") 10 Strategy selects a portfolio of DJIA(sm) stocks with high dividend yields and/or high buyback ratios as a means to achieving the Strategy's investment objective. By analyzing dividend yields, the Strategy seeks to uncover stocks that may be out of favor or undervalued. More recently, many companies have turned to stock reduction programs as a tax efficient way to bolster their stock prices and reward shareholders. Companies which have reduced their shares through a share buyback program may provide a strong cash flow position and, in turn, high quality earnings. Buyback ratio is the ratio of a company's shares of common stock outstanding 12 months prior to the date of this prospectus divided by a company's shares outstanding as of the business day prior to the date of this prospectus, minus "1."

The Dow (R) DART 10 Strategy stocks are determined as follows:

Step 1: We rank all 30 stocks contained in the DJIA(sm) by the sum of their dividend yield and buyback ratio as of the business day prior to the date of this prospectus.

Step 2: We then select an approximately equally-weighted portfolio of the 10 stocks with the highest combined dividend yields and buyback ratios for The Dow (R) DART 10 Strategy.

The Securities which comprise the Global Target 15 Strategy, The S&P Target 24 Strategy and the Value Line(R) Target 25 Strategy portions of the Trust were chosen by applying the same selection criteria set forth above under the captions "Global Target 15 Portfolio," "S&P Target 24 Portfolio" and "Target 50/50 Portfolio," respectively.

       Value Line(R) Diversified Target 40 Portfolio

The Value Line(R) Diversified Target 40 Strategy invests in 40 of the 400 stocks that Value Line(R) gives a #1 or #2 ranking for Timeliness(TM) which have recently exhibited certain positive financial attributes. Value Line(R) ranks 1,700 stocks 400 of which are given their #1 or #2 ranking for Timeliness(TM). Value Line(R) bases their rankings on various factors, including long-term trend of earnings, prices, recent earnings, price momentum and earnings surprises. The Value Line(R) Diversified Target 40 Strategy stocks are determined as follows:

Step 1:We start with the 400 stocks which Value Line(R) at the initial date of deposit gives their #1 or #2 ranking for Timeliness(TM), remove the stocks of foreign companies and the stocks of companies with market capitalizations of less than $2 billion, and apply the following rankings as of two business days prior to the date of this prospectus.

Step 2:We rank these remaining stocks for sustainable growth rate.

Step 3:We then rank the stocks for their price to sales ratios.

Step 4:Finally, we rank the stocks for value based on their price to cash flow.

Step 5:We add up the numerical ranks achieved by each company in the above steps and select an approximately equally weighted portfolio of the 40 stocks with the highest combined ranking on the three factors, subject to a maximum of eight stocks from any one of the ten major market sectors. For purposes of selecting stocks and weighting the market sectors, consumer-discretionary and consumer-staples are considered separate sectors.

Other Considerations.

Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy at such time. This is true even if a later application of a strategy would have resulted in the selection of different securities. In addition, companies which, based on publicly available information as of two business days prior to the date of this prospectus, are the subject of an announced business combination which we expect will happen within six months of the date of this prospectus have been excluded from the universe of securities from which each Trust's Securities are selected.

From time to time in the prospectus or in marketing materials we may identify a portfolio's style and capitalization characteristics to describe a trust. These characteristics are designed to help you better understand how a Trust fits into your overall investment plan. These characteristics are determined by the Sponsor as of the Initial Date of Deposit and, due to changes in the value of the Securities, may vary thereafter. In addition, from time to time, analysts and research professionals may apply different criteria to determine a Security's style and capitalization characteristics, which may result in designations which differ from those arrived at by the Sponsor. In general, growth stocks are those with high relative price-to-book ratios while value stocks are those with low relative price-to-book ratios. At least 65% of the stocks in a trust on the trust's initial date of deposit must fall into either the growth or value category for a trust itself to receive the designation. Trusts that do not meet this criteria are designated as blend trusts. Both the weighted average market capitalization of a trust and at least half of the Securities in a trust must fall into the following ranges to determine its market capitalization designation: Small-Cap-less than $2.5 billion; Mid-Cap- $2.5 billion to $10 billion; Large-Cap-over $10 billion. Trusts, however, may contain individual stocks that do not fall into its stated style or market capitalization designation.

"Dow Jones Industrial Average(sm)," "Dow (R)," "DJIA(sm)," and "Dow
Jones Select Dividend Index(sm)," are trademarks or service marks of Dow Jones & Company, Inc. ("Dow Jones") and have been licensed for use for certain purposes by First Trust Advisors L.P., an affiliate of ours. Dow Jones does not endorse, sell or promote any of the Trusts, in particular The Dow(R) Target 5 Portfolio, Global Target 15 Portfolio, Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio and the Target VIP Conservative Equity Portfolio. Dow Jones makes no representation regarding the advisability of investing in such products. Except as noted herein, Dow Jones has not given us a license to use its indexes.

"S&P(R)," "S&P 500(R)," "S&P MidCap 400(R)," "S&P SmallCap 600(R)," and
"Standard & Poor's(R)" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us. The S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target 50/50 Portfolio and Target VIP Conservative Equity Portfolio are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in such Portfolios. Please see the Information Supplement which sets forth certain additional disclaimers and limitations of liabilities on behalf of Standard & Poor's.

"Value Line(R)," "The Value Line Investment Survey" and "Value Line Timeliness(TM) Ranking System" are registered trademarks of Value Line Securities, Inc. or Value Line Publishing, Inc. that have been licensed to First Trust Portfolios L.P. and/or First Trust Advisors L.P. The Target 50/50 Portfolio, Target VIP Conservative Equity Portfolio and Value Line(R) Diversified Target 40 Portfolio are not sponsored, recommended, sold or promoted by Value Line Publishing, Inc., Value Line, Inc. or Value Line Securities, Inc. ("Value Line"). Value Line makes no representation regarding the advisability of investing in a Trust.


"NYSE" is a registered trademark of, and "NYSE International 100 Index(sm)" is a service mark of, the New York Stock Exchange, Inc. ("NYSE") and have been licensed for use for certain purposes by First Trust Portfolios, L.P. The "NYSE International Target 25 Portfolio," based on the NYSE International 100 Index(sm) (the "Index"), is not sponsored, endorsed, sold or promoted by NYSE, and NYSE makes no representation regarding the advisability of investing in such products.


The publishers of the DJIA(sm), FT Index, Hang Seng Index, The Nasdaq-100 Index(R), the Russell 3000(R) Index, S&P 500 Index, S&P 1000 Index, S&P MidCap 400 Index, S&P SmallCap 600 Index, the Ibbotson Small-Cap Index and the NYSE International 100 Index(sm) are not affiliated with us and have not participated in creating the Trusts or selecting the Securities for the Trusts. Except as noted herein, none of the index publishers have approved of any of the information in this prospectus.

                       Risk Factors

Price Volatility. The Trusts invest in common stocks. The value of a Trust's Units will fluctuate with changes in the value of these common stocks. Common stock prices fluctuate for several reasons including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, such as the current market volatility, or when political or economic events affecting the issuers occur. In addition, common stock prices may be particularly sensitive to rising interest rates, as the cost of capital rises and borrowing costs increase.

Because the Trusts are not managed, the Trustee will not sell stocks in response to or in anticipation of market fluctuations, as is common in managed investments. As with any investment, we cannot guarantee that the performance of any Trust will be positive over any period of time, especially the relatively short 15-month life of the Trusts, or that you won't lose money. Units of the Trusts are not deposits of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Trusts which use dividend yield as a selection criterion employ a contrarian strategy in which the Securities selected share qualities that have caused them to have lower share prices or higher dividend yields than other common stocks in their peer group. There is no assurance that negative factors affecting the share price or dividend yield of these Securities will be overcome over the life of such Trusts or that these Securities will increase in value.

All of the Securities in the Target Small-Cap Portfolio and certain of the Securities in certain other Trusts are issued by companies with market capitalizations of less than $2.5 billion. Smaller companies present some unique investment risks. Small-caps may have limited product lines, as well as shorter operating histories, less experienced management and more limited financial resources than larger companies. Stocks of smaller companies may be less liquid than those of larger companies and may experience greater price fluctuations than larger companies. In addition, small-cap stocks may not be widely followed by the investment community, which may result in low demand.


Three of the Securities in The Nasdaq (R) Target 15 Portfolio and two of the Securities in The S&P Target 24 Portfolio represent approximately 50.06% and 29.85%, respectively, of the value of such Trust. If these stocks decline in value you may lose a substantial portion of your investment.


Dividends. There is no guarantee that the issuers of the Securities will declare dividends in the future or that if declared they will either remain at current levels or increase over time.


Consumer Products. Collectively, consumer-discretionary companies and consumer-staples companies are categorized as consumer products companies. Because more than 25% of both the European Target 30 Portfolio and the Value Line(R) Diversified Target 40 Portfolio are invested in consumer product companies, these Trusts are considered to be concentrated in stocks of consumer products companies. A portfolio concentrated in a single sector may present more risks than a portfolio which is broadly diversified over several sectors. General risks of these companies include cyclicality of revenues and earnings, economic recession, currency fluctuations, changing consumer tastes, extensive competition, product liability litigation and increased governmental regulation. Generally, spending on consumer products is affected by the economic health of consumers. A weak economy and its effect on consumer spending would adversely affect consumer products companies.

Financial Services. The S&P Target SMid 60 Portfolio, the Target 50/50 Portfolio, the Target Dividend Multi-Strategy Portfolio and the
NYSE International Target 25 Portfolio are considered to be concentrated in stocks of financial services companies, which include banks and thrifts, financial services and insurance companies, and investment firms. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession; volatile interest rates; portfolio concentrations in geographic markets and in commercial and residential real estate loans; and competition from new entrants in their fields of business. Although recently-enacted legislation repealed most of the barriers which separated the banking, insurance and securities sectors, these sectors are still extensively regulated at both the federal and state level and may be adversely affected by increased regulations.


Banks and thrifts face increased competition from nontraditional lending sources as regulatory changes, such as the recently enacted financial-services overhaul legislation, permit new entrants to offer various financial products. Technological advances such as the Internet allow these nontraditional lending sources to cut overhead and permit the more efficient use of customer data.

Brokerage firms, broker/dealers, investment banks, finance companies and mutual fund companies are also financial services providers. These companies compete with banks and thrifts to provide traditional financial service products, in addition to their traditional services, such as brokerage and investment advice. In addition, all financial service companies face shrinking profit margins due to new competitors, the cost of new technology and the pressure to compete globally.

Companies involved in the insurance sector are engaged in underwriting, selling, distributing or placing of property and casualty, life or health insurance. Insurance company profits are affected by many factors, including interest rate movements, the imposition of premium rate caps, competition and pressure to compete globally. Property and casualty insurance profits may also be affected by weather catastrophes, acts of terrorism and other disasters. Life and health insurance profits may be affected by mortality rates. Already extensively regulated, insurance companies' profits may also be adversely affected by increased government regulations or tax law changes.

Industrials. The Global Target 15 Portfolio is considered to be concentrated in stocks of industrial companies. General risks of industrial companies include the general state of the economy, intense competition, consolidation, domestic and international politics, excess capacity and consumer spending trends. In addition, they may also be significantly affected by overall capital spending levels, economic cycles, technical obsolescence, delays in modernization, labor relations, government regulations and e-commerce initiatives.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Aerospace and defense companies may be influenced by decreased demand for new equipment, aircraft order cancellations, changes in aircraft-leasing contracts and cutbacks in profitable business travel. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for auto and truck makers and their suppliers.


Information Technology Sector. The Nasdaq(R) Target 15 Portfolio and the Target Small-Cap Portfolio are considered to be concentrated in stocks of information technology companies. Technology companies are generally subject to the risks of rapidly changing technologies; short product life cycles; fierce competition; aggressive pricing; frequent introduction of new or enhanced products; the loss of patent, copyright and trademark protections; cyclical market patterns; evolving industry standards; and frequent new product introductions. Technology companies may be smaller and less experienced companies, with limited product lines, markets or financial resources. Technology company stocks have experienced extreme price and volume fluctuations that are often unrelated to their operating performance, and have lately experienced significant market declines in their share values. Also, the stocks of many Internet companies have exceptionally high price-to-earnings ratios with little or no earnings histories.


Telecommunication Services. The Dow (R) Target 5 Portfolio, the Global Target 15 Portfolio and NYSE International Target 25 Portfolio are considered to be concentrated in stocks of telecommunications companies. The market for high technology communications products and services is characterized by rapidly changing technology, rapid product obsolescence or loss of patent protection, cyclical market patterns, evolving industry standards and frequent new product introductions. Certain communications/bandwidth companies are subject to substantial governmental regulation, which among other things, regulates permitted rates of return and the kinds of services that a company may offer. The communications industry has experienced substantial deregulation in recent years. Deregulation may lead to fierce competition for market share and can have a negative impact on certain companies. Competitive pressures are intense and communications stocks can experience rapid volatility.

Companies involved in the communications sector are currently in the midst of an industry-wide slowdown. Inability to secure additional customers, decreases in sales of network infrastructure, decreases in purchases from existing customers, overcapacity and oversupply in the industry, saturation of several key markets and weak subscriber growth have all contributed to the current industry weakness. Local phone markets have been pressured by a weak economy and by a shift to wireless phones and the Internet. In addition, sales of luxury items like second phone lines and high-speed Internet access have slowed, while pricing pressure and competition have intensified. To meet increasing competition, companies may have to commit substantial capital, particularly in the formulation of new products and services using new technology. As a result, many companies have been compelled to cut costs by reducing their workforce, outsourcing, consolidating and/or closing existing facilities and divesting low selling product lines.

Several recent high profile bankruptcies have called attention to the potentially unstable financial condition of communications companies. These bankruptcies have resulted at least in part from declines in revenues, increases in company debt and difficulties obtaining necessary capital. Certain companies involved in the industry have also faced scrutiny for overstating financial reports and the subsequent turnover of high ranking company officials.

Strategy. Please note that we applied the strategy or strategies which make up the portfolio for each Trust at a particular time. If we create additional Units of a Trust after the Initial Date of Deposit we will deposit the Securities originally selected by applying the strategy at such time. This is true even if a later application of a strategy would have resulted in the selection of different securities. There is no guarantee the investment objective of a Trust will be achieved. The actual performance of the Trusts will be different than the hypothetical returns of each Trust's strategy. Because the Trusts are unmanaged and follow a strategy, the Trustee will not buy or sell Securities in the event a strategy is not achieving the desired results.

Legislation/Litigation. From time to time, various legislative initiatives are proposed in the United States and abroad which may have a negative impact on certain of the companies represented in the Trusts. In addition, litigation regarding any of the issuers of the Securities, such as that concerning Loews Corp.-Carolina Group or Reynolds American Inc., or any of the industries represented by these issuers, may negatively impact the share prices of these Securities. We cannot predict what impact any pending or threatened litigation will have on the share prices of the Securities.

Foreign Stocks. All of the Securities in the European Target 30 Portfolio and the NYSE(R) International Target 25 Portfolio and certain of the Securities in certain other Trusts are issued by foreign companies, which makes these Trusts subject to more risks than if they invested solely in domestic common stocks. These Securities are either directly listed on a U.S. securities exchange or a foreign securities exchange or are in the form of American Depositary Receipts ("ADRs") which are listed on a U.S. securities exchange. Risks of foreign common stocks include higher brokerage costs; different accounting standards; expropriation, nationalization or other adverse political or economic developments; currency devaluations, blockages or transfer restrictions; restrictions on foreign investments and exchange of securities; inadequate financial information; lack of liquidity of certain foreign markets; and less government supervision and regulation of exchanges, brokers, and issuers in foreign countries.


The purchase and sale of the foreign Securities, other than foreign securities listed on a U.S. securities exchange, will generally occur only in foreign securities markets. Although we do not believe that the Trusts will have problems buying and selling these Securities, certain of the factors stated above may make it impossible to buy or sell them in a timely manner. Custody of certain of the Securities in the Global Target 15 Portfolio, Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio and Target VIP Conservative Equity Portfolio is maintained by Euroclear Bank, a global custody and clearing institution or Hong Kong Shanghai Banking Corporation, each of which have entered into a sub-custodian relationship with the Trustee.


United Kingdom. The Global Target 15 Portfolio is considered to be concentrated in common stocks of U.K. issuers. The United Kingdom is one of 25 members of the European Union ("EU") which was formed by the Maastricht Treaty on European Union. The Treaty has had the effect of eliminating most of the remaining trade barriers between the member nations and has made Europe one of the largest common markets in the world. However, the continued implementation of the Treaty provisions and recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and their effect on Securities issued by U.K. issuers impossible to predict.

Unlike a majority of EU members, the United Kingdom did not convert its currency to the common European currency, the euro, on January 1, 1999. All companies with significant markets or operations in Europe face strategic challenges as these entities continue to adapt to a single currency. The ongoing euro conversion process, with or without the inclusion of the United Kingdom, may materially impact revenues, expenses or income; increase competition; affect issuers' currency exchange rate risk and derivatives exposure; cause issuers to increase spending on information technology updates; and result in potentially adverse tax consequences. We cannot predict when or if the United Kingdom will convert to the euro or what impact, if any, the adoption of the euro by the United Kingdom will have on any of the Securities issued by United Kingdom companies in the Trusts.

Hong Kong. The Global Target 15 Portfolio is also considered to be concentrated in common stocks of Hong Kong issuers. Hong Kong issuers are subject to risks related to Hong Kong's political and economic environment, the volatility of the Hong Kong stock market, and the concentration of real estate companies in the Hang Seng Index. Hong Kong reverted to Chinese control on July 1, 1997 and any increase in uncertainty as to the future economic and political status of Hong Kong, or a deterioration of the relationship between China and the United States, could have negative implications on stocks listed on the Hong Kong stock market. Securities prices on the Hong Kong Stock Exchange, and specifically the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets.

Exchange Rates. Because securities of foreign issuers not listed on a U.S. securities exchange generally pay dividends and trade in foreign currencies, the U.S. dollar value of these Securities (and therefore Units of the Trusts containing securities of foreign issuers) will vary with fluctuations in foreign exchange rates. Most foreign currencies have fluctuated widely in value against the U.S. dollar for various economic and political reasons.

To determine the value of foreign Securities not listed on a U.S. securities exchange or their dividends, the Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, these markets can be quite volatile, depending on the activity of the large international commercial banks, various central banks, large multi-national corporations, speculators, hedge funds and other buyers and sellers of foreign currencies. Since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not reflect the amount the Trusts would receive, in U.S. dollars, had the Trustee sold any particular currency in the market.

           Hypothetical Performance Information

The following tables compare hypothetical performance information for the strategies employed by each Trust and the actual performances of the DJIA(sm), Nasdaq-100 Index(R), NYSE International 100 Index(sm), S&P 500 Index, S&P 1000 Index, Russell 3000(R) Index, FT Index, Hang Seng Index, Ibbotson Small-Cap Index and a combination of the DJIA(sm), FT Index and Hang Seng Index (the "Cumulative International Index Returns") in each of the full years listed below (and as of the most recent month).

These hypothetical returns should not be used to predict future performance of the Trusts. Returns from a Trust will differ from its strategy for several reasons, including the following:

- Total Return figures shown do not reflect commissions paid by a Trust on the purchase of Securities or taxes incurred by you.

- Strategy returns are for calendar years (and through the most recent quarter), while the Trusts begin and end on various dates.

- Trusts have a maturity longer than one year.

- Trusts may not be fully invested at all times or equally weighted in each of the strategies or the stocks comprising their respective strategy or strategies.

- Securities are often purchased or sold at prices different from the closing prices used in buying and selling Units.

- For Trusts investing in foreign Securities, currency exchange rates may differ.

You should note that the Trusts are not designed to parallel movements in any index and it is not expected that they will do so. In fact, each Trust's strategy underperformed its comparative index, or combination thereof, in certain years and we cannot guarantee that a Trust will outperform its respective index over the life of a Trust or over consecutive rollover periods, if available. Each index differs widely in size and focus, as described below.

DJIA(sm). The DJIA(sm) consists of 30 U.S. stocks chosen by the editors of The Wall Street Journal as being representative of the broad market and of American industry. Changes in the component stocks of the DJIA(sm) are made entirely by the editors of The Wall Street Journal without consulting the companies, the stock exchange or any official agency. For the sake of continuity, changes are made rarely.

Nasdaq-100 Index(R). The Nasdaq-100 Index(R) consists of the 100 largest and most active non-financial domestic and international companies listed on the Nasdaq National Market System.

NYSE International 100 Index(sm). The NYSE International 100 Index(sm) is an unmanaged index of the 100 largest non-U.S. stocks trading on the New York Stock Exchange. The NYSE International 100 Index(sm) assumes that all dividends received during a year are reinvested on a daily basis.

Russell 3000(R) Index. The Russell 3000(R) Index offers investors access to the broad U.S. equity universe representing approximately 98% of the U.S. market. The Russell 3000(R) Index is constructed to provide a comprehensive, unbiased and stable barometer of the broad market and is completely reconstituted annually to ensure new and growing equities are reflected.

S&P 500 Index. The S&P 500 Index consists of 500 stocks chosen by
Standard and Poor's to be representative of the leaders of various industries.

S&P 1000 Index. The S&P 1000 is a combination of the S&P MidCap 400 (the most widely used index for mid-size companies) and the S&P SmallCap 600 (an index of 600 U.S. small-cap companies), where the S&P MidCap 400 represents approximately 70% of the index and S&P SmallCap 600 represents approximately 30% of the index).

Financial Times Industrial Ordinary Share Index. The FT Index consists of 30 common stocks chosen by the editors of The Financial Times as being representative of British industry and commerce.

Hang Seng Index. The Hang Seng Index consists of 38 of the stocks currently listed on the Stock Exchange of Hong Kong Ltd. and is intended to represent four major market sectors: commerce and industry, finance, property and utilities.

Ibbotson Small-Cap Index. The Ibbotson Small-Cap Index is a market capitalization weighted index of the ninth and tenth deciles of the New York Stock Exchange, plus stocks listed on the American Stock Exchange and over-the-counter with the same or less capitalization as the upper bound of the NYSE ninth decile.

MSCI Europe Index. The MSCI Europe Index is an equity market capitalization weighted index consisting of over 500 companies from all of the developed markets in Europe.

                            COMPARISON OF TOTAL RETURN(2)

   (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                          Hypothetical Strategy Total Returns(1)

                            COMPARISON OF TOTAL RETURN(2)

   (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                          Hypothetical Strategy Total Returns(1)

                                         The         NYSE (R)                   S&P
       The Dow($)  European   Global     Nasdaq(R)   International  The S&P     Target    Target
       Target 5    Target 30  Target 15  Target 15   Target 25      Target 24   SMid 60   50/50
Year   Strategy    Strategy   Strategy   Strategy    Strategy       Strategy    Strategy  Strategy
----   ----------  --------   --------   ---------   -------------  ---------   --------  --------
1972     18.96%
1973     17.58%
1974     -7.52%
1975     62.86%
1976     38.84%
1977      3.18%
1978     -1.30%
1979      7.39%
1980     38.69%
1981      1.22%
1982     40.99%
1983     34.21%
1984      8.55%
1985     35.96%
1986     28.26%                            19.44%                     18.26%
1987      8.46%                14.93%      11.92%                      1.85%
1988     18.90%                20.94%      -1.46%                      4.40%
1989      7.97%                14.50%      34.49%                     22.45%
1990    -17.94%                 0.66%      -7.64%                      6.55%
1991     59.77%                39.91%     105.93%                     40.45%
1992     20.63%                24.24%      -2.91%                     -1.68%                 15.69%
1993     31.38%                62.39%      25.71%                      8.15%                 20.03%
1994      5.43%               -10.02%       7.78%                      4.90%                 -3.34%
1995     28.02%                11.50%      50.52%                     39.08%     24.38%      44.80%
1996     23.46%                19.46%      56.87%        25.87%       31.37%     13.46%      27.35%
1997     17.06%     23.75%     -8.78%      32.14%        23.23%       30.17%     42.49%      33.12%
1998      9.81%     28.00%     11.09%     119.13%        12.52%       39.92%      5.03%      27.11%
1999     -9.46%     17.69%      6.17%      96.57%        64.25%       41.59%     24.11%      21.23%
2000      7.94%    -16.27%      2.19%     -16.37%        10.83%        3.95%     14.25%      10.19%
2001     -5.01%     -8.31%     -1.03%     -27.11%       -14.21%      -10.94%     32.26%      14.40%
2002    -12.86%     -4.35%    -14.31%     -26.35%       -20.71%      -19.15%     -5.23%     -11.27%
2003     20.20%     46.67%     35.96%      34.81%        39.46%       23.23%     45.73%      33.38%
2004      9.61%     22.82%     29.25%      -3.74%        23.63%       13.65%     23.71%      15.86%
2005     -2.41%     16.40%     11.52%       1.29%        13.65%        3.73%      3.16%       4.41%
2006     39.57%     47.30%     40.04%       1.64%        28.47%        1.52%     19.78%      14.58%
2007      7.45%     15.36%     10.61%       3.69%        11.74%        3.97%      7.75%       6.97%
(thru 5/31)

                            COMPARISON OF TOTAL RETURN(2)

   (Strategy figures reflect the deduction of sales charges and expenses but not brokerage commissions or taxes.)

                          Hypothetical Strategy Total Returns(1)

                       Target
          Target       Dividend                             Target VIP    Value Line(R)
          Diversified  Multi-       Target      Target      Conservative  Diversified
          Dividend     Strategy     Growth      Small-Cap   Equity        Target 40
Year      Strategy     Strategy     Strategy    Strategy    Strategy      Strategy
----      -----------  --------     ---------   ---------   ------------  --------------
1972                                              9.32%
1973                                            -27.23%
1974                                            -36.94%
1975                                             37.79%
1976                                             43.16%
1977                                             13.68%
1978                                             14.68%
1979                                             38.54%
1980                                             58.26%
1981                                            -11.60%
1982                                             47.88%
1983                                             28.53%
1984                                             -3.79%
1985                                             48.06%
1986                                             20.92%
1987                                             12.27%         3.95%
1988                                             20.35%         8.18%
1989                                             23.48%        25.00%
1990                                             -1.22%         3.27%
1991                                             56.64%        44.91%
1992                                             25.87%         3.08%
1993                                             19.70%        18.22%
1994                                             -0.49%         1.83%
1995        26.80%      28.62%       29.86%      38.50%        36.45%      30.10%
1996        14.90%      18.50%       25.20%      32.64%        32.63%      26.60%
1997        25.89%      21.06%       41.38%      14.24%        24.37%      38.75%
1998        12.90%      14.75%       37.34%      -0.38%        35.38%      15.97%
1999        17.47%       7.76%       33.94%      10.88%        37.40%      64.51%
2000        19.73%      13.00%        8.47%       2.86%         3.29%       0.38%
2001        29.55%      14.36%       -4.04%      -3.93%       -10.42%       0.69%
2002       -10.46%     -10.58%      -10.72%     -16.15%       -18.87%      -8.95%
2003        46.97%      37.02%       34.20%      53.12%        24.61%      25.41%
2004        20.45%      24.03%       16.88%      19.39%        12.82%      31.09%
2005         1.89%       5.73%       17.26%      13.20%         3.57%      19.59%
2006        15.34%      26.64%       16.99%      22.31%        12.05%      15.31%
2007        10.76%       8.85%       15.03%       5.52%         5.90%       9.56%
(thru 5/31)

                            Comparison of Total Return (2)

                                   Index Total Returns

                    Nasdaq-    NYSE                      S&P       Russell                Hang       Ibbotson
                    100        International  S&P 500    1000      3000(R)   FT           Seng       Small-Cap
Year      DJIA(sm)  Index(R)   100 Index(sm)  Index      Index     Index     Index        Index      Index
----      --------  ---------  -------------  -------    ------    ------    -----        -----      ---------
1972       18.48%                              19.00%                                                  4.43%
1973      -13.28%                             -14.69%                                                -30.90%
1974      -23.57%                             -26.47%                                                -19.95%
1975       44.75%                              37.23%                                                 52.82%
1976       22.82%                              23.93%                                                 57.38%
1977      -12.84%                              -7.16%                                                 25.38%
1978        2.79%                               6.57%                                                 23.46%
1979       10.55%                              18.61%                                                 43.46%
1980       22.16%                              32.50%                                                 39.88%
1981       -3.57%                              -4.92%                                                 13.88%
1982       27.11%                              21.55%                                                 28.01%
1983       25.96%                              22.56%                                                 39.67%
1984        1.30%                               6.27%                                                 -6.67%
1985       33.55%                              31.72%                                                 24.66%
1986       27.10%     6.89%                    18.67%                                                  6.85%
1987        5.48%    10.49%                     5.25%                         38.32%      -10.02%     -9.30%
1988       16.14%    13.54%                    16.56%                          7.03%       16.05%     22.87%
1989       32.19%    26.17%                    31.62%                         24.53%        5.53%     10.18%
1990       -0.56%   -10.41%                    -3.10%                         10.36%        6.74%    -21.56%
1991       24.19%    64.99%                    30.40%                         14.88%       42.46%     44.63%
1992        7.41%     8.87%                     7.61%                         -2.18%       28.89%     23.35%
1993       16.93%    11.76%                    10.04%                         20.25%      123.35%     20.98%
1994        5.01%     1.76%                     1.32%                          1.19%      -29.98%      3.11%
1995       36.87%    43.06%                    37.54%     30.69%    35.81%    17.83%       27.28%     34.46%
1996       28.89%    42.78%     18.50%         22.94%     19.85%    21.51%    20.55%       37.47%     17.62%
1997       24.94%    20.77%     19.20%         33.35%     30.26%    31.70%    16.44%      -17.68%     22.78%
1998       18.15%    85.48%     22.64%         28.58%     13.20%    23.94%    12.20%       -2.68%     -7.31%
1999       27.21%   102.10%     41.93%         21.04%     14.11%    20.90%    17.44%       73.42%     29.79%
2000       -4.71%   -36.83%    -20.67%         -9.10%     15.86%    -7.47%   -18.58%       -9.35%     -3.59%
2001       -5.43%   -32.62%    -21.13%        -11.88%      1.45%   -11.40%   -23.67%      -22.40%     22.77%
2002      -15.01%   -37.52%    -19.14%        -22.09%    -14.54%   -21.53%   -29.52%      -15.60%    -13.28%
2003       28.26%    49.48%     37.58%         28.67%     36.61%    31.04%    26.27%       41.79%     60.70%
2004        5.30%    10.75%     16.25%         10.87%     18.39%    11.94%    20.80%       16.96%     18.39%
2005        1.72%     1.90%     11.22%          4.91%     10.93%     6.15%    12.45%        8.67%      5.69%
2006       19.03%     7.28%     24.49%         15.78%     11.89%    15.80%    40.75%       38.60%     16.02%
2007       10.39%     9.98%     10.75%          8.76%     13.07%     9.18%    13.62%        4.69%      6.44%
(thru 5/31)

           MSCI         International
           Europe       Index
Year       Index        Returns(3)
----       ---------    -------------
1972
1973
1974
1975
1976
1977
1978
1979
1980
1981
1982
1983
1984
1985
1986
1987                     11.26%
1988                     13.07%
1989                     20.75%
1990                      5.51%
1991                     27.17%
1992                     11.37%
1993                     53.51%
1994                     -7.93%
1995                     27.33%
1996                     28.97%
1997      24.20%          7.90%
1998      28.91%          9.22%
1999      16.24%         39.36%
2000      -8.15%        -10.88%
2001     -19.64%        -17.17%
2002     -18.09%        -20.04%
2003      39.14%         32.11%
2004      21.39%         14.35%
2005       9.93%          7.61%
2006      34.36%         32.79%
2007      12.92%          9.57%
(thru 5/31)

________________

(1) The Strategy stocks for each Strategy for a given year consist of the common stocks selected by applying the respective Strategy as of the beginning of the period (and not the date the Trusts actually sell Units).

(2) With the exception of the Hang Seng Index for the periods 12/31/1986 through 12/31/1992, Total Return represents the sum of the change in market value of each group of stocks between the first and last trading day of a period plus the total dividends paid on each group of stocks during such period divided by the opening market value of each group of stocks as of the first trading day of a period. Total Return figures assume that all dividends are reinvested monthly (except for the NYSE International 100 Index(sm); the MSCI Europe Index, which until 12/29/2000 assumed monthly reinvestment of dividends, and since 1/01/2001 assumes daily reinvestment of dividends; and the S&P 1000 Index, which assume daily reinvestment of dividends) and all returns are stated in terms of U.S. dollars. For the periods 12/31/1986 through 12/31/1992, Total Return on the Hang Seng Index does not include any dividends paid. Strategy figures reflect the deduction of sales charges and expenses but have not been reduced by estimated brokerage commissions paid by Trusts in acquiring Securities or any taxes incurred by investors. Based on the year-by-year returns contained in the tables, over the full years as listed above, each Strategy achieved a greater average annual total return than that of its corresponding index:

                                      Average Annual
Strategy                              Total Return         Corresponding Index                          Index Return
--------                              --------------       -------------------                          ------------
The Dow(R) Target 5 Strategy          15.27%               DJIA(sm) (from 01/01/72 through 12/31/06)    11.77%
European Target 30 Strategy           15.51%               MSCI Europe Index                            10.87%
Global Target 15 Strategy             14.05%               Cumulative International Index               12.75%
The Nasdaq(R) Target 15 Strategy      18.56%               Nasdaq-100 Index(R)                          13.31%
NYSE(R) International Target 25       16.65%               NYSE International 100 Index(sm)
Strategy
The S&P Target 24 Strategy            13.14%               S&P 500 Index (from 01/01/86 through         12.11%
                                                           12/31/06)
S&P Target SMid 60 Strategy           19.36%               S&P 1000 Index                               14.94%
Target 50/50 Strategy                 16.97%               S&P 500 Index (from 01/01/92 through         10.63%
                                                           12/31/06)
Target Diversified Dividend Strategy  17.64%               Russell 3000(R) Index                        11.71%
Target Dividend Multi-Strategy        16.10%               S&P 500 Index (from 01/01/95 through         11.75%
Strategy                                                   12/31/06)
Target Growth Strategy                19.47%               S&P 500 Index (from 01/01/95 through         11.75%
                                                           12/31/06)
Target Small-Cap Strategy             15.48%               S&P 500 Index (from 01/01/72 through         11.35%
                                                           12/31/06)
                                                           Ibbotson Small-Cap Index                     14.94%
Target VIP Conservative Equity        13.82%               S&P 500 Index (from 01/01/87 through         11.79%
Strategy                                                   12/31/06)
Value Line(R) Diversified Target 40   20.20%               S&P 500 Index (from 01/01/95 through         11.75%
Strategy                                                   12/31/06)

 (3) The combination of the DJIA(sm), the FT Index and the Hang Seng Index (the "Cumulative International Index") Returns represent the weighted average of the annual returns of the stocks contained in the FT Index, Hang Seng Index and DJIA(sm). The Cumulative International Index Returns are weighted in the same proportions as the index components appear in the Global Target 15 Portfolio. For instance, the Cumulative International Index is weighted as follows: DJIA(sm), 33-1/3%; FT Index, 33-1/3%; Hang Seng Index, 33-1/3%. Cumulative International Index Returns do not represent an actual index.

           PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                      Public Offering

The Public Offering Price.

You may buy Units at the Public Offering Price, the price per Unit of which is comprised of the following:

- The aggregate underlying value of the Securities;

- The amount of any cash in the Income and Capital Accounts;

- Dividends receivable on Securities; and

- The maximum sales charge (which combines an initial upfront sales charge, a deferred sales charge and the creation and development fee).

The price you pay for your Units will differ from the amount stated under "Summary of Essential Information" due to various factors, including fluctuations in the prices of the Securities, changes in the relevant currency exchange rates, changes in the applicable commissions, stamp taxes, custodial fees and other costs associated with foreign trading, and changes in the value of the Income and/or Capital Accounts.

Although you are not required to pay for your Units until three business days following your order (the "date of settlement"), you may pay before then. You will become the owner of Units ("Record Owner") on the date of settlement if payment has been received. If you pay for your Units before the date of settlement, we may use your payment during this time and it may be considered a benefit to us, subject to the limitations of the Securities Exchange Act of 1934.

Organization Costs. Securities purchased with the portion of the Public Offering Price intended to be used to reimburse the Sponsor for a Trust's organization costs (including costs of preparing the registration statement, the Indenture and other closing documents, registering Units with the Securities and Exchange Commission ("SEC") and states, the initial audit of each Trust's statement of net assets, legal fees and the initial fees and expenses of the Trustee) will be purchased in the same proportionate relationship as all the Securities contained in a Trust. Securities will be sold to reimburse the Sponsor for a Trust's organization costs at the end of the initial offering period (a significantly shorter time period than the life of the Trusts). During the initial offering period, there may be a decrease in the value of the Securities. To the extent the proceeds from the sale of these Securities are insufficient to repay the Sponsor for Trust organization costs, the Trustee will sell additional Securities to allow a Trust to fully reimburse the Sponsor. In that event, the net asset value per Unit of a Trust will be reduced by the amount of additional Securities sold. Although the dollar amount of the reimbursement due to the Sponsor will remain fixed and will never exceed the per Unit amount set forth for a Trust in "Notes to Statements of Net Assets," this will result in a greater effective cost per Unit to Unit holders for the reimbursement to the Sponsor. To the extent actual organization costs are less than the estimated amount, only the actual organization costs will ultimately be charged to a Trust. When Securities are sold to reimburse the Sponsor for organization costs, the Trustee will sell Securities, to the extent practicable, which will maintain the same proportionate relationship among the Securities contained in a Trust as existed prior to such sale.

Minimum Purchase.

The minimum amount you can purchase of a Trust is $1,000 worth of Units ($500 if you are purchasing Units for your Individual Retirement Account or any other qualified retirement plan).

Maximum Sales Charge.

The maximum sales charge is comprised of a transactional sales charge and a creation and development fee. After the initial offering period the maximum sales charge will be reduced by 0.50%, to reflect the amount of the previously charged creation and development fee.

Transactional Sales Charge.

The transactional sales charge you will pay has both an initial and a deferred component.

Initial Sales Charge. The initial sales charge, which you will pay at the time of purchase, is equal to the difference between the maximum sales charge of 2.95% of the Public Offering Price and the sum of the maximum remaining deferred sales charge and creation and development fee (initially $.195 per Unit). This initial sales charge is equal to approximately 1.00% of the Public Offering Price of a Unit, but will vary from 1.00% depending on the purchase price of your Units and as deferred sales charge and creation and development fee payments are made. When the Public Offering Price per Unit exceeds $10.00, the initial sales charge will exceed 1.00% of the Public Offering Price.

Monthly Deferred Sales Charge. In addition, three monthly deferred sales charges of approximately $.0484 per Unit will be deducted from a Trust's assets on approximately the twentieth day of each month from October 19, 2007 through December 20, 2007. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the deferred sales charge will not change, but the deferred sales charge on a percentage basis will be more than 1.45% of the Public Offering Price.

Creation and Development Fee.

As Sponsor, we will also receive, and the Unit holders will pay, a creation and development fee. See "Expenses and Charges" for a description of the services provided for this fee. The creation and development fee is a charge of $.050 per Unit collected at the end of the initial offering period. If you buy Units at a price of less than $10.00 per Unit, the dollar amount of the creation and development fee will not change, but the creation and development fee on a percentage basis will be more than 0.50% of the Public Offering Price.

Discounts for Certain Persons.

If you invest at least $50,000 (except if you are purchasing for "Fee Accounts" as described below) the maximum sales charge is reduced, as follows:

                             Your maximum     Dealer
If you invest                sales charge     concession
(in thousands)*:             will be:         will be:
________________             ___________      __________
$50 but less than $100       2.70%            2.00%
$100 but less than $250      2.45%            1.75%
$250 but less than $500      2.20%            1.50%
$500 but less than $1,000    1.95%            1.25%
$1,000 or more               1.40%            0.75%

*The breakpoints will be adjusted to take into consideration purchase orders stated in dollars which cannot be completely fulfilled due to the requirement that only whole Units be issued.

The reduced sales charge for quantity purchases will apply only to purchases made by the same person on any one day from any one dealer. To help you reach the above levels, you can combine the Units you purchase of a Trust with any other same day purchases of other trusts for which we are Principal Underwriter and are currently in the initial offering period. In addition, we will also consider Units you purchase in the name of your spouse or child under 21 years of age to be purchases by you. The reduced sales charges will also apply to a trustee or other fiduciary purchasing Units for a single trust estate or single fiduciary account. You must inform your dealer of any combined purchases before the sale in order to be eligible for the reduced sales charge.

You may use your Rollover proceeds from a previous series of a Trust, termination proceeds from other unit investment trusts with a similar strategy as a Trust, or redemption or termination proceeds from any unit investment trust we sponsor to purchase Units of a Trust during the initial offering period at the Public Offering Price less 1.00% (for purchases of $1,000,000 or more, the maximum sales charge will be limited to 1.40% of the Public Offering Price), but you will not be eligible to receive the reduced sales charges described in the above table. Please note that if you purchase Units of a Trust in this manner using redemption proceeds from trusts which assess the amount of any remaining deferred sales charge at redemption, you should be aware that any deferred sales charge remaining on these units will be deducted from those redemption proceeds. In order to be eligible for this reduced sales charge program, the termination or redemption proceeds used to purchase Units must be derived from a transaction that occurred within 30 days of your Unit purchase. In addition, this program will only be available for investors that utilize the same broker/dealer (or a different broker/dealer with appropriate notification) for both the Unit purchase and the transaction resulting in the receipt of the termination or redemption proceeds used for the Unit purchase. You may be required to provide appropriate documentation or other information to your broker/dealer to evidence your eligibility for this reduced sales charge program.

Investors purchasing Units through registered broker/dealers who charge periodic fees in lieu of commissions or who charge for financial planning, investment advisory or asset management services or provide these or comparable services as part of an investment account where a comprehensive "wrap fee" or similar charge is imposed ("Fee Accounts") will not be assessed the transactional sales charge described in this section on the purchase of Units in the primary market. Certain Fee Accounts Unit holders may be assessed transaction or other account fees on the purchase and/or redemption of such Units by their broker/dealer or other processing organizations for providing certain transaction or account activities. Fee Accounts Units are not available for purchase in the secondary market. We reserve the right to limit or deny purchases of Units not subject to the transactional sales charge by investors whose frequent trading activity we determine to be detrimental to the Trusts.

Employees, officers and directors (and immediate family members) of the Sponsor, our related companies and dealers may purchase Units at the Public Offering Price less the applicable dealer concession. Immediate family members include spouses, children, grandchildren, parents, grandparents, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, and trustees, custodians or fiduciaries for the benefit of such persons.

The Sponsor and certain dealers may establish a schedule where employees, officers and directors of such dealers can purchase Units of a Trust at the Public Offering Price less the established schedule amount, which is designed to compensate such dealers for activities relating to the sale of Units (the "Employee Dealer Concession").

You will be charged the deferred sales charge per Unit regardless of any discounts. However, if you are eligible to receive a discount such that the maximum sales charge you must pay is less than the applicable maximum deferred sales charge, including Fee Accounts Units, you will be credited the difference between your maximum sales charge and the maximum deferred sales charge at the time you buy your Units. If you elect to have distributions reinvested into additional Units of your Trust, in addition to the reinvestment Units you receive you will also be credited additional Units with a dollar value at the time of reinvestment sufficient to cover the amount of any remaining deferred sales charge to be collected on such reinvestment Units. The dollar value of these additional credited Units (as with all Units) will fluctuate over time, and may be less on the dates deferred sales charges are collected than their value at the time they were issued.

The Value of the Securities.

The Evaluator will determine the aggregate underlying value of the Securities in a Trust as of the Evaluation Time on each business day and will adjust the Public Offering Price of the Units according to this valuation. This Public Offering Price will be effective for all orders received before the Evaluation Time on each such day. If we or the Trustee receive orders for purchases, sales or redemptions after that time, or on a day which is not a business day, they will be held until the next determination of price. The term "business day" as used in this prospectus will exclude Saturdays, Sundays and certain national holidays on which the NYSE is closed.

The aggregate underlying value of the Securities in a Trust will be determined as follows: if the Securities are listed on a securities exchange or The Nasdaq Stock Market, their value is generally based on the closing sale prices on that exchange or system (unless it is determined that these prices are not appropriate as a basis for valuation, as may be the case with certain foreign Securities listed on a foreign securities exchange). For purposes of valuing Securities traded on The Nasdaq Stock Market, closing sale price shall mean the Nasdaq Official Closing Price ("NOCP") as determined by Nasdaq. However, if there is no closing sale price on that exchange or system, they are valued based on the closing ask prices. If the Securities are not so listed, or, if so listed and the principal market for them is other than on that exchange or system, their value will generally be based on the current ask prices on the over-the-counter market (unless it is determined that these prices are not appropriate as a basis for valuation). The Evaluator, at its discretion, may make adjustments to the prices of Securities held by a Trust if an event occurs after publication of the market values normally used by such Trust but before the Evaluation Time, depending on the nature and significance of the event, consistent with applicable regulatory guidance relating to fair value pricing. This may occur particularly with respect to foreign securities held by a Trust in which case the Trust may make adjustments to the last closing sales price to reflect more accurately the fair value of the Securities as of the Evaluation Time. If current ask prices are unavailable or, if available but determined by the Evaluator to not be appropriate, the valuation is generally determined:

a) On the basis of current ask prices for comparable securities;

b) By appraising the value of the Securities on the ask side of the market; or

c) By any combination of the above.

After the initial offering period is over, the aggregate underlying value of the Securities will be determined as set forth above, except that bid prices are used instead of ask prices when necessary. The aggregate underlying value of non-U.S. listed Securities is computed on the basis of the relevant currency exchange rate expressed in U.S. dollars as of the Evaluation Time.

                   Distribution of Units

We intend to qualify Units of the Trusts for sale in a number of states. All Units will be sold at the then current Public Offering Price.


The Sponsor compensates intermediaries, such as broker/dealers and banks, for their activities that are intended to result in sales of Units of the Trusts. This compensation includes dealer concessions described in the following section and may include additional concessions and other compensation and benefits to broker/dealers and other intermediaries.


Dealer Concessions.

Dealers and other selling agents can purchase Units at prices which reflect a concession or agency commission of 2.25% of the Public Offering Price per Unit, subject to the reduced concession applicable to volume purchases as set forth in "Public Offering-Discounts for Certain Persons." However, for Units subject to a transactional sales charge which are purchased using redemption or termination proceeds or on purchases by Rollover Unit holders, this amount will be reduced to 1.3% of the sales price of these Units (0.75% for purchases of $1,000,000 or more).

Eligible dealer firms and other selling agents who, during the previous consecutive 12-month period through the end of the most recent month, sold primary market units of unit investment trusts sponsored by us in the dollar amounts shown below will be entitled to the following additional sales concession on primary market sales during the current month of units of unit investment trusts sponsored by us:

Total sales                               Additional
(in millions)                             Concession
_____________________                     ___________
$25 but less than $100                    0.050%
$100 but less than $150                   0.075%
$150 but less than $250                   0.100%
$250 but less than $500                   0.115%
$500 or more                              0.125%

Dealers and other selling agents will not receive a concession on the sale of Units which are not subject to a transactional sales charge, but such Units will be included in determining whether the above volume sales levels are met. Eligible dealer firms and other selling agents include clearing firms that place orders with First Trust and provide First Trust with information with respect to the representatives who initiated such transactions. Eligible dealer firms and other selling agents will not include firms that solely provide clearing services to other broker/dealer firms or firms who place orders through clearing firms that are eligible dealers. We reserve the right to change the amount of concessions or agency commissions from time to time. Certain commercial banks may be making Units of the Trusts available to their customers on an agency basis. A portion of the transactional sales charge paid by these customers is kept by or given to the banks in the amounts shown above.

Other Compensation and Benefits to Broker/Dealers.

The Sponsor, at its own expense and out of its own profits, currently provides additional compensation and benefits to broker/dealers who sell shares of Units of this Trust and other First Trust products. This compensation is intended to result in additional sales of First Trust products and/or compensate broker/dealers and financial advisors for past sales. A number of factors are considered in determining whether to pay these additional amounts. Such factors may include, but are not limited to, the level or type of services provided by the intermediary, the level or expected level of sales of First Trust products by the intermediary or its agents, the placing of First Trust products on a preferred or recommended product list, access to an intermediary's personnel, and other factors. The Sponsor makes these payments for marketing, promotional or related expenses, including, but not limited to, expenses of entertaining retail customers and financial advisers, advertising, sponsorship of events or seminars, obtaining information about the breakdown of unit sales among an intermediary's representatives or offices, obtaining shelf space in broker/dealer firms and similar activities designed to promote the sale of the Sponsor's products. The Sponsor makes such payments to a substantial majority of intermediaries that sell First Trust products. The Sponsor may also make certain payments to, or on behalf of, intermediaries to defray a portion of their costs incurred for the purpose of facilitating Unit sales, such as the costs of developing or purchasing trading systems to process Unit trades. Payments of such additional compensation described in this and the preceding paragraph, some of which may be characterized as "revenue sharing," may create an incentive for financial intermediaries and their agents to sell or recommend a First Trust product, including these Trusts, over products offered by other sponsors or fund companies. These arrangements will not change the price you pay for your Units.

Advertising and Investment Comparisons.

Advertising materials regarding a Trust may discuss several topics, including: developing a long-term financial plan; working with your financial professional; the nature and risks of various investment strategies and unit investment trusts that could help you reach your financial goals; the importance of discipline; how a Trust operates; how securities are selected; various unit investment trust features such as convenience and costs; and options available for certain types of unit investment trusts. These materials may include descriptions of the principal businesses of the companies represented in each Trust, research analysis of why they were selected and information relating to the qualifications of the persons or entities providing the research analysis. In addition, they may include research opinions on the economy and industry sectors included and a list of investment products generally appropriate for pursuing those recommendations.

From time to time we may compare the estimated returns of a Trust (which may show performance net of the expenses and charges a Trust would have incurred) and returns over specified periods of other similar trusts we sponsor in our advertising and sales materials, with (1) returns on other taxable investments such as the common stocks comprising various market indexes, corporate or U.S. Government bonds, bank CDs and money market accounts or funds, (2) performance data from Morningstar Publications, Inc. or (3) information from publications such as Money, The New York Times, U.S. News and World Report, BusinessWeek, Forbes or Fortune. The investment characteristics of each Trust differ from other comparative investments. You should not assume that these performance comparisons will be representative of a Trust's future performance. We may also, from time to time, use advertising which classifies trusts or portfolio securities according to capitalization and/or investment style.

                   The Sponsor's Profits

We will receive a gross sales commission equal to the maximum transactional sales charge per Unit for each Trust less any reduction as stated in "Public Offering." We will also receive the amount of any collected creation and development fee. Also, any difference between our cost to purchase the Securities and the price at which we sell them to a Trust is considered a profit or loss (see Note 2 of "Notes to Schedules of Investments"). During the initial offering period, dealers and others may also realize profits or sustain losses as a result of fluctuations in the Public Offering Price they receive when they sell the Units.

In maintaining a market for the Units, any difference between the price at which we purchase Units and the price at which we sell or redeem them will be a profit or loss to us.

                   The Secondary Market

Although not obligated, we intend to maintain a market for the Units after the initial offering period and continuously offer to purchase Units at prices based on the Redemption Price per Unit.

We will pay all expenses to maintain a secondary market, except the Evaluator fees and Trustee costs to transfer and record the ownership of Units. We may discontinue purchases of Units at any time. IF YOU WISH TO DISPOSE OF YOUR UNITS, YOU SHOULD ASK US FOR THE CURRENT MARKET PRICES BEFORE MAKING A TENDER FOR REDEMPTION TO THE TRUSTEE. If you sell or redeem your Units before you have paid the total deferred sales charge on your Units, you will have to pay the remainder at that time.

                   How We Purchase Units

The Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will notify us of any tender of Units for redemption. If our bid at that time is equal to or greater than the Redemption Price per Unit, we may purchase the Units. You will receive your proceeds from the sale no later than if they were redeemed by the Trustee. We may tender Units we hold to the Trustee for redemption as any other Units. If we elect not to purchase Units, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) may sell tendered Units in the over-the-counter market, if any. However, the amount you will receive is the same as you would have received on redemption of the Units.

                   Expenses and Charges

The estimated annual expenses of each Trust are listed under "Fee Table." If actual expenses of a Trust exceed the estimate, that Trust will bear the excess. The Trustee will pay operating expenses of the Trusts from the Income Account of such Trust if funds are available, and then from the Capital Account. The Income and Capital Accounts are noninterest-bearing to Unit holders, so the Trustee may earn interest on these funds, thus benefiting from their use.

First Trust Advisors L.P., an affiliate of ours, acts as both Portfolio Supervisor and Evaluator to the Trusts, and will be compensated for providing portfolio supervisory services and evaluation services as well as bookkeeping and other administrative services to the Trusts. In providing portfolio supervisory services, the Portfolio Supervisor may purchase research services from a number of sources, which may include underwriters or dealers of the Trusts. As Sponsor, we will receive brokerage fees when the Trusts use us (or an affiliate of ours) as agent in buying or selling Securities. As authorized by the Indenture, the Trustee may employ a subsidiary or affiliate of the Trustee to act as broker to execute certain transactions for a Trust. Each Trust will pay for such services at standard commission rates.

FTP Services LLC, an affiliate of ours, acts as FTPS Unit Servicing Agent to the Trusts with respect to the Trusts' FTPS Units. FTPS Units are Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. In all other respects, FTPS Units are identical to other Units. FTP Services LLC will be compensated for providing shareholder services to the FTPS Units.

The fees payable to First Trust Advisors L.P., FTP Services LLC and the Trustee are based on the largest aggregate number of Units of a Trust outstanding at any time during the calendar year, except during the initial offering period, in which case these fees are calculated based on the largest number of Units outstanding during the period for which compensation is paid. These fees may be adjusted for inflation without Unit holders' approval, but in no case will the annual fee paid to us or our affiliates for providing a given service to all unit investment trusts for which we provide such services be more than the actual cost of providing such services in such year.

As Sponsor, we will receive a fee from each Trust for creating and developing the Trusts, including determining each Trust's objectives, policies, composition and size, selecting service providers and information services and for providing other similar administrative and ministerial functions. The "creation and development fee" is a charge of $.050 per Unit outstanding at the end of the initial offering period. The Trustee will deduct this amount from a Trust's assets as of the close of the initial offering period. We do not use this fee to pay distribution expenses or as compensation for sales efforts. This fee will not be deducted from your proceeds if you sell or redeem your Units before the end of the initial offering period.

In addition to a Trust's operating expenses and those fees described above, the Trusts may also incur the following charges:

- A quarterly license fee (which will fluctuate with a Trust's net asset value) payable by certain of the Trusts for the use of certain trademarks and trade names of Dow Jones, Standard & Poor's, The Nasdaq Stock Market, Inc., the NYSE and/or Value Line(R).

- All legal expenses of the Trustee according to its responsibilities under the Indenture;

- The expenses and costs incurred by the Trustee to protect a Trust and your rights and interests;

- Fees for any extraordinary services the Trustee performed under the Indenture;

- Payment for any loss, liability or expense the Trustee incurred without negligence, bad faith or willful misconduct on its part, in connection with its acceptance or administration of a Trust;

- Payment for any loss, liability or expenses we incurred without negligence, bad faith or willful misconduct in acting as Depositor of a Trust;

- Foreign custodial and transaction fees, if any; and/or

- All taxes and other government charges imposed upon the Securities or any part of a Trust.

The above expenses and the Trustee's annual fee are secured by a lien on the Trusts. Since the Securities are all common stocks and dividend income is unpredictable, we cannot guarantee that dividends will be sufficient to meet any or all expenses of the Trusts. If there is not enough cash in the Income or Capital Accounts, the Trustee has the power to sell Securities in a Trust to make cash available to pay these charges which may result in capital gains or losses to you. See "Tax Status."

                        Tax Status

United States Taxation.

This section summarizes some of the main U.S. federal income tax consequences of owning Units of a Trust. This section is current as of the date of this prospectus. Tax laws and interpretations change frequently, and these summaries do not describe all of the tax consequences to all taxpayers. For example, these summaries generally do not describe your situation if you are a corporation, a non-U.S. person, a broker/dealer, or other investor with special circumstances. In addition, this section does not describe your state, local or foreign tax consequences.

This federal income tax summary is based in part on the advice and opinion of counsel to the Sponsor. The Internal Revenue Service could disagree with any conclusions set forth in this section. In addition, our counsel was not asked to review, and has not reached a conclusion with respect to the federal income tax treatment of the assets to be deposited in the Trust. This may not be sufficient for you to use for the purpose of avoiding penalties under federal tax law.

As with any investment, you should seek advice based on your individual circumstances from your own tax advisor.

Assets of the Trusts.

Each Trust is expected to hold shares of stock in corporations (the "Stocks") that are treated as equity for federal income tax purposes. It is possible that a Trust will also hold other assets, including assets that are treated differently for federal income tax purposes from those described above, in which case you will have federal income tax consequences different from or in addition to those described in this section. All of the assets held by a Trust constitute the "Trust Assets." Neither our counsel nor we have analyzed the proper federal income tax treatment of a Trust's Assets and thus neither our counsel nor we have reached a conclusion regarding the federal income tax treatment of a Trust's Assets.

Trust Status.

If a Trust is at all times operated in accordance with the documents establishing the Trust and certain requirements of federal income tax law are met, the Trust will not be taxed as a corporation for federal income tax purposes. As a Unit owner, you will be treated as the owner of a pro rata portion of each of the Trust Assets, and as such you will be considered to have received a pro rata share of income (e.g., dividends and capital gains, if any) from each Trust Asset when such income would be considered to be received by you if you directly owned the Trust Assets. This is true even if you elect to have your distributions reinvested into additional Units. In addition, the income from Trust Assets that you must take into account for federal income tax purposes is not reduced by amounts used to pay sales charges or Trust expenses.

Your Tax Basis and Income or Loss upon Disposition.

If your Trust disposes of Trust Assets, you will generally recognize gain or loss. If you dispose of your Units or redeem your Units for cash, you will also generally recognize gain or loss. To determine the amount of this gain or loss, you must subtract your tax basis in the related Trust Assets from your share of the total amount received in the transaction. You can generally determine your initial tax basis in each Trust Asset by apportioning the cost of your Units, including sales charges, among the Trust Assets ratably according to their values on the date you acquire your Units. In certain circumstances, however, you may have to adjust your tax basis after you acquire your Units (for example, in the case of certain dividends that exceed a corporation's accumulated earnings and profits, as discussed below).

If you are an individual, the maximum marginal federal tax rate for net capital gain is generally 15% (generally 5% for certain taxpayers in the 10% and 15% tax brackets). These capital gains rates are generally effective for taxable years beginning before January 1, 2011.

Net capital gain equals net long-term capital gain minus net short-term capital loss for the taxable year. Capital gain or loss is long-term if the holding period for the asset is more than one year and is short-term if the holding period for the asset is one year or less. You must exclude the date you purchase your Units to determine your holding period. The tax rates for capital gains realized from assets held for one year or less are generally the same as for ordinary income. The Internal Revenue Code, however, treats certain capital gains as ordinary income in special situations.

Dividends from Stocks.

Certain dividends received with respect to the Stocks may qualify to be taxed at the same rates that apply to net capital gain (as discussed above), provided certain holding period requirements are satisfied. These special rules relating to the taxation of dividends at capital gains rates generally apply to taxable years beginning before January 1, 2011.

Dividends Received Deduction.

A corporation that owns Units generally will not be entitled to the dividends received deduction with respect to many dividends received by certain Trusts, because the dividends received deduction is not available for dividends from most foreign corporations.

Rollovers.

If you elect to have your proceeds from your Trust rolled over into a future series of a Trust, it is considered a sale for federal income tax purposes and any gain on the sale will be treated as a capital gain, and any loss will be treated as a capital loss. However, any loss you incur in connection with the exchange of your Units of your Trust for units of the next series will generally be disallowed with respect to this deemed sale and subsequent deemed repurchase, to the extent the two trusts have substantially identical Trust Assets under the wash sale provisions of the Internal Revenue Code.

In-Kind Distributions.

Under certain circumstances as described in this prospectus, you may request an In-Kind Distribution of Trust Assets when you redeem your Units at any time prior to 30 business days before a Trust's Mandatory Termination Date. However, this ability to request an In-Kind Distribution will terminate at any time that the number of outstanding Units has been reduced to 10% or less of the highest number of Units issued by a Trust. By electing to receive an In-Kind Distribution, you will receive Trust Assets plus, possibly, cash. You will not recognize gain or loss if you only receive whole Trust Assets in exchange for the identical amount of your pro rata portion of the same Trust Assets held by a Trust. However, if you also receive cash in exchange for a Trust Asset or a fractional portion of a Trust Asset, you will generally recognize gain or loss based on the difference between the amount of cash you receive and your tax basis in such Trust Asset or fractional portion.

Limitations on the Deductibility of Trust Expenses.

Generally, for federal income tax purposes, you must take into account your full pro rata share of your Trust's income, even if some of that income is used to pay Trust expenses. You may deduct your pro rata share of each expense paid by your Trust to the same extent as if you directly paid the expense. You may be required to treat some or all of the expenses of your Trust as miscellaneous itemized deductions. Individuals may only deduct certain miscellaneous itemized deductions to the extent they exceed 2% of adjusted gross income.

Foreign, State and Local Taxes.

Distributions by your Trust that are treated as U.S. source income (e.g., dividends received on Stocks of domestic corporations) will generally be subject to U.S. income taxation and withholding in the case of Units held by nonresident alien individuals, foreign corporations or other non-U.S. persons, subject to any applicable treaty. If you are a foreign investor (i.e., an investor other than a U.S. citizen or resident or a U.S. corporation, partnership, estate or trust), you may not be subject to U.S. federal income taxes, including withholding taxes, on some or all of the income from your Trust or on any gain from the sale or redemption of your Units, provided that certain conditions are met. You should consult your tax advisor with respect to the conditions you must meet in order to be exempt for U.S. tax purposes. You should also consult your tax advisor with respect to other U.S. tax withholding and reporting requirements.

Some distributions by your Trust may be subject to foreign withholding taxes. Any income withheld will still be treated as income to you. Under the grantor trust rules, you are considered to have paid directly your share of any foreign taxes that are paid. Therefore, for U.S. tax purposes, you may be entitled to a foreign tax credit or deduction for those foreign taxes.

If any U.S. investor is treated as owning directly or indirectly 10% or more of the combined voting power of the stock of a foreign corporation, and all U.S. shareholders of that corporation collectively own more than 50% of the vote or value of the stock of that corporation, the foreign corporation may be treated as a controlled foreign corporation (a "CFC"). If you own 10 percent or more of a CFC (through a Trust and in combination with your other investments) you will be required to include certain types of the CFC's income in your taxable income for federal income tax purposes whether or not such income is distributed to your Trust or to you.

Based on the advice of Carter Ledyard & Milburn, LLP, special counsel to the Trusts for New York tax matters, under the existing income tax laws of the State and City of New York, assuming that the Trusts are not treated as corporations for federal income tax purposes, the Trusts will not be taxed as corporations for New York State and New York City tax purposes, and the income of the Trusts will be treated as the income of the Unit holders in the same manner as for federal income tax purposes. You should consult your tax advisor regarding potential foreign, state or local taxation with respect to your Units.

United Kingdom Taxation.

The following summary describes certain important U.K. tax consequences for certain U.S. resident Unit holders who hold Units in the European Target 30 Portfolio, the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio as capital assets. This summary is intended to be a general guide only and is subject to any changes in law interpretation or practice occurring after the date of this prospectus. You should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. A U.K. resident individual who receives a dividend from a U.K. company is generally entitled to a tax credit which is offset against U.K. income tax liabilities.

As a U.S. resident Unit holder, you will not be able to claim any refund of the tax credit for dividends paid by U.K. companies.

Taxation of Capital Gains. U.S. investors who are neither resident nor ordinarily resident for U.K. tax purposes in the United Kingdom will not generally be liable for U.K. tax on gains arising on the disposal of Units in the European Target 30 Portfolio, the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio. However, they may be liable if, in the case of corporate holders, such persons carry on a trade in the U.K. through a permanent establishment, or in the case of individual holders, such persons carry on a trade, profession or vocation in the U.K. through a branch or agency and the Units are used, held or acquired for the purposes of such a trade, profession or vocation or such branch or agency or permanent establishment as the case may be. Individual U.S. investors may also be liable if they have previously been resident or ordinarily resident in the United Kingdom and become resident or ordinarily resident in the United Kingdom in the future.

Inheritance Tax. Individual U.S. investors who, for the purposes of the Estate and Gift Tax Convention between the United States and the United Kingdom, are domiciled in the United States and who are not U.K. nationals will generally not be subject to U.K. inheritance tax on death or on gifts of the Units made during their lifetimes, provided any applicable U.S. federal gift or estate tax is paid. They may be subject to U.K. inheritance tax if the Units are used in a business in the United Kingdom or relate to the performance of personal services in the United Kingdom.

Where the Units are held on trust, the Units will generally not be subject to U.K. inheritance tax unless the settlor, at the time of settlement, was domiciled in the United Kingdom, in which case they may be subject to U.K. inheritance tax.

It is very unlikely that the Units will be subject to both U.K.
inheritance tax and U.S. federal gift or estate tax. If they were, one of the taxes could generally be credited against the other.


Stamp Tax. A sale of Securities listed in the FT Index will generally result in either U.K. stamp duty or stamp duty reserve tax ("SDRT") being payable by the purchaser. The European Target 30 Portfolio, the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio and the Target VIP Conservative Equity Portfolio each paid this tax when they acquired Securities. When the European Target 30 Portfolio, the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio sell Securities, it is anticipated that any U.K. stamp duty or SDRT will be paid by the purchaser.


Hong Kong Taxation.

The following summary describes certain important Hong Kong tax consequences to certain U.S. Unit holders who hold Units in the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio as capital assets. This summary assumes that you are not carrying on a trade, profession or business in Hong Kong and that you have no profits sourced in Hong Kong arising from the carrying on of such trade, profession or business. This summary is intended to be a general guide only and is subject to any changes in Hong Kong or U.S. law occurring after the date of this prospectus and you should consult your own tax advisor about your particular circumstances.

Taxation of Dividends. Dividends you receive from the Global Target 15 Portfolio, the Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio relating to Hong Kong issuers are not taxable and therefore will not be subject to the deduction of any withholding tax.

Profits Tax. Unless you are carrying on a trade, profession or business in Hong Kong you will not be subject to profits tax imposed by Hong Kong on any gain or profits made on the realization or other disposal of your Units.

Estate Duty. Units of the Global Target 15 Portfolio, the Target
Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio do not give rise to Hong Kong estate duty liability.

                     Retirement Plans

You may purchase Units of the Trusts for:

- Individual Retirement Accounts;

- Keogh Plans;

- Pension funds; and

- Other tax-deferred retirement plans.

Generally, the federal income tax on capital gains and income received in each of the above plans is deferred until you receive distributions. These distributions are generally treated as ordinary income but may, in some cases, be eligible for special averaging or tax-deferred rollover treatment. Before participating in a plan like this, you should review the tax laws regarding these plans and consult your attorney or tax advisor. Brokerage firms and other financial institutions offer these plans with varying fees and charges.

                  Rights of Unit Holders

Unit Ownership.

The Trustee will treat as Record Owner of Units persons registered as such on its books. For purposes of record-keeping, the Trustee will treat the FTPS Unit Servicing Agent as sole Record Owner of FTPS Units on its books. The FTPS Unit Servicing Agent will keep a record of all individual FTPS Unit holders, the actual Record Owners of such Units, on its books. It is your responsibility to notify the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) when you become Record Owner, but normally your broker/dealer provides this notice. You may elect to hold your Units in either certificated or uncertificated form. All Fee Accounts Units and FTPS Units, however, will be held in uncertificated form.

Certificated Units. When you purchase your Units you can request that they be evidenced by certificates, which will be delivered shortly after your order. Certificates will be issued in fully registered form, transferable only on the books of the Trustee in denominations of one Unit or any multiple thereof. You can transfer or redeem your certificated Units by endorsing and surrendering the certificate to the Trustee, along with a written instrument of transfer. You must sign your name exactly as it appears on the face of the certificate with signature guaranteed by an eligible institution. In certain cases the Trustee may require additional documentation before they will transfer or redeem your Units.

You may be required to pay a nominal fee to the Trustee for each certificate reissued or transferred, and to pay any government charge that may be imposed for each transfer or exchange. If a certificate gets lost, stolen or destroyed, you may be required to furnish indemnity to the Trustee to receive replacement certificates. You must surrender mutilated certificates to the Trustee for replacement.

Uncertificated Units. You may also choose to hold your Units in uncertificated form. If you choose this option, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will establish an account for you and credit your account with the number of Units you purchase. Within two business days of the issuance or transfer of Units held in uncertificated form, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will send you:

- A written initial transaction statement containing a description of your Trust;

- A list of the number of Units issued or transferred;

- Your name, address and Taxpayer Identification Number ("TIN");

- A notation of any liens or restrictions of the issuer and any adverse claims; and

- The date the transfer was registered.

Uncertificated Units may be transferred the same way as certificated Units, except that no certificate needs to be presented to the Trustee. Also, no certificate will be issued when the transfer takes place unless you request it. You may at any time request that the Trustee issue certificates for your Units.

Unit Holder Reports.

In connection with each distribution, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will provide you with a statement detailing the per Unit amount of income (if any) distributed. After the end of each calendar year, the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) will provide you with the following information:

- A summary of transactions in your Trust for the year;

- A list of any Securities sold during the year and the Securities held at the end of that year by your Trust;

- The Redemption Price per Unit, computed on the 31st day of December of such year (or the last business day before); and

- Amounts of income and capital distributed during the year.

You may request from the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) copies of the evaluations of the Securities as prepared by the Evaluator to enable you to comply with federal and state tax reporting requirements.

             Income and Capital Distributions

You will begin receiving distributions on your Units only after you become a Record Owner. The Trustee will credit dividends received on a Trust's Securities to the Income Account of such Trust. All other receipts, such as return of capital, are credited to the Capital Account of such Trust. Dividends received on foreign Securities, if any, are converted into U.S. dollars at the applicable exchange rate.

The Trustee will distribute money from the Income and Capital Accounts, as determined at the monthly Record Date, monthly on the last day of each month to Unit holders on the fifteenth day of such month provided the aggregate amount, exclusive of sale proceeds, available for distribution in the Income and Capital Accounts equals at least 0.1% of the net asset value of the Trust. Undistributed money in the Income and Capital Accounts will be distributed in the next month in which the aggregate amount available for distribution, exclusive of sale proceeds, equals or exceeds 0.1% of the net asset value of a Trust. See "Summary of Essential Information." No income distribution will be paid if accrued expenses of a Trust exceed amounts in the Income Account on the Distribution Dates. Distribution amounts will vary with changes in a Trust's fees and expenses, in dividends received and with the sale of Securities. The Trustee will distribute sale proceeds in the Capital Account, net of amounts designated to meet redemptions, pay the deferred sales charge and creation and development fee or pay expenses, on the last day of each month to Unit holders of record on the fifteenth day of such month provided the amount equals at least $1.00 per 100 Units. If the Trustee does not have your TIN, it is required to withhold a certain percentage of your distribution and deliver such amount to the IRS. You may recover this amount by giving your TIN to the Trustee, or when you file a tax return. However, you should check your statements to make sure the Trustee has your TIN to avoid this "back-up withholding."

We anticipate that there will be enough money in the Capital Account of a Trust to pay the deferred sales charge. If not, the Trustee may sell Securities to meet the shortfall.

Within a reasonable time after a Trust is terminated, unless you are a Rollover Unit holder, you will receive the pro rata share of the money from the sale of the Securities. All Unit holders will receive a pro rata share of any other assets remaining in their Trust, after deducting any unpaid expenses.

The Trustee may establish reserves (the "Reserve Account") within a Trust to cover anticipated state and local taxes or any governmental charges to be paid out of that Trust.

Distribution Reinvestment Option. You may elect to have each distribution of income and/or capital reinvested into additional Units of a Trust by notifying the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) at least 10 days before any Record Date. Each later distribution of income and/or capital on your Units will be reinvested by the Trustee into additional Units of a Trust. There is no transactional sales charge on Units acquired through the Distribution Reinvestment Option, as discussed under "Public Offering." This option may not be available in all states. Each reinvestment plan is subject to availability or limitation by the Sponsor and each broker/dealer or selling firm. The Sponsor or broker/dealers may suspend or terminate the offering of a reinvestment plan at any time. Please contact your financial professional for additional information. PLEASE NOTE THAT EVEN IF YOU REINVEST DISTRIBUTIONS, THEY ARE STILL CONSIDERED DISTRIBUTIONS FOR INCOME TAX PURPOSES.

                   Redeeming Your Units

You may redeem all or a portion of your Units at any time by sending the certificates representing the Units you want to redeem to the Trustee at the address set forth on the back cover of this prospectus. If your Units are uncertificated, you need only deliver a request for redemption to the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units). In either case, the certificates or the redemption request must be properly endorsed with proper instruments of transfer and signature guarantees as explained in "Rights of Unit Holders-Unit Ownership" (or by providing satisfactory indemnity if the certificates were lost, stolen, or destroyed). No redemption fee will be charged, but you are responsible for any governmental charges that apply. Certain broker/dealers may charge a transaction fee for processing redemption requests. Units redeemed directly through the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) are not subject to such transaction fees. Three business days after the day you tender your Units (the "Date of Tender") you will receive cash in an amount for each Unit equal to the Redemption Price per Unit calculated at the Evaluation Time on the Date of Tender.

The Date of Tender is considered to be the date on which the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) receives your certificates or redemption request (if such day is a day the NYSE is open for trading). However, if your certificates or redemption request are received after 4:00 p.m. Eastern time (or after any earlier closing time on a day on which the NYSE is scheduled in advance to close at such earlier time), the Date of Tender is the next day the NYSE is open for trading.

Any amounts paid on redemption representing income will be withdrawn from the Income Account of a Trust if funds are available for that purpose, or from the Capital Account. All other amounts paid on redemption will be taken from the Capital Account of a Trust. The IRS will require the Trustee to withhold a portion of your redemption proceeds if the Trustee does not have your TIN as generally discussed under "Income and Capital Distributions."

If you tender at least 2,500 Units of The Dow(R) Target 5 Portfolio, The Nasdaq (R) Target 15 Portfolio, the NYSE(R) International Target 25 Portfolio, The S&P Target 24 Portfolio, S&P Target SMid 60 Portfolio, Target Diversified Dividend Portfolio, Target Growth Portfolio, the Target Small-Cap Portfolio or the Value Line(R) Diversified Target 40 Portfolio; or 5,000 Units of the Target 50/50 Portfolio, Target Dividend Multi-Strategy Portfolio or the Target VIP Conservative Equity Portfolio or such other amount as required by your broker/dealer, for redemption, rather than receiving cash, you may elect to receive an In-Kind Distribution in an amount equal to the Redemption Price per Unit by making this request in writing to the Trustee at the time of tender. However, to be eligible to participate in the In-Kind Distribution option at redemption, Fee Accounts Unit holders must hold their Units through the end of the initial offering period. The In-Kind Distribution option is generally not available to FTPS Unit holders. No In-Kind Distribution requests submitted during the 30 business days prior to a Trust's Mandatory Termination Date will be honored. Where possible, the Trustee will make an In-Kind Distribution by distributing each of the Securities in book-entry form to your bank or broker/dealer account at the Depository Trust Company. This option is generally eligible only for stocks traded and held in the United States, thus excluding most foreign Securities. The Trustee will subtract any customary transfer and registration charges from your In-Kind Distribution. As a tendering Unit holder, you will receive your pro rata number of whole shares of the eligible Securities that make up the portfolio, and cash from the Capital Account equal to the non-eligible Securities and fractional shares to which you are entitled.

The Trustee may sell Securities to make funds available for redemption. If Securities are sold, the size and diversification of a Trust will be reduced. These sales may result in lower prices than if the Securities were sold at a different time.

Your right to redeem Units (and therefore, your right to receive payment) may be delayed:

- If the NYSE is closed (other than customary weekend and holiday closings);

- If the SEC determines that trading on the NYSE is restricted or that an emergency exists making sale or evaluation of the Securities not reasonably practical; or

- For any other period permitted by SEC order.

The Trustee is not liable to any person for any loss or damage which may result from such a suspension or postponement.

The Redemption Price.

The Redemption Price per Unit is determined by the Trustee by:

adding

1. cash in the Income and Capital Accounts of a Trust not designated to purchase Securities;

2. the aggregate underlying value of the Securities held in that Trust;
and

3. dividends receivable on the Securities trading ex-dividend as of the date of computation; and

deducting

1. any applicable taxes or governmental charges that need to be paid out of such Trust;

2. any amounts owed to the Trustee for its advances;

3. estimated accrued expenses of such Trust, if any;

4. cash held for distribution to Unit holders of record of such Trust as of the business day before the evaluation being made;

5. liquidation costs for foreign Securities, if any; and

6. other liabilities incurred by such Trust; and

dividing

1. the result by the number of outstanding Units of such Trust.

Any remaining deferred sales charge on the Units when you redeem them will be deducted from your redemption proceeds. In addition, during the initial offering period, the Redemption Price per Unit will include estimated organization costs as set forth under "Fee Table."

                 Investing in a New Trust

Each Trust's portfolio has been selected on the basis of capital appreciation potential for a limited time period. When each Trust is about to terminate, you may have the option to roll your proceeds into the next series of a Trust (the "New Trusts") if one is available. We intend to create the New Trusts in conjunction with the termination of the Trusts and plan to apply the same strategy we used to select the portfolio for the Trusts to the New Trusts.

If you wish to have the proceeds from your Units rolled into a New Trust you must notify the Trustee (or the FTPS Unit Servicing Agent in the case of FTPS Units) in writing of your election by the Rollover Notification Date stated in the "Summary of Essential Information." As a Rollover Unit holder, your Units will be redeemed and the underlying Securities sold by the Trustee, in its capacity as Distribution Agent, during the Special Redemption and Liquidation Period. The Distribution Agent may engage us or other brokers as its agent to sell the Securities.

Once all of the Securities are sold, your proceeds, less any brokerage fees, governmental charges or other expenses involved in the sales, will be used to buy units of a New Trust or trust with a similar investment strategy that you have selected, provided such trusts are registered and being offered. Accordingly, proceeds may be uninvested for up to several days. Units purchased with rollover proceeds will generally be purchased subject to the maximum remaining deferred sales charge and creation and development fee on such units (currently expected to be $.195 per unit), but not the initial sales charge. Units purchased using proceeds from Fee Accounts Units will generally not be subject to any transactional sales charge.

We intend to create New Trust units as quickly as possible, depending on the availability of the Securities contained in a New Trust's portfolio. Rollover Unit holders will be given first priority to purchase New Trust units. We cannot, however, assure the exact timing of the creation of New Trust units or the total number of New Trust units we will create. Any proceeds not invested on behalf of Rollover Unit holders in New Trust units will be distributed within a reasonable time after such occurrence. Although we believe that enough New Trust units can be created, monies in a New Trust may not be fully invested on the next business day.

Please note that there are certain tax consequences associated with becoming a Rollover Unit holder. See "Tax Status." If you elect not to participate as a Rollover Unit holder ("Remaining Unit holders"), you will not incur capital gains or losses due to the Special Redemption and Liquidation, nor will you be charged any additional transactional sales charge. We may modify, amend or terminate this rollover option upon 60 days notice.

             Removing Securities from a Trust

The portfolios of the Trusts are not managed. However, we may, but are not required to, direct the Trustee to dispose of a Security in certain limited circumstances, including situations in which:

- The issuer of the Security defaults in the payment of a declared dividend;

- Any action or proceeding prevents the payment of dividends;

- There is any legal question or impediment affecting the Security;

- The issuer of the Security has breached a covenant which would affect the payment of dividends, the issuer's credit standing, or otherwise damage the sound investment character of the Security;

- The issuer has defaulted on the payment of any other of its outstanding obligations;

- There has been a public tender offer made for a Security or a merger or acquisition is announced affecting a Security, and that in our opinion the sale or tender of the Security is in the best interest of Unit holders;

- The sale of Securities is necessary or advisable in order to maintain the qualification of a Trust as a "regulated investment company" in the case of a Trust which has elected to qualify as such;

- The price of the Security has declined to such an extent, or such other credit factors exist, that in our opinion keeping the Security would be harmful to a Trust; or

As a result of the ownership of the Security, a Trust or its Unit holders would be a direct or indirect shareholder of a passive foreign investment company.

Except in the limited instance in which a Trust acquires Replacement Securities, as described in "The FT Series," a Trust may not acquire any securities or other property other than the Securities. The Trustee, on behalf of a Trust, will reject any offer for new or exchanged securities or property in exchange for a Security, such as those acquired in a merger or other transaction. If such exchanged securities or property are nevertheless acquired by a Trust, at our instruction they will either be sold or held in such Trust. In making the determination as to whether to sell or hold the exchanged securities or property we may get advice from the Portfolio Supervisor. Any proceeds received from the sale of Securities, exchanged securities or property will be credited to the Capital Account of a Trust for distribution to Unit holders or to meet redemption requests. The Trustee may retain and pay us or an affiliate of ours to act as agent for the Trusts to facilitate selling Securities, exchanged securities or property from the Trusts. If we or our affiliate act in this capacity, we will be held subject to the restrictions under the Investment Company Act of 1940, as amended.

The Trustee may sell Securities designated by us, or, absent our direction, at its own discretion, in order to meet redemption requests or pay expenses. In designating Securities to be sold, we will try to maintain the proportionate relationship among the Securities. If this is not possible, the composition and diversification of a Trust may be changed.

           Amending or Terminating the Indenture

Amendments. The Indenture may be amended by us and the Trustee without your consent:

- To cure ambiguities;

- To correct or supplement any defective or inconsistent provision;

- To make any amendment required by any governmental agency; or

- To make other changes determined not to be adverse to your best interests (as determined by us and the Trustee).

Termination. As provided by the Indenture, each Trust will terminate on the Mandatory Termination Date as stated in the "Summary of Essential Information." The Trusts may be terminated earlier:

- Upon the consent of 100% of the Unit holders of a Trust;

- If the value of the Securities owned by such Trust as shown by any evaluation is less than the lower of $2,000,000 or 20% of the total value of Securities deposited in such Trust during the initial offering period ("Discretionary Liquidation Amount"); or

- In the event that Units of a Trust not yet sold aggregating more than 60% of the Units of such Trust are tendered for redemption by underwriters, including the Sponsor.

Prior to termination, the Trustee will send written notice to all Unit holders which will specify how you should tender your certificates, if any, to the Trustee. If a Trust is terminated due to this last reason, we will refund your entire sales charge; however, termination of a Trust before the Mandatory Termination Date for any other stated reason will result in all remaining unpaid deferred sales charges on your Units being deducted from your termination proceeds. For various reasons, including Unit holders' participation as Rollover Unit holders, a Trust may be reduced below the Discretionary Liquidation Amount and could therefore be terminated before the Mandatory Termination Date.

Unless terminated earlier, the Trustee will begin to sell Securities in connection with the termination of a Trust during the period beginning nine business days prior to, and no later than, the Mandatory Termination Date. We will determine the manner and timing of the sale of Securities. Because the Trustee must sell the Securities within a relatively short period of time, the sale of Securities as part of the termination process may result in a lower sales price than might otherwise be realized if such sale were not required at this time.

If you do not elect to participate in the Rollover Option, you will receive a cash distribution from the sale of the remaining Securities, along with your interest in the Income and Capital Accounts, within a reasonable time after your Trust is terminated. The Trustee will deduct from a Trust any accrued costs, expenses, advances or indemnities provided for by the Indenture, including estimated compensation of the Trustee and costs of liquidation and any amounts required as a reserve to pay any taxes or other governmental charges.

           Information on the Sponsor, Trustee,
          FTPS Unit Servicing Agent and Evaluator

The Sponsor.

We, First Trust Portfolios L.P., specialize in the underwriting, trading and wholesale distribution of unit investment trusts under the "First Trust" brand name and other securities. An Illinois limited partnership formed in 1991, we took over the First Trust Product line and act as Sponsor for successive series of:

- The First Trust Combined Series

- FT Series (formerly known as The First Trust Special Situations Trust)

- The First Trust Insured Corporate Trust

- The First Trust of Insured Municipal Bonds

- The First Trust GNMA

The First Trust product line commenced with the first insured unit investment trust in 1974. To date we have deposited more than $85 billion in First Trust unit investment trusts. Our employees include a team of professionals with many years of experience in the unit investment trust industry.

We are a member of the NASD and Securities Investor Protection
Corporation. Our principal offices are at 1001 Warrenville Road, Lisle, Illinois 60532; telephone number (630) 241-4141. As of December 31, 2006, the total consolidated partners' capital of First Trust Portfolios L.P. and subsidiaries was $50,884,373 (audited).

This information refers only to us and not to the Trusts or to any series of the Trusts or to any other dealer. We are including this information only to inform you of our financial responsibility and our ability to carry out our contractual obligations. We will provide more detailed financial information on request.

Code of Ethics. The Sponsor and the Trusts have adopted a code of ethics requiring the Sponsor's employees who have access to information on Trust transactions to report personal securities transactions. The purpose of the code is to avoid potential conflicts of interest and to prevent fraud, deception or misconduct with respect to the Trusts.

The Trustee.

The Trustee is The Bank of New York, a trust company organized under the laws of New York. The Bank of New York has its unit investment trust division offices at 101 Barclay Street, New York, New York 10286, telephone (800) 813-3074. If you have questions regarding your account or your Trust, please contact the Trustee at its unit investment trust division offices or your financial adviser. The Sponsor does not have access to individual account information. The Bank of New York is subject to supervision and examination by the Superintendent of Banks of the State of New York and the Board of Governors of the Federal Reserve System, and its deposits are insured by the Federal Deposit Insurance Corporation to the extent permitted by law.

The Trustee has not participated in selecting the Securities; it only provides administrative services.

The FTPS Unit Servicing Agent.

The FTPS Unit Servicing Agent is FTP Services LLC, an Illinois limited liability company formed in 2005 and an affiliate of the Sponsor. FTP Services LLC acts as record keeper, shareholder servicing agent and distribution agent for Units which are purchased and sold through the Fund/SERV(R) trading system or on a manual basis through FTP Services LLC. FTP Services LLC provides FTPS Units with administrative and distribution related services as described in this prospectus. The FTPS Unit Servicing Agent's address is 1001 Warrenville Road, Lisle, Illinois 60532. If you have questions regarding the FTPS Units, you may call the FTPS Unit Servicing Agent at (866) 514-7768. The FTPS Unit Servicing Agent has not participated in selecting the Securities; it only provides administrative services to the FTPS Units. Fund/SERV(R) is a service of National Securities Clearing Corporation, a subsidiary of The Depository Trust & Clearing Corporation.

Limitations of Liabilities of Sponsor, FTPS Unit Servicing Agent and
Trustee.

Neither we, the FTPS Unit Servicing Agent nor the Trustee will be liable for taking any action or for not taking any action in good faith according to the Indenture. We will also not be accountable for errors in judgment. We will only be liable for our own willful misfeasance, bad faith, gross negligence (ordinary negligence in the FTPS Unit Servicing Agent and Trustee's case) or reckless disregard of our obligations and duties. The Trustee is not liable for any loss or depreciation when the Securities are sold. If we fail to act under the Indenture, the Trustee may do so, and the Trustee will not be liable for any action it takes in good faith under the Indenture.

The Trustee will not be liable for any taxes or other governmental charges or interest on the Securities which the Trustee may be required to pay under any present or future law of the United States or of any other taxing authority with jurisdiction. Also, the Indenture states other provisions regarding the liability of the Trustee.

If we do not perform any of our duties under the Indenture or are not able to act or become bankrupt, or if our affairs are taken over by public authorities, then the Trustee may:

- Appoint a successor sponsor, paying them a reasonable rate not more than that stated by the SEC;

- Terminate the Indenture and liquidate the Trusts; or

- Continue to act as Trustee without terminating the Indenture.

The Evaluator.

The Evaluator is First Trust Advisors L.P., an Illinois limited partnership formed in 1991 and an affiliate of the Sponsor. The
Evaluator's address is 1001 Warrenville Road, Lisle, Illinois 60532.

The Trustee, Sponsor, FTPS Unit Servicing Agent and Unit holders may rely on the accuracy of any evaluation prepared by the Evaluator. The Evaluator will make determinations in good faith based upon the best available information, but will not be liable to the Trustee, Sponsor, FTPS Unit Servicing Agent or Unit holders for errors in judgment.

                     Other Information

Legal Opinions.

Our counsel is Chapman and Cutler LLP, 111 W. Monroe St., Chicago, Illinois, 60603. They have passed upon the legality of the Units offered hereby and certain matters relating to federal tax law. Carter Ledyard & Milburn LLP acts as the Trustee's counsel, as well as special New York tax counsel for the Trusts.

Experts.

The Trusts' statements of net assets, including the schedules of investments, as of the opening of business on the Initial Date of Deposit included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Supplemental Information.

If you write or call the Sponsor, you will receive free of charge supplemental information about this Series, which has been filed with the SEC and to which we have referred throughout. This information states more specific details concerning the nature, structure and risks of this product.

The Nasdaq Stock Market, Inc.

Neither The Nasdaq(R) Target 15 Portfolio nor the Target 50/50 Portfolio is sponsored, endorsed, sold or promoted by The Nasdaq Stock Market, Inc. (including its affiliates) (Nasdaq, with its affiliates, are referred to as the "Corporations"). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio. The Corporations make no representation or warranty, express or implied, to the owners of Units of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio or any member of the public regarding the advisability of investing in securities generally or in The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio particularly, or the ability of the Nasdaq-100 Index(R) to track general stock market performance. The Corporations' only relationship to the Sponsor ("Licensee") is in the licensing of the Nasdaq 100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the Nasdaq-100 Index(R) which is determined, composed and calculated by Nasdaq without regard to Licensee, The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio. Nasdaq has no obligation to take the needs of the Licensee, the owners of Units of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio into consideration in determining, composing or calculating the Nasdaq-100 Index(R). The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio to be issued or in the determination or calculation of the equation by which The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TARGET VIP AGGRESSIVE EQUITY PORTFOLIO OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX(R) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                             First Trust(R)

                  Dow(R) Target 5 3Q '07 - Term 9/30/08
                European Target 30 3Q '07 - Term 9/30/08
                 Global Target 15 3Q '07 - Term 9/30/08
               Nasdaq(R)  Target 15 3Q '07 - Term 9/30/08
              NYSE(R) Intl. Target 25 3Q '07 - Term 9/30/08
                   S&P Target 24 3Q '07 - Term 9/30/08
                S&P Target SMid 60 3Q '07 - Term 9/30/08
                   Target 50/50 3Q '07 - Term 9/30/08
                Target Divsd. Dvd. 3Q '07 - Term 9/30/08
             Target Dvd. Multi-Strat. 3Q '07 - Term 9/30/08
                   Target Growth 3Q '07 - Term 9/30/08
                 Target Small-Cap 3Q '07 - Term 9/30/08
              Target VIP Cons. Eqty. 3Q '07 - Term 9/30/08
          Value Line(R) Divsd. Target 40 3Q '07 - Term 9/30/08
                                 FT 1409

                                Sponsor:

                       FIRST TRUST PORTFOLIOS L.P.

                          1001 Warrenville Road
                          Lisle, Illinois 60532
                             1-630-241-4141

   FTPS Unit Servicing Agent:                      Trustee:

        FTP Services LLC                     The Bank of New York

      1001 Warrenville Road                   101 Barclay Street
      Lisle, Illinois 60532                New York, New York 10286
         1-866-514-7768                         1-800-813-3074
                                     24-Hour Pricing Line:1-800-446-0132
                        ________________________

When Units of the Trusts are no longer available, this prospectus may be used as a preliminary prospectus for a future series, in which case you should note the following:

THE INFORMATION IN THE PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE
  MAY NOT SELL, OR ACCEPT OFFERS TO BUY, SECURITIES OF A FUTURE SERIES UNTIL THAT SERIES HAS BECOME EFFECTIVE WITH THE SECURITIES AND EXCHANGE
COMMISSION. NO SECURITIES CAN BE SOLD IN ANY STATE WHERE A SALE WOULD BE
                                ILLEGAL.
                         ________________________

  This prospectus contains information relating to the above-mentioned unit investment trusts, but does not contain all of the information about this investment company as filed with the SEC in Washington, D.C.
                               under the:

-  Securities Act of 1933 (file no. 333-142216) and

-  Investment Company Act of 1940 (file no. 811-05903)

  Information about the Trusts, including their Codes of Ethics, can be reviewed and copied at the SEC's Public Reference Room in Washington
 D.C. Information regarding the operation of the SEC's Public Reference
    Room may be obtained by calling the Commission at 1-202-942-8090.

 Information about the Trusts is available on the EDGAR Database on the
                         SEC's Internet site at
                           http://www.sec.gov.

                 To obtain copies at prescribed rates -

              Write: Public Reference Section of the SEC
                     100 F Street, N.E.; Washington, D.C. 20549 e-mail address: publicinfo@sec.gov


                              June 29, 2007


           PLEASE RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE

                             First Trust(R)

                              The FT Series

                         Information Supplement

This Information Supplement provides additional information concerning the structure, operations and risks of the unit investment trust contained in FT 1409 not found in the prospectus for the Trusts. This Information Supplement is not a prospectus and does not include all of the information you should consider before investing in the Trusts. This Information Supplement should be read in conjunction with the prospectus for the Trust in which you are considering investing.


This Information Supplement is dated June 29, 2007. Capitalized terms have been defined in the prospectus.


                            Table of Contents

Dow Jones & Company, Inc.                                       2
Standard & Poor's                                               2
The Nasdaq Stock Market, Inc.                                   2
Value Line Publishing, Inc.                                     3
New York Stock Exchange                                         3
Risk Factors
   Securities                                                   4
   Small-Cap Companies                                          4
   Dividends                                                    4
   Foreign Issuers                                              4
     United Kingdom                                             5
     Hong Kong                                                  5
   Exchange Rate                                                7
Litigation
   Tobacco Industry                                            10
Concentrations
   Consumer Products                                           11
   Financial Services                                          11
   Industrials                                                 14
   Information Technology                                      14
   Telecommunication Services                                  15
Securities
   The Dow(R) DART 5 Strategy Stocks                           16
   The Dow(R) DART 10 Strategy Stocks                          16
   The Dow(R) Target 5 Strategy Stocks                         17
   The Dow(R) Target Dividend Strategy Stocks                  17
   European Target 20 Strategy Stocks                          18
   European Target 30 Strategy Stocks                          20
   Global Target 15 Strategy Stocks                            21
   The Nasdaq(R) Target 15 Strategy Stocks                     23
   NYSE(R) International Target 25 Strategy Stocks             23
   The S&P Target 24 Strategy Stocks                           25
   S&P Target SMid 60 Strategy Stocks                          27
   Target Diversified Dividend Strategy Stocks                 30
   Target Growth Strategy Stocks                               32
   Target Small-Cap Strategy Stocks                            33
   Value Line(R) Target 25 Strategy Stocks                     36
   Value Line(R) Diversified Target 40 Strategy Stocks         37

Dow Jones & Company, Inc.

The Trusts are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc. ("Dow Jones"). Dow Jones makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly. Dow Jones' only relationship to the Sponsor is the licensing of certain trademarks, trade names and service marks of Dow Jones, the Dow Jones Industrial Average(sm) and the Dow Jones Select Dividend Index(sm), which are determined, composed and calculated by Dow Jones without regard to the Sponsor or the Trusts. Dow Jones has no obligation to take the needs of the Sponsor or the owners of the Trusts into consideration in determining, composing or calculating the Dow Jones Industrial Average(sm) and the Dow Jones Select Dividend Index(sm). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Trusts to be issued or in the determination or calculation of the equation by which the Trusts are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Trusts.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES SELECT DIVIDEND INDEX(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE SPONSOR, OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES SELECT DIVIDEND INDEX(sm) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGE(SM), THE DOW JONES SELECT DIVIDEND INDEX(SM) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

Standard & Poor's

The Trusts are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the Trusts or any member of the public regarding the advisability of investing in securities generally or in the Trusts particularly or the ability of either the S&P 500 Index, the S&P MidCap 400 Index or the S&P SmallCap 600 Index to track general stock market performance. S&P's only relationship to the licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, the S&P MidCap 400 Index and the S&P SmallCap 600 Index, which are determined, composed and calculated by S&P without regard to the licensee or the Trusts. S&P has no obligation to take the needs of the licensee or the owners of the Trusts into consideration in determining, composing or calculating the S&P 500 Index, the S&P MidCap 400 Index or the S&P SmallCap 600 Index. S&P is not responsible for and has not participated in the determination of the prices and amount of the Trusts or the timing of the issuance or sale of the Trusts or in the determination or calculation of the equation by which the Trusts are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Trusts.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE TRUSTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX, THE S&P MIDCAP 400 INDEX OR THE S&P SMALL CAP 600 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The Nasdaq Stock Market, Inc.

The "Nasdaq 100(R)," "Nasdaq-100 Index(R)," and "Nasdaq(R)" are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the "Corporations") and are licensed for use by us. Neither The Nasdaq(R) Target 15 Portfolio nor the Target 50/50 Portfolio have been passed on by the Corporations as to its legality or suitability. Neither The Nasdaq(R) Target 15 Portfolio nor the Target

50/50 Portfolio are issued, endorsed, sold, or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to The Nasdaq(R) Target 15 Portfolio or the Target 50/50 Portfolio.

Value Line Publishing, Inc.

Value Line Publishing, Inc.'s ("VLPI") only relationship to First Trust Portfolios L.P. and/or First Trust Advisors L.P. is VLPI's licensing to First Trust Portfolios L.P. and/or First Trust Advisors L.P. of certain VLPI trademarks and trade names and the Value Line(R) Timeliness(TM) Ranking System (the "System"), which is composed by VLPI without regard to First Trust Portfolios L.P. or First Trust Advisors L.P., this Product or any investor. VLPI has no obligation to take the needs of First Trust Portfolios L.P. and/or First Trust Advisors L.P. or any investor in the Product into consideration in composing the System. The Product results may differ from the hypothetical or published results of the Value Line(R) Timeliness(TM) Ranking System. VLPI is not responsible for and has not participated in the determination of the prices and composition of the Product or the timing of the issuance for sale of the Product or in the calculation of the equations by which the Product is to be converted into cash.

VLPI MAKES NO WARRANTY CONCERNING THE SYSTEM, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE, AND VLPI MAKES NO WARRANTY AS TO THE POTENTIAL PROFITS OR ANY OTHER BENEFITS THAT MAY BE ACHIEVED BY USING THE SYSTEM OR ANY INFORMATION OR MATERIALS GENERATED THEREFROM. VLPI DOES NOT WARRANT THAT THE SYSTEM WILL MEET ANY REQUIREMENTS OR THAT IT WILL BE ACCURATE OR ERROR-FREE. VLPI ALSO DOES NOT GUARANTEE ANY USES, INFORMATION, DATA OR OTHER RESULTS GENERATED FROM THE SYSTEM. VLPI HAS NO OBLIGATION OR LIABILITY (I) IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE PRODUCT; OR (II) FOR ANY LOSS, DAMAGE, COST OR EXPENSE SUFFERED OR INCURRED BY ANY INVESTOR OR OTHER PERSON OR ENTITY IN CONNECTION WITH THIS PRODUCT, AND IN NO EVENT SHALL VLPI BE LIABLE FOR ANY LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, INDIRECT OR EXEMPLARY DAMAGES IN CONNECTION WITH THE PRODUCT.

New York Stock Exchange


"NYSE (R)" is a registered trademark of, and "NYSE International 100 Index(SM)" is a service mark of, New York Stock Exchange, Inc. ("NYSE"). NYSE has no relationship to First Trust Portfolios L.P. other than the licensing of the "NYSE International 100 Index(SM)" and the trademark and service mark referenced above for use in connection with the NYSE (R) International Target 25 Portfolio.


NYSE does not: sponsor, endorse, sell or promote the NYSE(R) International Target 25 Portfolio; recommend that any person invest in the NYSE(R) International Target 25 Portfolio or any other securities; have any responsibility or liability for or make any decision about the timing, amount or pricing of the NYSE(R) International Target 25 Portfolio; have any responsibility or liability for the administration, management or marketing of the NYSE (R) International Target 25 Portfolio; consider the needs of the NYSE(R) International Target 25 Portfolio or the owners of the NYSE(R) International Target 25 Portfolio in determining, composing or calculating the NYSE International 100 Index(SM) or have any obligation to do so.

NYSE will not have any liability in connection with the NYSE(R) International Target 25 Portfolio. Specifically, NYSE does not make any warranty, express or implied, and NYSE disclaims any warranty about: the results to be obtained by the NYSE(R) International Target 25
Portfolio, the owners of the NYSE(R) International Target 25 Portfolio, or any other relevant person in connection with the use of the Index and the data included in the Index; the accuracy or completeness of the Index and its data; the merchantability or fitness for a particular purpose or use of the Index and its data. NYSE will have no liability for any errors, omissions or interruptions in the Index or its data. Under no circumstances will NYSE be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if NYSE knows that they might occur. The licensing agreement between First Trust Portfolios L.P. and NYSE is solely for their benefit and not for the benefit of the owners of the NYSE(R) International Target 25 Portfolio or any other third parties.

Risk Factors

Securities. An investment in Units should be made with an understanding of the risks which an investment in common stocks entails, including the risk that the financial condition of the issuers of the Securities or the general condition of the relevant stock market may worsen, and the value of the Securities and therefore the value of the Units may decline. Common stocks are especially susceptible to general stock market movements and to volatile increases and decreases of value, as market confidence in and perceptions of the issuers change. These perceptions are based on unpredictable factors, including expectations regarding government, economic, monetary and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic or banking crises. Both U.S. and foreign markets have experienced substantial volatility and significant declines recently as a result of certain or all of these factors.

Small-Cap Companies. While historically small-cap company stocks have outperformed the stocks of large companies, the former have customarily involved more investment risk as well. Small-cap companies may have limited product lines, markets or financial resources; may lack management depth or experience; and may be more vulnerable to adverse general market or economic developments than large companies. Some of these companies may distribute, sell or produce products which have recently been brought to market and may be dependent on key personnel.

The prices of small company securities are often more volatile than prices associated with large company issues, and can display abrupt or erratic movements at times, due to limited trading volumes and less publicly available information. Also, because small cap companies normally have fewer shares outstanding and these shares trade less frequently than large companies, it may be more difficult for the Trusts which contain these Securities to buy and sell significant amounts of such shares without an unfavorable impact on prevailing market prices.

Dividends. Shareholders of common stocks have rights to receive payments from the issuers of those common stocks that are generally subordinate to those of creditors of, or holders of debt obligations or preferred stocks of, such issuers. Shareholders of common stocks of the type held by the Trusts have a right to receive dividends only when and if, and in the amounts, declared by the issuer's board of directors and have a right to participate in amounts available for distribution by the issuer only after all other claims on the issuer have been paid or provided for. Common stocks do not represent an obligation of the issuer and, therefore, do not offer any assurance of income or provide the same degree of protection of capital as do debt securities. The issuance of additional debt securities or preferred stock will create prior claims for payment of principal, interest and dividends which could adversely affect the ability and inclination of the issuer to declare or pay dividends on its common stock or the rights of holders of common stock with respect to assets of the issuer upon liquidation or bankruptcy. Cumulative preferred stock dividends must be paid before common stock dividends, and any cumulative preferred stock dividend omitted is added to future dividends payable to the holders of cumulative preferred stock. Preferred stockholders are also generally entitled to rights on liquidation which are senior to those of common stockholders.

Foreign Issuers. Since all of the Securities in the NYSE (R) International Target 25 Portfolio and certain of the Securities in certain other Trusts consist of securities of foreign issuers, an investment in these Trusts involves certain investment risks that are different in some respects from an investment in a trust which invests entirely in the securities of domestic issuers. These investment risks include future political or governmental restrictions which might adversely affect the payment or receipt of payment of dividends on the relevant Securities, the possibility that the financial condition of the issuers of the Securities may become impaired or that the general condition of the relevant stock market may worsen (both of which would contribute directly to a decrease in the value of the Securities and thus in the value of the Units), the limited liquidity and relatively small market capitalization of the relevant securities market, expropriation or confiscatory taxation, economic uncertainties and foreign currency devaluations and fluctuations. In addition, for foreign issuers that are not subject to the reporting requirements of the Securities Exchange Act of 1934, there may be less publicly available information than is available from a domestic issuer. Also, foreign issuers are not necessarily subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable to those applicable to domestic issuers. The securities of many foreign issuers are less liquid and their prices more volatile than securities of comparable domestic issuers. In addition, fixed brokerage commissions and other transaction costs on foreign securities exchanges are generally higher than in the United States and there is generally less government supervision and regulation of exchanges, brokers and issuers in foreign countries than there is in the United States. However, due to the nature of the issuers of the Securities selected for the Trusts, the Sponsor believes that adequate information will be available to allow the Supervisor to provide portfolio surveillance for such Trusts.

Securities issued by non-U.S. issuers generally pay dividends in foreign currencies and are principally traded in foreign currencies. Therefore, there is a risk that the United States dollar value of these securities will vary with fluctuations in the U.S. dollar foreign exchange rates for the various Securities. See "Exchange Rate" below.

On the basis of the best information available to the Sponsor at the present time, none of the Securities in the Trusts are subject to exchange control restrictions under existing law which would materially interfere with payment to such Trusts of dividends due on, or proceeds from the sale of, the Securities. However, there can be no assurance that exchange control regulations might not be adopted in the future which might adversely affect payment to such Trusts. The adoption of exchange control regulations and other legal restrictions could have an adverse impact on the marketability of international securities in the Trusts and on the ability of such Trusts to satisfy their obligation to redeem Units tendered to the Trustee for redemption. In addition, restrictions on the settlement of transactions on either the purchase or sale side, or both, could cause delays or increase the costs associated with the purchase and sale of the foreign Securities and correspondingly could affect the price of the Units.

Investors should be aware that it may not be possible to buy all Securities at the same time because of the unavailability of any Security, and restrictions applicable to a Trust relating to the purchase of a Security by reason of the federal securities laws or otherwise.

Foreign securities generally have not been registered under the Securities Act of 1933 and may not be exempt from the registration requirements of such Act. Sales of non-exempt Securities by a Trust in the United States securities markets are subject to severe restrictions and may not be practicable. Accordingly, sales of these Securities by a Trust will generally be effected only in foreign securities markets. Although the Sponsor does not believe that the Trusts will encounter obstacles in disposing of the Securities, investors should realize that the Securities may be traded in foreign countries where the securities markets are not as developed or efficient and may not be as liquid as those in the United States. The value of the Securities will be adversely affected if trading markets for the Securities are limited or absent.

United Kingdom. The emphasis of the United Kingdom's economy is in the private services sector, which includes the wholesale and retail sector, banking, finance, insurance and tourism. Services as a whole account for a majority of the United Kingdom's gross national product and makes a significant contribution to the country's balance of payments. The portfolios of the Trusts may contain common stocks of British companies engaged in such industries as banking, chemicals, building and construction, transportation, telecommunications and insurance. Many of these industries may be subject to government regulation, which may have a materially adverse effect on the performance of their stock. Gross domestic product (GDP) growth slipped in 2001-03 as the global downturn, the high value of the pound, and the bursting of the "new economy" bubble hurt manufacturing and exports. Still, the economy is one of the strongest in Europe with low inflation, interest rates and unemployment. The United Kingdom is a member of the European Union (the "EU") which was created through the formation of the Maastricht Treaty on European Union in late 1993. The Treaty has had the effect of eliminating most remaining trade barriers between the 15 member nations and has made Europe one of the largest common markets in the world. However, the effective implementation of the Treaty provisions is an ongoing process, and the rate at which trade barriers continue to be eliminated is uncertain at this time. Furthermore, the recent rapid political and social change throughout Europe make the extent and nature of future economic development in the United Kingdom and Europe and the impact of such development upon the value of Securities issued by United Kingdom companies impossible to predict.

A majority of the EU members converted their existing sovereign currencies to a common currency (the "euro") on January 1, 1999. The United Kingdom did not participate in this conversion on January 1, 1999 and the Sponsor is unable to predict if or when the United Kingdom will convert to the euro. The relatively good economic performance as of late has complicated the current regime's efforts to make a case for the United Kingdom to join the European Economic and Monetary Union (EMU), although the government has stipulated that a public referendum on adopting the euro will occur only after five economic tests are met. The five tests are concerned with the compatibility of the United Kingdom's business cycles and economic structures with EMU membership, the sufficiency of flexibility to react to potential shocks after accession, the creation of better conditions for firms looking to make long-term investments in the United Kingdom, the maintenance of the United Kingdom's competitive position and, finally, the promotion of higher growth, stability and lasting job creation. Most expect that a referendum will not take place until after the next general election. The Sponsor is unable to predict what impact, if any, adoption of the euro by the United Kingdom will have on any of the Securities issued by United Kingdom companies in the Trusts.

Hong Kong. Hong Kong, established as a British colony in the 1840's, reverted to Chinese sovereignty effective July 1, 1997. On such date, Hong Kong became a Special Administrative Region ("SAR") of China under the "one country, two systems" principle. Hong Kong's new constitution became the Basic Law (promulgated by China in 1990). Prior to July 1, 1997, the Hong Kong government followed a laissez-faire policy toward industry. There were no major import, export or foreign exchange restrictions. Regulation of business was generally minimal with certain exceptions, including regulated entry into certain sectors of the economy and a fixed exchange rate regime by which the Hong Kong dollar has been pegged to the U.S. dollar. Over the two decades leading up to and through 1996, the gross domestic product (GDP) tripled in real terms, equivalent to an average annual growth rate of 6%. However, Hong Kong's recent economic data has not been as encouraging. The economy grew only 0.6% in 2001 because of the world economic downturn, the September 11 events, and sluggish domestic demand. Economic performance improved only gradually in 2002, with real GDP expanding by a mere 2.3%. Hong Kong has been undergoing a painful economic adjustment process in the years following the Asian financial crisis. The economy suffered seriously along with the collapse of an overheated property market in the years following 1997, which resulted in the deflation that has persisted for several years since November 1998, dampening investment and consumption. However, in the years following 2002, Hong Kong has enjoyed strong economic growth. Real GDP expanded by 8.6% in 2004, 7.5% in 2005 and 6.8% in 2006. Additionally, the unemployment rate fell in 2006 to 5.6%. This economic growth is the result of an increase in private domestic consumption, an increase in fixed asset and infrastructure spending and continued strong exports of goods and services. Despite this recent positive performance, the lasting impact of the Asian financial crisis, as well as current international economic instability, remains unknown.

Although China committed by treaty to preserve for 50 years the economic and social freedoms enjoyed in Hong Kong prior to the reversion, the continuation of the economic system in Hong Kong going forward will be dependent on the Chinese government, and there can be no assurances that the commitment made by China regarding Hong Kong will be maintained. Prior to the reversion, legislation was enacted in Hong Kong designed to extend democratic voting procedures for Hong Kong's legislature. The Basic Law stipulates that, after a review in 2007, elections for Chief Executive and all members of the Legislative Council may be held by universal suffrage, which is the "ultimate aim" set by the Basic Law. However, China's current administration has taken a hard line on such steps that it thinks may lead to the democratization of Hong Kong, calling into question China's commitment to the "one country, two systems" model and to reform in general. Additionally, Hong Kong recently proposed legislation to implement Article 23 of the Basic Law, which stipulates that Hong Kong should enact laws on its own to prohibit any act of treason, secession, sedition or subversion against the central government of China. The draft legislation has since been withdrawn due to local and international concerns, most notably a mass protest rally on July 1st, 2003, organized in an effort to protect Hong Kong's rights and freedoms as guaranteed in the Basic Law and to uphold the "one country, two systems" principle. Any increase in uncertainty as to the future economic and political status of Hong Kong could have a materially adverse effect on the value of the Trust. The Sponsor is unable to predict the level of market liquidity or volatility which may occur as a result of a change in Hong Kong's economic or political status, both of which may negatively impact such Trust and the value of the Units.

The currency crisis which affected a majority of Asian markets in mid-1997 and beyond has forced Hong Kong leaders to address whether to devalue the Hong Kong dollar or maintain its peg to the U.S. dollar. During the volatile markets of 1998, the Hong Kong Monetary Authority (the "HKMA") acquired the common stock of certain Hong Kong issuers listed on the Hong Kong Stock Exchange in an effort to stabilize the Hong Kong dollar and thwart currency speculators. Government intervention may hurt Hong Kong's reputation as a free market and increases concerns that authorities are not willing to let Hong Kong's currency system function autonomously. This may undermine confidence in the Hong Kong dollar's peg to the U.S. dollar. Any downturn in economic growth or increase in the rate of inflation in China or Hong Kong could have a materially adverse effect on the value of the Trust.

Securities prices on the Hong Kong Stock Exchange, and specifically the Hang Seng Index, can be highly volatile and are sensitive to developments in Hong Kong and China, as well as other world markets. For example, the Hang Seng Index declined by approximately 31% in October, 1997 as a result of speculation that the Hong Kong dollar would become the next victim of the Asian currency crisis, and in 1989, the Hang Seng Index dropped 1,216 points (approximately 58%) in early June following the events at Tiananmen Square. During 1994, the Hang Seng Index lost approximately 31% of its value. From January through August of 1998, during a period marked by international economic instability and a global currency crisis, the Hang Seng Index declined by nearly 27%. Recently, due to the outbreak of the Severe Acute Respiratory Syndrome
(SARS) during March to May of 2003, the Hang Seng Index suffered a significant decrease. Also, the Hang Seng Index rose approximately 27% from June 2006 until the end of November 2006, at which time it suffered its largest one-day loss in five years. The Hang Seng Index is subject to change, and de-listing of any issues may have an adverse impact on the performance of the Trust, although de-listing would not necessarily result in the disposal of the stock of these companies, nor would it prevent the Trust from purchasing additional de-listed Securities. In recent years, a number of companies have de-listed from the Hang Seng Index. In addition, as a result of Hong Kong's reversion to Chinese sovereignty, an increased number of Chinese companies could become listed on the Hong Kong Stock Exchange, thereby changing the composition of the stock market and, potentially, the composition of the Hang Seng Index.

Exchange Rate. The European Target 30 Portfolio, the Global Target 15 Portfolio, the Target 50/50 Portfolio, the Target Dividend Multi-Strategy Portfolio and the Target VIP Conservative Equity Portfolio contain Securities that are principally traded in foreign currencies and as such, involve investment risks that are substantially different from an investment in a fund which invests in securities that are principally traded in United States dollars. The United States dollar value of the portfolio (and hence of the Units) and of the distributions from the portfolio will vary with fluctuations in the United States dollar foreign exchange rates for the relevant currencies. Most foreign currencies have fluctuated widely in value against the United States dollar for many reasons, including supply and demand of the respective currency, the rate of inflation in the respective economies compared to the United States, the impact of interest rate differentials between different currencies on the movement of foreign currency rates, the balance of imports and exports goods and services, the soundness of the world economy and the strength of the respective economy as compared to the economies of the United States and other countries.

The post-World War II international monetary system was, until 1973, dominated by the Bretton Woods Treaty which established a system of fixed exchange rates and the convertibility of the United States dollar into gold through foreign central banks. Starting in 1971, growing volatility in the foreign exchange markets caused the United States to abandon gold convertibility and to effect a small devaluation of the United States dollar. In 1973, the system of fixed exchange rates between a number of the most important industrial countries of the world, among them the United States and most Western European countries, was completely abandoned. Subsequently, major industrialized countries have adopted "floating" exchange rates, under which daily currency valuations depend on supply and demand in a freely fluctuating international market. Many smaller or developing countries have continued to "peg" their currencies to the United States dollar although there has been some interest in recent years in "pegging" currencies to "baskets" of other currencies or to a Special Drawing Right administered by the International Monetary Fund. In Europe, the euro has been developed. Currencies are generally traded by leading international commercial banks and institutional investors (including corporate treasurers, money managers, pension funds and insurance companies). From time to time, central banks in a number of countries also are major buyers and sellers of foreign currencies, mostly for the purpose of preventing or reducing substantial exchange rate fluctuations.

Exchange rate fluctuations are partly dependent on a number of economic factors including economic conditions within countries, the impact of actual and proposed government policies on the value of currencies, interest rate differentials between the currencies and the balance of imports and exports of goods and services and transfers of income and capital from one country to another. These economic factors are influenced primarily by a particular country's monetary and fiscal policies (although the perceived political situation in a particular country may have an influence as well-particularly with respect to transfers of capital). Investor psychology may also be an important determinant of currency fluctuations in the short run. Moreover, institutional investors trying to anticipate the future relative strength or weakness of a particular currency may sometimes exercise considerable speculative influence on currency exchange rates by purchasing or selling large amounts of the same currency or currencies. However, over the long term, the currency of a country with a low rate of inflation and a favorable balance of trade should increase in value relative to the currency of a country with a high rate of inflation and deficits in the balance of trade.

The following tables set forth, for the periods indicated, the range of fluctuation concerning the equivalent U.S. dollar rates of exchange and end-of-month equivalent U.S. dollar rates of exchange for the United Kingdom pound sterling, the Hong Kong dollar and the euro:

                         Foreign Exchange Rates

              Range of Fluctuations in Foreign Currencies

              United Kingdom
Annual        Pound Sterling/             Hong Kong/             Euro/
Period        U.S. Dollar                 U.S. Dollar            U.S. Dollar
______        ______________              ___________            ___________
1983          0.616-0.707                 6.480-8.700
1984          0.670-0.864                 7.774-8.050
1985          0.672-0.951                 7.729-7.990
1986          0.643-0.726                 7.768-7.819
1987          0.530-0.680                 7.751-7.822
1988          0.525-0.601                 7.764-7.912
1989          0.548-0.661                 7.775-7.817
1990          0.504-0.627                 7.740-7.817
1991          0.499-0.624                 7.716-7.803
1992          0.499-0.667                 7.697-7.781
1993          0.630-0.705                 7.722-7.766
1994          0.610-0.684                 7.723-7.750
1995          0.610-0.653                 7.726-7.763
1996          0.583-0.670                 7.732-7.742
1997          0.584-0.633                 7.708-7.751
1998          0.584-0.620                 7.735-7.749
1999          0.597-0.646                 7.746-7.775            0.845-0.999
2000          0.605-0.715                 7.774-7.800            0.968-1.209
2001          0.678-0.707                 7.798-7.800            1.045-1.194
2002          0.621-0.709                 7.799-7.800            0.953-1.164
2003          0.560-0.636                 7.742-7.800            0.794-0.929
2004          0.514-0.568                 7.763-7.800            0.738-0.844
2005          0.518-0.583                 7.752-7.800            0.743-0.857
2006          0.509-0.576                 7.753-7.792            0.755-0.839

Source: Bloomberg L.P.


                End of Month Exchange Rates                                 End of Month Exchange Rates
                   for Foreign Currencies                                for Foreign Currencies (continued)

                   United Kingdom                                                 United Kingdom
                   Pound Sterling/   Hong Kong/   Euro/                           Pound Sterling/  Hong Kong/   Euro/
Monthly Period     U.S. Dollar       U.S.Dollar   U.S. Dollar   Monthly Period    U.S. Dollar      U.S.Dollar   U.S. Dollar
______________     ______________    __________   ___________   ______________    ______________   __________   ___________
2000:                                                           2004:
 January           .619              7.780        1.030          January             .548          7.777        .801
 February          .633              7.783        1.037          February            .535          7.784        .800
 March             .628              7.787        1.047          March               .542          7.792        .812
 April             .645              7.789        1.096          April               .564          7.799        .835
 May               .666              7.792        1.066          May                 .546          7.794        .820
 June              .661              7.796        1.050          June                .549          7.800        .820
 July              .667              7.799        1.079          July                .549          7.800        .832
 August            .691              7.799        1.126          August              .555          7.800        .821
 September         .678              7.796        1.132          September           .552          7.796        .804
 October           .698              7.797        1.178          October             .544          7.784        .781
 November          .702              7.799        1.145          November            .524          7.775        .753
 December          .670              7.800        1.060          December            .521          7.773        .738
2001:                                                           2005:
 January           .683              7.799        1.067          January             .531          7.800        .767
 February          .692              7.800        1.082          February            .521          7.799        .756
 March             .706              7.800        1.140          March               .529          7.799        .771
 April             .699              7.799        1.127          April               .524          7.794        .777
 May               .705              7.800        1.182          May                 .550          7.780        .813
 June              .707              7.800        1.178          June                .558          7.771        .827
 July              .702              7.800        1.141          July                .569          7.774        .825
 August            .688              7.800        1.096          August              .555          7.772        .811
 September         .678              7.800        1.097          September           .567          7.758        .832
 October           .688              7.800        1.110          October             .565          7.752        .834
 November          .702              7.800        1.116          November            .578          7.755        .848
 December          .687              7.798        1.124          December            .580          7.755        .844
2002:                                                           2006:
 January           .709              7.799        1.164          January             .562          7.757        .823
 February          .706              7.799        1.150          February            .570          7.758        .839
 March             .701              7.800        1.147          March               .576          7.760        .825
 April             .686              7.799        1.110          April               .548          7.753        .792
 May               .687              7.800        1.070          May                 .535          7.758        .781
 June              .652              7.799        1.009          June                .541          7.766        .782
 July              .640              7.800        1.023          July                .535          7.771        .783
 August            .645              7.800        1.018          August              .525          7.777        .780
 September         .638              7.800        1.014          September           .534          7.792        .789
 October           .639              7.800         .990          October             .524          7.778        .784
 November          .642              7.799         .994          November            .509          7.778        .755
 December          .621              7.799         .953          December            .510          7.778        .758
2003:                                                           2007:
 January           .607              7.800         .929          January             .509          7.808        .767
 February          .634              7.799         .927          February            .509          7.813        .756
 March             .632              7.799         .916          March               .508          7.814        .749
 April             .626              7.799         .894          April               .500          7.823        .733
 May               .611              7.799         .849          May                 .505          7.808        .743
 June              .605              7.798         .869
 July              .621              7.799         .812
 August            .634              7.799         .910
 September         .602              7.742         .858
 October           .590              7.764         .863
 November          .581              7.765         .834
 December          .560              7.764         .794

Source: Bloomberg L.P.

The Evaluator will estimate current exchange rates for the relevant currencies based on activity in the various currency exchange markets. However, since these markets are volatile and are constantly changing, depending on the activity at any particular time of the large international commercial banks, various central banks, large multi-national corporations, speculators and other buyers and sellers of foreign currencies, and since actual foreign currency transactions may not be instantly reported, the exchange rates estimated by the Evaluator may not be indicative of the amount in United States dollars the Trusts would receive had the Trustee sold any particular currency in the market. The foreign exchange transactions of the Trusts will be conducted by the Trustee with foreign exchange dealers acting as principals on a spot (i.e., cash) buying basis. Although foreign exchange dealers trade on a net basis, they do realize a profit based upon the difference between the price at which they are willing to buy a particular currency (bid price) and the price at which they are willing to sell the currency (offer price).

Litigation

Tobacco Industry. Certain of the issuers of Securities in certain Trusts may be involved in the manufacture, distribution and sale of tobacco products. Pending litigation proceedings against such issuers in the United States and abroad cover a wide range of matters including product liability and consumer protection. Damages claimed in such litigation alleging personal injury (both individual and class actions), and in health cost recovery cases brought by governments, labor unions and similar entities seeking reimbursement for healthcare expenditures, aggregate many billions of dollars.

In November 1998, five of the largest tobacco companies in the United States entered into the Tobacco Master Settlement Agreement ("MSA") with 46 states to settle state lawsuits to recover costs associated with treating smoking-related illnesses. According to the MSA, the tobacco industry is projected to pay the settling states in excess of $200 billion over the next 25 years. Four states settled their tobacco cases separately from the MSA.

In March 2001, five states initiated court proceedings to stop R.J. Reynolds Tobacco Company ("R.J. Reynolds") from violating provisions of the MSA. The lawsuits, filed in state courts of Arizona, California, New York, Ohio and Washington, seek enforcement of restrictions on marketing, advertising and promotional activities that R.J. Reynolds agreed to under the terms of the MSA. In June 2002, a California court ruled that R.J. Reynolds unlawfully placed cigarette ads in magazines with a large percentage of readers aged 12-17, in violation of the MSA. As a result, R.J. Reynolds was ordered to pay $20 million in sanctions plus attorneys' fees and costs. An Arizona court also found R.J. Reynolds had violated the MSA. In July 2004, R.J. Reynolds and Brown & Williamson Tobacco Corporation ("B&W") combined R.J. Reynolds and the U.S. assets, liabilities and operations of B&W to form Reynolds American Inc.

On December 15, 2005, the Illinois Supreme Court reversed a $10.1 billion verdict against Altria Group's Philip Morris USA division ("Philip Morris") in what is known as the Price case, ordering a lower court to dismiss the case in which the company was accused of defrauding customers into thinking "light" cigarettes were safer than regular ones. The Court held that the Federal Trade Commission specifically authorized the use of "light" and "low tar" to describe the cigarettes, and, therefore, Philip Morris is not liable under Illinois law. The initial $10.1 billion judgment in the Price case was handed down against Philip Morris by a trial court judge in March 2003. The Illinois Supreme Court took the unusual step of bypassing the appellate court in hearing the case on appeal directly from the trial court. The size of the original award put the company at risk for filing bankruptcy protection. In addition, because Philip Morris accounts for more than half of the annual tobacco-settlement payments to the states under the 1998 MSA, such payments could have been in jeopardy. On May 5, 2006 the Illinois Supreme Court denied the plaintiff's motion for a rehearing.

In a suit brought by the Department of Justice against Altria and other cigarette companies, a U.S. District Court ruled on August 17, 2006, that the defendants violated the Racketeer Influenced and Corrupt Organizations Act ("RICO"). However, the court refused to grant the $10 billion smoking cessation campaign and $4 billion youth counter-marketing campaign remedies requested by the government. The court did rule that Philip Morris must remove "light" and "ultra light" from its packaging. Altria is appealing this verdict.

On July 6, 2006, the Florida Supreme Court decertified a class and overturned a trial court's $145 billion punitive damages award against Philip Morris as excessive and improper as a matter of law. However, Philip Morris also faces several other potential class actions claiming that the marketing of "light" cigarettes deceived people into believing they are healthier, although those cases are not now perceived as a threat given the Price decision.

Additional pending and future litigation and/or legislation could adversely affect the value, operating revenues, financial position and sustainability of tobacco companies. The Sponsor is unable to predict the outcome of litigation pending against tobacco companies or how the current uncertainty concerning regulatory and legislative measures will ultimately be resolved. These and other possible developments may have a significant impact upon both the price of such Securities and the value of Units of Trusts containing such Securities.

Concentrations


Consumer Products. An investment in the European Target 30 Portfolio and the Value Line(R) Diversified Target 40 Portfolio should be made with an understanding of the problems and risks inherent in an investment in the consumer products sector in general. These include the cyclicality of revenues and earnings, changing consumer demands, regulatory restrictions, product liability litigation and other litigation resulting from accidents, extensive competition (including that of low-cost foreign competition), unfunded pension fund liabilities and employee and retiree benefit costs and financial deterioration resulting from leveraged buy-outs, takeovers or acquisitions. In general, expenditures on consumer products will be affected by the economic health of consumers. A weak economy with its consequent effect on consumer spending would have an adverse effect on consumer products companies. Other factors of particular relevance to the profitability of the sector are the effects of increasing environmental regulation on packaging and on waste disposal, the continuing need to conform with foreign regulations governing packaging and the environment, the outcome of trade negotiations and the effect on foreign subsidies and tariffs, foreign exchange rates, the price of oil and its effect on energy costs, inventory cutbacks by retailers, transportation and distribution costs, health concerns relating to the consumption of certain products, the effect of demographics on consumer demand, the availability and cost of raw materials and the ongoing need to develop new products and to improve productivity.

Financial Services. An investment in Units of the S&P Target SMid 60 Portfolio, the Target 50/50 Portfolio, the Target Dividend Multi-Strategy Portfolio and the NYSE(R) International Target 25 Portfolio should be made with an understanding of the problems and risks inherent in the bank and financial services sector in general. Banks, thrifts and their holding companies are especially subject to the adverse effects of economic recession, volatile interest rates, portfolio concentrations in geographic markets and in commercial and residential real estate loans, and competition from new entrants in their fields of business. Banks and thrifts are highly dependent on net interest margin. Recently, bank profits have come under pressure as net interest margins have contracted, but volume gains have been strong in both commercial and consumer products. There is no certainty that such conditions will continue. Bank and thrift institutions had received significant consumer mortgage fee income as a result of activity in mortgage and refinance markets. As initial home purchasing and refinancing activity subsided, this income diminished. Economic conditions in the real estate markets, which have been weak in the past, can have a substantial effect upon banks and thrifts because they generally have a portion of their assets invested in loans secured by real estate. Banks, thrifts and their holding companies are subject to extensive federal regulation and, when such institutions are state- chartered, to state regulation as well. Such regulations impose strict capital requirements and limitations on the nature and extent of business activities that banks and thrifts may pursue. Furthermore, bank regulators have a wide range of discretion in connection with their supervisory and enforcement authority and may substantially restrict the permissible activities of a particular institution if deemed to pose significant risks to the soundness of such institution or the safety of the federal deposit insurance fund. Regulatory actions, such as increases in the minimum capital requirements applicable to banks and thrifts and increases in deposit insurance premiums required to be paid by banks and thrifts to the Federal Deposit Insurance Corporation ("FDIC"), can negatively impact earnings and the ability of a company to pay dividends. Neither federal insurance of deposits nor governmental regulations, however, insures the solvency or profitability of banks or their holding companies, or insures against any risk of investment in the securities issued by such institutions.


The statutory requirements applicable to and regulatory supervision of banks, thrifts and their holding companies have increased significantly and have undergone substantial change in recent years. To a great extent, these changes are embodied in the Financial Institutions Reform, Recovery and Enforcement Act; enacted in August 1989, the Federal Deposit Insurance Corporation Improvement Act of 1991, the Resolution Trust Corporation Refinancing, Restructuring, and Improvement Act of 1991 and the regulations promulgated under these laws. Many of the regulations promulgated pursuant to these laws have only recently been finalized and their impact on the business, financial condition and prospects of the Securities in a Trust's portfolio cannot be predicted with certainty. The Gramm-Leach-Bliley Act repealed most of the barriers set up by the 1933 Glass-Steagall Act which separated the banking, insurance and securities sectors. Now banks, insurance companies and securities firms can merge to form one-stop financial conglomerates marketing a wide range of financial service products to investors. This legislation will likely result in increased merger activity and heightened competition among existing and new participants in the field. Efforts to expand the ability of federal thrifts to branch on an interstate basis have been initially successful through promulgation of regulations, and legislation to liberalize interstate banking has recently been signed into law. Under the legislation, banks will be able to purchase or establish subsidiary banks in any state, one year after the legislation's enactment. Since mid-1997, banks have been allowed to turn existing banks into branches. Consolidation is likely to continue. The Securities and Exchange Commission and the Financial Accounting Standards Board require the expanded use of market value accounting by banks and have imposed rules requiring market accounting for investment securities held in trading accounts or available for sale. Adoption of additional such rules may result in increased volatility in the reported health of the sector, and mandated regulatory intervention to correct such problems. Additional legislative and regulatory changes may be forthcoming. For example, the bank regulatory authorities have proposed substantial changes to the Community Reinvestment Act and fair lending laws, rules and regulations, and there can be no certainty as to the effect, if any, that such changes would have on the Securities in a Trust's portfolio. In addition, from time to time the deposit insurance system is reviewed by Congress and federal regulators, and proposed reforms of that system could, among other things, further restrict the ways in which deposited moneys can be used by banks or reduce the dollar amount or number of deposits insured for any depositor. Such reforms could reduce profitability as investment opportunities available to bank institutions become more limited and as consumers look for savings vehicles other than bank deposits. Banks and thrifts face significant competition from other financial institutions such as mutual funds, credit unions, mortgage banking companies and insurance companies, and increased competition may result from legislative broadening of regional and national interstate banking powers as has been recently enacted. Among other benefits, the legislation allows banks and bank holding companies to acquire across previously prohibited state lines and to consolidate their various bank subsidiaries into one unit. The Sponsor makes no prediction as to what, if any, manner of bank and thrift regulatory actions might ultimately be adopted or what ultimate effect such actions might have on a Trust's portfolio.

The Federal Bank Holding Company Act of 1956 generally prohibits a bank holding company from (1) acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of voting securities of a bank or bank holding company, (2) acquiring control of a bank or another bank holding company, (3) acquiring all or substantially all the assets of a bank, or (4) merging or consolidating with another bank holding company, without first obtaining Federal Reserve Board ("FRB") approval. In considering an application with respect to any such transaction, the FRB is required to consider a variety of factors, including the potential anti-competitive effects of the transaction, the financial condition and future prospects of the combining and resulting institutions, the managerial resources of the resulting institution, the convenience and needs of the communities the combined organization would serve, the record of performance of each combining organization under the Community Reinvestment Act and the Equal Credit Opportunity Act, and the prospective availability to the FRB of information appropriate to determine ongoing regulatory compliance with applicable banking laws. In addition, the federal Change In Bank Control Act and various state laws impose limitations on the ability of one or more individuals or other entities to acquire control of banks or bank holding companies.

The FRB has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the FRB expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends which exceed its net income or which could only be funded in ways that would weaken its financial health, such as by borrowing. The FRB also may impose limitations on the payment of dividends as a condition to its approval of certain applications, including applications for approval of mergers and acquisitions. The Sponsor makes no prediction as to the effect, if any, such laws will have on the Securities or whether such approvals, if necessary, will be obtained.

Companies involved in the insurance sector are engaged in underwriting, reinsuring, selling, distributing or placing of property and casualty, life or health insurance. Other growth areas within the insurance sector include brokerage, reciprocals, claims processors and multiline insurance companies. Insurance company profits are affected by interest rate levels, general economic conditions, and price and marketing competition. Property and casualty insurance profits may also be affected by weather catastrophes and other disasters. Life and health insurance profits may be affected by mortality and morbidity rates. Individual companies may be exposed to material risks including reserve inadequacy and the inability to collect from reinsurance carriers. Insurance companies are subject to extensive governmental regulation, including the imposition of maximum rate levels, which may not be adequate for some lines of business. Proposed or potential tax law changes may also adversely affect insurance companies' policy sales, tax obligations, and profitability. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

In addition to the normal risks of business, companies involved in the insurance sector are subject to significant risk factors, including those applicable to regulated insurance companies, such as: (i) the inherent uncertainty in the process of establishing property-liability loss reserves, particularly reserves for the cost of environmental, asbestos and mass tort claims, and the fact that ultimate losses could materially exceed established loss reserves which could have a material adverse effect on results of operations and financial condition; (ii) the fact that insurance companies have experienced, and can be expected in the future to experience, catastrophe losses which could have a material adverse impact on their financial condition, results of operations and cash flow; (iii) the inherent uncertainty in the process of establishing property-liability loss reserves due to changes in loss payment patterns caused by new claims settlement practices; (iv) the need for insurance companies and their subsidiaries to maintain appropriate levels of statutory capital and surplus, particularly in light of continuing scrutiny by rating organizations and state insurance regulatory authorities, and in order to maintain acceptable financial strength or claims-paying ability rating; (v) the extensive regulation and supervision to which insurance companies' subsidiaries are subject, various regulatory initiatives that may affect insurance companies, and regulatory and other legal actions; (vi) the adverse impact that increases in interest rates could have on the value of an insurance company's investment portfolio and on the attractiveness of certain of its products; (vii) the need to adjust the effective duration of the assets and liabilities of life insurance operations in order to meet the anticipated cash flow requirements of its policyholder obligations; and
(viii) the uncertainty involved in estimating the availability of reinsurance and the collectibility of reinsurance recoverables.

The state insurance regulatory framework has, during recent years, come under increased federal scrutiny, and certain state legislatures have considered or enacted laws that alter and, in many cases, increase state authority to regulate insurance companies and insurance holding company systems. Further, the National Association of Insurance Commissioners ("NAIC") and state insurance regulators are re-examining existing laws and regulations, specifically focusing on insurance companies, interpretations of existing laws and the development of new laws. In addition, Congress and certain federal agencies have investigated the condition of the insurance sector in the United States to determine whether to promulgate additional federal regulation. The Sponsor is unable to predict whether any state or federal legislation will be enacted to change the nature or scope of regulation of the insurance sector, or what effect, if any, such legislation would have on the sector.

All insurance companies are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations would cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, would require divestiture.

Environmental pollution clean-up is the subject of both federal and state regulation. By some estimates, there are thousands of potential waste sites subject to clean up. The insurance sector is involved in extensive litigation regarding coverage issues. The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes ("mini-Superfund") govern the clean-up and restoration by "Potentially Responsible Parties" ("PRP's"). Superfund and the mini-Superfunds ("Environmental Clean-up Laws or "ECLs") establish a mechanism to pay for clean-up of waste sites if PRP's fail to do so, and to assign liability to PRP's. The extent of liability to be allocated to a PRP is dependent on a variety of factors. The extent of clean-up necessary and the assignment of liability has not been fully established. The insurance sector is disputing many such claims. Key coverage issues include whether Superfund response costs are considered damages under the policies, when and how coverage is triggered, applicability of pollution exclusions, the potential for joint and several liability and definition of an occurrence. Similar coverage issues exist for clean up and waste sites not covered under Superfund. To date, courts have been inconsistent in their rulings on these issues. An insurer's exposure to liability with regard to its insureds which have been, or may be, named as PRPs is uncertain. Superfund reform proposals have been introduced in Congress, but none have been enacted. There can be no assurance that any Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims.

While current federal income tax law permits the tax-deferred accumulation of earnings on the premiums paid by an annuity owner and holders of certain savings-oriented life insurance products, no assurance can be given that future tax law will continue to allow such tax deferrals. If such deferrals were not allowed, consumer demand for the affected products would be substantially reduced. In addition, proposals to lower the federal income tax rates through a form of flat tax or otherwise could have, if enacted, a negative impact on the demand for such products.

Companies engaged in investment banking/brokerage and investment management include brokerage firms, broker/dealers, investment banks, finance companies and mutual fund companies. Earnings and share prices of companies in this sector are quite volatile, and often exceed the volatility levels of the market as a whole. Recently, ongoing consolidation in the sector and the strong stock market has benefited stocks which investors believe will benefit from greater investor and issuer activity. Major determinants of future earnings of these companies are the direction of the stock market, investor confidence, equity transaction volume, the level and direction of long-term and short-term interest rates, and the outlook for emerging markets. Negative trends in any of these earnings determinants could have a serious adverse effect on the financial stability, as well as the stock prices, of these companies. Furthermore, there can be no assurance that the issuers of the Securities included in the Trust will be able to respond in a timely manner to compete in the rapidly developing marketplace. In addition to the foregoing, profit margins of these companies continue to shrink due to the commoditization of traditional businesses, new competitors, capital expenditures on new technology and the pressures to compete globally.

Industrials. The Global Target 15 Portfolio is considered to be concentrated in common stocks of industrial companies. The profitability of industrial companies will be affected by various factors including the general state of the economy, intense competition, domestic and international politics, excess capacity and spending trends.

The Internet may also influence the industrial market. Customers' desire for better pricing and convenience, as well as manufacturers' desire to boost profitability by finding new avenues of sales growth and productivity gains, may drive many industrial manufacturers to invest heavily in Internet hardware and software. Because the Internet allows manufacturers to take orders directly from customers, thus eliminating the middlemen from both supply chains and distributors, industrial makers may no longer need traditional third-party outfits to distribute their products. In addition, the Internet may also allow industrial manufacturers to cut inventory levels, by enabling customers to tailor their orders to their specific needs.

Industrial companies may also be affected by factors more specific to their individual industries. Industrial machinery manufacturers may be subject to declines in consumer demand and the need for modernization. Agricultural equipment businesses may be influenced by fluctuations in farm income, farm commodity prices, government subsidies and weather conditions. The number of housing starts, levels of public and non-residential construction including weakening demand for new office and retail space, and overall construction spending may adversely affect construction equipment manufacturers, while overproduction, consolidation and weakening global economies may lead to deteriorating sales for truck makers.


Information Technology. An investment in Units of The Nasdaq (R) Target 15 Portfolio and the Target Small-Cap Portfolio should be made with an understanding of the problems and risks inherent in the technology sector. Technology companies generally include companies involved in the development, design, manufacture and sale of computers and peripherals, software and services, data networking/communications equipment, internet access/information providers, semiconductors and semiconductor equipment and other related products, systems and services. The market for these products, especially those specifically related to the Internet, is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse effect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.


Based on trading history of common stock, factors such as announcements of new products or development of new technologies and general conditions of the industry have caused and are likely to cause the market price of high-technology common stocks to fluctuate substantially. In addition, technology company stocks have experienced extreme price and volume fluctuations that often have been unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of the Securities and therefore the ability of a Unit holder to redeem Units at a price equal to or greater than the original price paid for such Units.

Some key components of certain products of technology issuers are currently available only from single sources. There can be no assurance that in the future suppliers will be able to meet the demand for components in a timely and cost effective manner. Accordingly, an issuer's operating results and customer relationships could be adversely affected by either an increase in price for, or an interruption or reduction in supply of, any key components. Additionally, many technology issuers are characterized by a highly concentrated customer base consisting of a limited number of large customers who may require product vendors to comply with rigorous industry standards. Any failure to comply with such standards may result in a significant loss or reduction of sales. Because many products and technologies of technology companies are incorporated into other related products, such companies are often highly dependent on the performance of the personal computer, electronics and telecommunications industries. There can be no assurance that these customers will place additional orders, or that an issuer of Securities will obtain orders of similar magnitude as past orders from other customers. Similarly, the success of certain technology companies is tied to a relatively small concentration of products or technologies. Accordingly, a decline in demand of such products, technologies or from such customers could have a material adverse impact on issuers of the Securities.

Many technology companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology. In addition, due to the increasing public use of the Internet, it is possible that other laws and regulations may be adopted to address issues such as privacy, pricing, characteristics, and quality of Internet products and services. The adoption of any such laws could have a material adverse impact on the Securities in the Trust.

Like many areas of technology, the semiconductor business environment is highly competitive, notoriously cyclical and subject to rapid and often unanticipated change. Recent industry downturns have resulted, in part, from weak pricing, persistent overcapacity, slowdown in Asian demand and a shift in retail personal computer sales toward the low end, or "sub- $1,000" segment. Industry growth is dependent upon several factors, including: the rate of global economic expansion; demand for products such as personal computers and networking and communications equipment; excess productive capacity and the resultant effect on pricing; and the rate of growth in the market for low-priced personal computers.

Telecommunications Services. An investment in Units of The Dow(R) Target 5 Portfolio, the Global Target 15 Portfolio and NYSE(R) International Target 25 Portfolio should be made with an understanding of the problems and risks inherent in an investment in the telecommunications sector in general. The market for high-technology communications products and services is characterized by rapidly changing technology, rapid product obsolescence, cyclical market patterns, evolving industry standards and frequent new product introductions. The success of the issuers of the Securities depends in substantial part on the timely and successful introduction of new products and services. An unexpected change in one or more of the technologies affecting an issuer's products or in the market for products based on a particular technology could have a material adverse affect on an issuer's operating results. Furthermore, there can be no assurance that the issuers of the Securities will be able to respond in a timely manner to compete in the rapidly developing marketplace.

The telecommunications industry is subject to governmental regulation. However, as market forces develop, the government will continue to deregulate the communications industry, promoting vigorous economic competition and resulting in the rapid development of new communications technologies. The products and services of communications companies may be subject to rapid obsolescence. These factors could affect the value of the Trusts' Units. For example, while telephone companies in the United States are subject to both state and federal regulations affecting permitted rates of returns and the kinds of services that may be offered, the prohibition against phone companies delivering video services has been lifted. This creates competition between phone companies and cable operators and encourages phone companies to modernize their communications infrastructure. Certain types of companies represented in the Trust's portfolio are engaged in fierce competition for a share of the market for their products. As a result, competitive pressures are intense and the stocks are subject to rapid price volatility.

Many communications companies rely on a combination of patents, copyrights, trademarks and trade secret laws to establish and protect their proprietary rights in their products and technologies. There can be no assurance that the steps taken by the issuers of the Securities to protect their proprietary rights will be adequate to prevent misappropriation of their technology or that competitors will not independently develop technologies that are substantially equivalent or superior to such issuers' technology.

Companies involved in the telecommunications sector are currently in the midst of a period of modest growth, with changes in regulation and technology responsible. Worldwide telecommunications are expected to grow approximately 6% from 2005 through 2010 with wireless technology making up half of the revenue. However, growth will not be consistent among all product types. Local phone markets have been pressured by a shift to wireless phones, the Internet, and cable television providers now competing directly with telephone companies. Additionally, pricing pressure and competition have intensified. To meet increasing competition, companies may have to commit substantial capital, particularly in the formulation of new products and services using new technology. As a result, many companies have been compelled to cut costs by reducing their workforce, outsourcing, consolidating and/or closing existing facilities and divesting low selling product lines.

Several high profile bankruptcies in the recent past have called attention to the potentially unstable financial condition of communications companies. These bankruptcies resulted at least in part from declines in revenues, increases in company debt and difficulties obtaining necessary capital. Certain companies involved in the industry have also faced scrutiny for overstating financial reports and the subsequent turnover of high ranking company officials.

Securities

The following information describes the common stocks selected through the application of each of the Strategies which comprise the various Trusts described in the prospectus.

                   The Dow (R) DART 5 Strategy Stocks


3M Company, headquartered in St. Paul, Minnesota, manufactures industrial, electronic, health, consumer and information-imaging products for distribution worldwide. The company's products include adhesives, abrasives, laser imagers and "Scotch" brand products. The company also manufactures the 3M Electronic Marker System (EMS), markers for utility usage (water, wastewater or gas) which relocate buried markers via low-band frequencies.

Hewlett-Packard Company, headquartered in Palo Alto, California, designs, makes and services equipment and systems for measurement, computation and communications including computer systems, personal computers, printers, calculators, electronic test equipment, medical electronic equipment, electronic components and instrumentation for chemical analysis.

Honeywell International Inc., headquartered in Morristown, New Jersey, makes products for the textiles, construction, plastics, electronics, automotive, chemicals, housing, telecommunications, utilities, packaging, military and commercial aviation industries, and for the space program.

McDonald's Corporation, headquartered in Oak Brook, Illinois, develops, franchises, operates and services a worldwide system of quick-service restaurants under the name "McDonald's." The company's restaurants prepare, assemble, package and sell a limited menu of moderately-priced foods including hamburgers, chicken, salads, breakfast foods and beverages.

Microsoft Corporation, headquartered in Redmond, Washington, develops, manufactures, licenses and supports a range of software products, including scalable operating systems, server applications, worker productivity applications and software development tools. The company also develops the MSN network of Internet products and services.


                   The Dow (R) DART 10 Strategy Stocks


3M Company, headquartered in St. Paul, Minnesota, manufactures industrial, electronic, health, consumer and information-imaging products for distribution worldwide. The company's products include adhesives, abrasives, laser imagers and "Scotch" brand products. The company also manufactures the 3M Electronic Marker System (EMS), markers for utility usage (water, wastewater or gas) which relocate buried markers via low-band frequencies.

Caterpillar Inc., headquartered in Peoria, Illinois, makes earthmoving, construction and materials handling machinery and equipment and diesel engines; and provides various financial products and services.

Exxon Mobil Corporation, headquartered in Irving, Texas, explores for, produces, transports and sells crude oil and natural gas petroleum products. The company also explores for and mines coal and other minerals properties; makes and sells petrochemicals; and owns interests in electrical power generation facilities.

Hewlett-Packard Company, headquartered in Palo Alto, California, designs, makes and services equipment and systems for measurement, computation and communications including computer systems, personal computers, printers, calculators, electronic test equipment, medical electronic equipment, electronic components and instrumentation for chemical analysis.

The Home Depot, Inc., headquartered in Atlanta, Georgia, operates do-it-yourself warehouse stores in the United States, Canada and Mexico. These stores sell a wide assortment of building material, home improvement, and lawn and garden products. The company also operates EXPO Design Centers in several states which offer interior design and renovation products.

Honeywell International Inc., headquartered in Morristown, New Jersey, makes products for the textiles, construction, plastics, electronics, automotive, chemicals, housing, telecommunications, utilities, packaging, military and commercial aviation industries, and for the space program.

McDonald's Corporation, headquartered in Oak Brook, Illinois, develops, franchises, operates and services a worldwide system of quick-service restaurants under the name "McDonald's." The company's restaurants prepare, assemble, package and sell a limited menu of moderately-priced foods including hamburgers, chicken, salads, breakfast foods and beverages.

Microsoft Corporation, headquartered in Redmond, Washington, develops, manufactures, licenses and supports a range of software products, including scalable operating systems, server applications, worker productivity applications and software development tools. The company also develops the MSN network of Internet products and services.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

The Procter & Gamble Company, headquartered in Cincinnati, Ohio, manufactures consumer products worldwide, including detergents, fabric conditioners and hard surface cleaners; products for personal cleansing, oral care, digestive health, hair and skin; paper tissue, disposable diapers, and pharmaceuticals; and shortenings, oils, snacks, baking mixes, peanut butter, coffee, drinks and citrus products.


                  The Dow (R) Target 5 Strategy Stocks


AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice, wireless services, and directory publishing and advertising services.

General Electric Company, headquartered in Fairfield, Connecticut, makes major appliances, industrial and power systems, aircraft engines, engineered plastics, silicones, superabrasives, laminates and technical products. The company owns the National Broadcasting Company (NBC), which furnishes TV network services, produces programs and operates VHF and UHF TV stations, and also offers a variety of financial services through General Electric Capital Services, Inc.

JPMorgan Chase & Co., headquartered in New York, New York, conducts business in two broad spheres of activity: global financial services under the "JPMorgan" name, and commercial retail banking under the "Chase" name.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

Verizon Communications Inc., headquartered in New York, New York, provides wireline voice and data services, wireless services, Internet service and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment and pay phones. The company operates worldwide.


               The Dow (R) Target Dividend Strategy Stocks


Bank of America Corporation, headquartered in Charlotte, North Carolina, is the holding company for Bank of America and NationsBank and conducts a general banking business in the United States and overseas.

Black Hills Corporation, headquartered in Rapid City, South Dakota, is an electric utility serving customers in South Dakota, Wyoming and Montana.

Citizens Republic Bancorp, Inc., headquartered in Flint, Michigan, is a diversified banking and financial services company registered as a bank holding company. The company provides a range of banking services to both commercial and consumer accounts throughout several Midwestern states.

FirstEnergy Corp., headquartered in Akron, Ohio, is a holding company whose subsidiaries, Ohio Edison, The Illuminating Company, Pennsylvania Power and Toledo Edison, provide electric utility service to customers in Ohio and Pennsylvania.

JPMorgan Chase & Co., headquartered in New York, New York, conducts business in two broad spheres of activity: global financial services under the "JPMorgan" name, and commercial retail banking under the "Chase" name.

KeyCorp, headquartered in Cleveland, Ohio, through subsidiaries, conducts a commercial and retail banking business through numerous full-service banking offices in various states. The company also provides trust, personal financial cash management, investment banking, securities brokerage and international banking services.

Lincoln National Corporation, headquartered in Philadelphia,
Pennsylvania, is a holding company that, through subsidiary companies, operates multiple insurance and investment management businesses.

National City Corporation, headquartered in Cleveland, Ohio, is a regional bank holding company operating commercial banks with offices in Ohio, Illinois, Indiana, Michigan, Kentucky and Pennsylvania.

NiSource Inc., headquartered in Merrillville, Indiana, is an energy and utility-based holding company that provides natural gas, electricity and water to the public for residential, commercial and industrial uses. The company's business is comprised primarily of regulated gas utilities that operate throughout northern Indiana and New England.

Northeast Utilities, headquartered in Berlin, Connecticut, provides retail electric service, through its subsidiaries, to customers in Connecticut, New Hampshire and western Massachusetts. In addition, the company distributes natural gas throughout Connecticut.

Pinnacle West Capital Corporation, headquartered in Phoenix, Arizona, owns Arizona Public Service Company, an electric utility that provides retail and wholesale electric service to substantially all of Arizona, with the major exceptions of the Tucson metropolitan area and approximately one-half of the Phoenix metropolitan area.

PNC Financial Services Group, Inc., headquartered in Pittsburgh,
Pennsylvania, is a bank holding company and a financial holding company.

PNM Resources Inc., headquartered in Albuquerque, New Mexico, supplies electricity in portions of north central, southwestern and northeastern New Mexico; provides gas transportation and retail gas services in major communities in New Mexico; and manages energy, water and wastewater systems.

R. R. Donnelley & Sons Company, headquartered in Chicago, Illinois, prepares, produces and delivers integrated communications services that produce, manage and deliver its customers' content, regardless of the communications medium.

Regions Financial Corporation, headquartered in Birmingham, Alabama, is a regional bank holding company operating full-service banking offices in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina, Tennessee and Texas.

Sensient Technologies Corporation, headquartered in Milwaukee, Wisconsin, is a global manufacturer and marketer of colors, flavors, and fragrances employing advanced technologies to develop speciality food and beverage systems, cosmetic and pharmaceutical ingredient systems and specialty chemicals for ink-jets, display imaging systems and other applications.

Trustmark Corporation, headquartered in Jackson, Mississippi, through its subsidiaries, provides banking and financial solutions to corporate, institutional and individual customers in the states of Florida, Mississippi, Tennessee and Texas.

Unitrin, Inc., headquartered in Chicago, Illinois, is engaged in the property and casualty insurance, life and health insurance and consumer finance businesses. Product lines include automobile, homeowners, commercial multi-peril, motorcycle, boat and watercraft, fire, casualty, workers compensation and other types of property and casualty insurance.

Universal Corporation, headquartered in Richmond, Virginia, is an independent leaf tobacco merchant with additional operations in agri-products and the distribution of lumber and building products. The company markets its products globally.

Wachovia Corporation, headquartered in Charlotte, North Carolina, through subsidiary banks, conducts a banking business in North Carolina, Florida, Georgia and South Carolina.


                   European Target 20 Strategy Stocks


Aviva Plc, headquartered in London, England, is a leading insurance firm throughout Europe, offering both life and general insurance. The company's life and savings segments focus on life insurance, pensions, unit trusts and other investment products while its general insurance segment includes home, auto and fire coverage. Financial services include investment management, stock brokerage and trustee services. The company operates in more than 50 countries worldwide.

Barclays Plc, headquartered in London, England, provides investment and commercial banking, insurance, financial and related services. The company's subsidiary, Barclays Bank, Plc, operates branches throughout the United Kingdom and over 60 countries.

BT Group Plc, headquartered in London, England, provides telecommunication services, principally in the United Kingdom. The company's main services and products are fixed voice and data calls, the provision of fixed exchange lines to homes and businesses, the provision of communication services to other operators, the provision of private services to businesses, and the supply of telecommunication equipment for customers' premises.

Deutsche Telekom AG, headquartered in Bonn, Germany, provides public fixed-network voice telephony, mobile communications, cable TV and radio programming in Germany. The company also provides leased lines, text and data services, corporate networks and on-line services.

Enel SpA, headquartered in Rome, Italy, generates, transmits and distributes electricity throughout Italy. The company's subsidiaries also provide fixed-line and mobile telephone services, install public lighting systems, and operate real estate, telecommunications and Internet service provider businesses.

Eni SpA, headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company is currently expanding into power generation.

Fortis, headquartered in Brussels, Belgium, is engaged in banking, insurance, and investment services. The company's insurance arm offers life and non-life insurance such as health, auto and fire lines. The company's banking services include retail, corporate and private banking; asset management; investment banking; and other financial services under its "Fortis Bank" and "MeesPierson" corporate names.

France Telecom S.A., headquartered in Paris, France, and its subsidiaries provide a range of telecommunications services to residential, professional and large business customers, primarily in France.

GlaxoSmithKline Plc, headquartered in Middlesex, England, is a research-based pharmaceutical group that develops, manufactures and markets vaccines, prescription and over-the-counter medicines, as well as health-related consumer products. The company specializes in treatments for respiratory, central nervous system, gastro-intestinal and genetic disorders.

HBOS Plc, headquartered in Edinburgh, Scotland, is the largest home mortgage lender in the United Kingdom. The company also offers assorted financial services including retail banking, consumer credit, and savings products as well as asset management services.

HSBC Holdings Plc, headquartered in London, England, is one of the largest banking and financial services organizations in the world. The company provides a comprehensive range of banking and related financial services in more than 80 countries and territories.

Intesa Sanpaolo, headquartered in Milan, Italy, offers banking and financial services throughout Italy, with offices elsewhere in Europe, Asia and the United States.

Lloyds TSB Group Plc, headquartered in London, England, through subsidiaries and associated companies, offers a wide range of banking and financial services throughout the United Kingdom and a number of other countries.

National Grid Plc, headquartered in London, England, owns and maintains the high-voltage electricity transmission system in England and Wales.

Natixis, headquartered in Paris, France, offers banking services to medium-sized and large businesses in France.

Royal Bank of Scotland Group Plc, headquartered in Edinburgh, Scotland, offers services such as deposit accounts, credit cards and mortgages to commercial and personal clients in Scotland, England, Wales and Ireland. The company also sells insurance and investment products and provides private banking through The Coutts Group. In the United States it owns Citizens Financial, one of the largest bank holding companies in New England.

RWE AG, headquartered in Essen, Germany, operates energy businesses and offers municipal services. The company generates electricity, mines coal, refines petroleum, produces natural gas, offers waste disposal and recycling services, supplies drinking water, manufactures printing presses, decommissions nuclear power plants, and disposes of nuclear waste.

Statoil ASA, headquartered in Stavanger, Norway, is the largest integrated oil and gas company in Scandinavia, producing oil and gas from the Norwegian Continental Shelf and other regions.

Telecom Italia SpA, headquartered in Milan, Italy, through subsidiaries, offers fixed line and mobile telephone and data transmission services in Italy and abroad. The company offers local and long-distance telephone, satellite communications, Internet access and teleconferencing services.

Vodafone Group Plc, headquartered in Newbury, Berkshire, England, provides mobile telecommunication services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.

                   European Target 30 Strategy Stocks


Austria
_______

OMV AG, headquartered in Vienna, Austria, sells refined oil and natural gas products through gas stations and distributors.

voestalpine AG, headquartered in Linz, Austria, produces, processes, and distributes steel products.

Belgium
_______

Groupe Bruxelles Lambert S.A., headquartered in Brussels, Belgium, through its subsidiaries, produces petroleum, manufactures chemicals, operates gasoline filling stations, owns and operates television and radio stations, supplies water, generates and transports electricity, transports natural gas, and offers waste management services.

Finland
_______

Stora Enso Oyj, headquartered in Helsinki, Finland, produces publication and fine papers, packaging boards, and wood products.

France
______

Air France-KLM, S.A., headquartered in Roissy, France, operates airlines and offers travel booking, catering, freight transportation, aircraft maintenance, and pilot training services.

Compagnie de Saint-Gobain S.A., headquartered in Paris, France, produces flat glass, insulation, and glass containers, high-performance ceramics, plastics, and abrasives, and building materials such as roofing, wall facings, mortars, and ductile cast iron pipe.

PSA Peugeot Citroen S.A., headquartered in Paris, France, manufactures automobiles and light commercial vehicles.

Renault S.A., headquartered in Boulogne-Billancourt, France, designs, produces, and markets passenger cars and light commercial vehicles. The company also manufactures "Dacia" automobiles in Romania, and "Samsung" cars in South Korea and finances vehicles for dealers and customers.

Unibail-Rodamco, S.A., headquartered in Paris, France, leases and rents building space, finances real estate investments, and renovates real estate for sale.

Vivendi, S.A., headquartered in Paris, France, through its subsidiaries, conducts operations ranging from music, games and television to film and telecommunications.

Germany
_______

BASF AG, headquartered in Ludwigshafen, Germany, refines petroleum products, and produces fertilizers, synthetic fibers, PVC plastic, polyurethane, resins, petrochemicals, plasticizers, solvents, pigments, paints, and textile finishing agents.

Bayerische Motoren Werke (BMW) AG, headquartered in Munich, Germany, manufactures and sells luxury cars and motorcycles worldwide.

DaimlerChrysler AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells cars and trucks under the names
"Mercedes-Benz," "Chrysler," "Plymouth," "Jeep" and "Dodge";
manufactures commercial vehicles; provides related financial services; and has aerospace operations.

E.ON AG, headquartered in Dusseldorf, Germany, is a multi-national company which generates, distributes, and trades electricity to industrial, commercial and residential customers. Additionally, the company distributes gas and drinking water. The company also manufactures flexible ceramic membranes and polymers.

Linde AG, headquartered in Munich, Germany, manufactures industrial gases close to a customer's location and delivers them by pipeline, and produces and markets forklift trucks.

ThyssenKrupp AG, headquartered in Duesseldorf, Germany, produces flat rolled and cast steel, automobile parts, elevators and escalators, machine tools, bearings, nonferrous metals and plastics, develops and manages real estate, and designs and constructs factories.

Volkswagen AG, headquartered in Wolfsburg, Germany, manufactures economy and luxury automobiles, sports cars, trucks, and commercial vehicles for sale worldwide.

Italy
_____

Edison S.p.A., headquartered in Milan, Italy, generates and sells electricity and explores for, produces, and distributes natural gas.

The Netherlands
_______________

Arcelor Mittal, headquartered in Rotterdam, the Netherlands, through its subsidiaries, operates as a global steel company. The company produces a range of finished and semifinished steel products that include hot-rolled sheets, cold-rolled sheets, electro-galvanized and coated steel, bars, wire-rods, wire-products, pipes, billets and slabs.

Koninklijke (Royal) Philips Electronics N.V., headquartered in
Amsterdam, the Netherlands, makes lighting products; consumer electronics; components and sub-systems; music and films, integrated circuits and discrete semiconductors; and medical systems and business electronics. The company markets its products worldwide.

Royal Dutch Shell Class A, headquartered in The Hague, the Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and it provides integrated petroleum services in the United States.

Norway
______

Orkla ASA, headquartered in Oslo, Norway, manufactures branded consumer goods, chemicals, and aluminum as well as manages a portfolio of equity investments.

Spain
_____

Acciona S.A., headquartered in Madrid, Spain, builds infrastructure projects, develops real estate, operates passenger and cargo handling services and toll highways.

Repsol YPF, S.A., headquartered in Madrid, Spain, is Spain's largest oil company with reserves of oil mostly in Latin America, the Middle East and North Africa.

Sweden
______

Investor AB, headquartered in Stockholm, Sweden, is an industrial holding company that owns shareholdings in major public multinational companies and conducts private equity activities in Europe, North
America, and Asia.

Switzerland
___________

Holcim Ltd., headquartered in Jona, Switzerland, produces and markets ready-mixed concrete, cement, clinker, and admixtures.

United Kingdom
______________

BHP Billiton Plc, headquartered in London, England, is an international resources company. The company's principal business lines include mineral exploration and production in addition to petroleum exploration, production and refining. The company also manufactures steel for the construction industry.

British Land Company Plc, headquartered in London, England, trades, finances, and develops real estate.

Land Securities Group Plc, headquartered in London, England, is the largest property development company in the United Kingdom. More than half of the company's holdings are in central London with the rest located throughout the United Kingdom.

Rolls-Royce Group Plc, headquartered in London, England, constructs and installs power generation systems, transmission and distribution systems, and equipment for the marine propulsion, oil and gas pumping, and defense markets.


                    Global Target 15 Strategy Stocks

Dow Jones Industrial Average(sm) Companies
__________________________________________


AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice, wireless services, and directory publishing and advertising services.

General Electric Company, headquartered in Fairfield, Connecticut, makes major appliances, industrial and power systems, aircraft engines, engineered plastics, silicones, superabrasives, laminates and technical products. The company owns the National Broadcasting Company (NBC), which furnishes TV network services, produces programs and operates VHF and UHF TV stations, and also offers a variety of financial services through General Electric Capital Services, Inc.

JPMorgan Chase & Co., headquartered in New York, New York, conducts business in two broad spheres of activity: global financial services under the "JPMorgan" name, and commercial retail banking under the "Chase" name.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

Verizon Communications Inc., headquartered in New York, New York, provides wireline voice and data services, wireless services, Internet service and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment and pay phones. The company operates worldwide.


Financial Times Industrial Ordinary Share Index Companies
_________________________________________________________


BT Group Plc, headquartered in London, England, provides telecommunication services, principally in the United Kingdom. The company's main services and products are fixed voice and data calls, the provision of fixed exchange lines to homes and businesses, the provision of communication services to other operators, the provision of private services to businesses, and the supply of telecommunication equipment for customers' premises.

Lloyds TSB Group Plc, headquartered in London, England, through subsidiaries and associated companies, offers a wide range of banking and financial services throughout the United Kingdom and a number of other countries.

LogicaCMG Plc, headquartered in London, England, is a global solutions company, providing IT consulting and management, systems integration, products, services and support. The company's client base includes various sectors, such as telecommunications, financial services, energy and utilities, distribution and transportation.

Tate & Lyle Plc, headquartered in London, England, is the holding company for an international group of companies which manufacture, refine, process, distribute and trade sweeteners, starches and their by-products. Products include white sugar, molasses and low calorie sweeteners. The company also manufactures and sells engineered sugar milling equipment and provides reinsurance services.

Vodafone Group Plc, headquartered in Newbury, Berkshire, England, provides mobile telecommunication services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


Hang Seng Index Companies
_________________________


BOC Hong Kong (Holdings) Limited, headquartered in Hong Kong, China, is the parent of Bank of China (Hong Kong), which operates branches in Hong Kong as well as on mainland China.

Cheung Kong Infrastructure Holdings Limited, headquartered in Hong Kong, China, is a diversified infrastructure company which develops, invests in and operates infrastructure projects in Hong Kong, Australia, Canada, China, the Philippines and other countries. The company manufactures concrete, asphalt and aggregates and also operates power plants.

Hongkong Electric Holdings Limited, headquartered in Hong Kong, China, generates and supplies electricity and provides engineering consultancy and project management services.

PCCW Limited, headquartered in Hong Kong, China, through its subsidiaries, provides telecommunications, Internet access, multimedia services and related equipment. The company also offers computer, engineering, and other technical services in Hong Kong.

Yue Yuen Industrial (Holdings) Limited, headquartered in Hong Kong, China, through its subsidiaries, manufactures and markets athletic, athletic style leisure, and casual and outdoor footwear.


                 The Nasdaq(R) Target 15 Strategy Stocks


Apple Inc., headquartered in Cupertino, California, designs, makes and markets microprocessor-based personal computers and related personal computing and communicating solutions for sale mainly to education, creative, home, business and government customers.

EchoStar Communications Corporation (Class A), headquartered in Littleton, Colorado, makes and distributes direct-to-home satellite television products and services, including satellite television receiver dishes, receivers, programming, installation and third-party consumer financing for those products and services. The company also delivers video, audio and data services to business television customers.

Garmin Ltd., headquartered in George Town, Grand Cayman, Cayman Islands, is a provider of navigation, communications, and information devices, most of which are enabled by Global Positioning System (GPS) technology.

Joy Global Inc., headquartered in Milwaukee, Wisconsin, manufactures and markets underground mining machinery and surface mining equipment.

Lam Research Corporation, headquartered in Fremont, California, designs, manufactures, markets and services semiconductor processing equipment used in the fabrication of integrated circuits.

Liberty Global, Inc., headquartered in Englewood, Colorado, through its subsidiaries and affiliates, provides broadband distribution services and video programming services to subscribers principally in Europe, Asia and Latin America.

Microchip Technology Incorporated, headquartered in Chandler, Arizona, develops, makes and markets field programmable 8-bit microcontrollers, application-specific standard products and related specialty memory products for high-volume embedded control applications in the consumer, automotive, office automation, communications and industrial markets.

Millicom International Cellular S.A., headquartered in Bertrange,
Luxembourg, develops and operates cellular telephone networks under licenses in numerous countries, mainly in emerging markets in Africa, Asia, Europe and Latin America.

NVIDIA Corporation, headquartered in Santa Clara, California, designs, develops and markets graphics processors and related software for personal computers and digital entertainment platforms.

PACCAR Inc., headquartered in Bellevue, Washington, makes light-, medium- and heavy-duty trucks and related aftermarket parts; and provides financing and leasing services to customers and dealers. In addition, the company sells general automotive parts and accessories through retail outlets.

Patterson-UTI Energy, Inc., headquartered in Snyder, Texas, is the largest provider of domestic land-based drilling services to major independent oil and natural gas companies in North America, and is also engaged in pressure pumping, exploration and drilling.

PetSmart, Inc., headquartered in Phoenix, Arizona, operates superstores and an e-commerce site specializing in pet food, supplies and services.

Research in Motion Limited, headquartered in Waterloo, Ontario, Canada, designs, makes and markets wireless consumer and business-to-business electronic access products for the mobile communications market. The company's products include two-way pagers, wireless personal computer card adapters, software connectivity tools and embedded wireless radios.

VeriSign, Inc., headquartered in Mountain View, California, provides digital certificate solutions and infrastructure needed by companies, government agencies, trading partners and individuals to conduct trusted and secure communications and commerce over the Internet and over intranets and extranets using the Internet Protocol.

Wynn Resorts, Limited, headquartered in Las Vegas, Nevada, a development stage company, through its wholly-owned subsidiary, Wynn Las Vegas, LLC, engages in the design, development, financing and construction of Wynn Las Vegas, a casino resort in Las Vegas.


             NYSE(R) International Target 25 Strategy Stocks


Canada
______

BCE Inc., headquartered in Montreal, Quebec, Canada, with subsidiaries and affiliates, provides telecommunications services in Canada, publishes telephone directories in Canada and internationally, and designs and builds telecommunications networks globally.

EnCana Corp., headquartered in Calgary, Alberta, Canada, is a North American energy company engaged in the exploration, development, production and marketing of natural gas, crude oil and natural gas liquids.

Sun Life Financial Inc., headquartered in Toronto, Ontario, Canada, offers a range of wealth accumulation and protection products and services to individuals and corporate customers. The company's product portfolio includes individual life insurance, individual annuity and saving products, group life and health insurance, group pensions and retirement products, mutual funds, asset management services, individual health insurance, and reinsurance-life retrocession.

France
______

Arcelor Mittal (ADR), headquartered in Rotterdam, the Netherlands, through its subsidiaries, operates as a global steel company. The company produces a range of finished and semifinished steel products that include hot-rolled sheets, cold-rolled sheets, electro-galvanized and coated steel, bars, wire-rods, wire-products, pipes, billets and slabs.

AXA S.A. (ADR), headquartered in Paris, France, is an insurance company which also provides related financial services. The company offers life and non-life insurance, reinsurance, savings and pension products, and asset management services.

France Telecom S.A. (ADR), headquartered in Paris, France, through its subsidiaries, offers various telecommunications services, which include fixed line telephony, wireless telephony, multimedia, Internet, data transmission, cable television and other services to consumers, businesses, and telecommunications operators worldwide.

Lafarge S.A., headquartered in Paris, France, supplies building materials to contractors, manufacturers and wholesalers. The company produces cement, concrete and aggregates, roofing, and gypsum products and markets its products in Europe, Africa, Asia, North America and Latin America.

Germany
_______

Allianz AG (ADR), headquartered in Munich, Germany, is a global insurance company engaging in property and casualty protection, life and health insurance, and asset management.

DaimlerChrysler AG, headquartered in Stuttgart, Germany, designs, manufactures, assembles and sells cars and trucks under the names
"Mercedes-Benz," "Chrysler," "Plymouth," "Jeep" and "Dodge";
manufactures commercial vehicles; provides related financial services; and has aerospace operations.

Deutsche Bank AG, headquartered in Frankfurt, Germany, provides a broad range of banking, investment, fund management, securities, credit card, mortgage leasing and insurance services worldwide. The company provides its services to retailers and private clients, corporations and financial institutions, as well as multi-national conglomerates. The company also offers a variety of financial consulting and advisory services.

Deutsche Telekom AG (ADR), headquartered in Bonn, Germany, is one of Europe's, and the world's, largest telecommunications services providers. The company offers domestic and international public fixed-link voice telephone service in Germany. The company also offers data transmission services, network services, on-line services, telephone directory publishing, dial-in information lines, paging and mobile telecommunications services, and supplies and services telecommunications equipment.

E.ON AG (ADR), headquartered in Dusseldorf, Germany, is a multi-national company which generates, distributes, and trades electricity to industrial, commercial and residential customers. Additionally, the company distributes gas and drinking water. The company also manufactures flexible ceramic membranes and polymers, buys and sells residential properties, and develops real estate.

Ireland
_______

Allied Irish Banks Plc (ADR), headquartered in Dublin, Ireland, provides a range of banking, financial and related services, principally in Ireland, the United States, the United Kingdom and Poland.

Italy
_____

Eni SpA (ADR), headquartered in Rome, Italy, operates in the oil and natural gas, petrochemicals, and oil field services industries. The company is currently also expanding into power generation.

Telecom Italia SpA (ADR), headquartered in Rome, Italy, is the parent company of companies operating in the fields of telecommunications, manufacturing, electronics and network construction. The company's subsidiaries are also active in publishing, telematics information and auxiliary services.

Japan
_____

Matsushita Electric Industrial Co., Ltd. (ADR), headquartered in Osaka, Japan, manufactures electronic products, including home appliances, audio and video, computer peripherals, telecommunications, industrial equipment, and electronic parts. The company markets products under the brand names "Panasonic," "Technics," "Victor," "JVC," and "Quasar."

Nippon Telegraph & Telephone Corporation (ADR), headquartered in Tokyo, Japan, provides telephone, telegraph, leased circuits, data communication, terminal equipment sales, and related services. The company provides both local and long distance telecommunication services within Japan.

NTT DoCoMo, Inc. (ADR), headquartered in Tokyo, Japan, provides various types of telecommunications services including cellular phone, personal handyphone system (PHS), paging, and other telephone, satellite mobile communication and wireless Private Branch Exchange (PBX) system services. The company also sells cellular phones, PNS, car phones and pagers.

The Netherlands
_______________

Aegon N.V., headquartered in The Hague, the Netherlands, is an international insurer with major operations in the Netherlands, Canada, Mexico, the United Kingdom and the United States.

ING Groep N.V. (ADR), headquartered in Amsterdam, the Netherlands, offers a comprehensive range of financial services worldwide, including life and non-life insurance, commercial and investment banking, asset management and related products.

Royal Dutch Shell Plc (ADR), headquartered in The Hague, the
Netherlands, produces crude oil, natural gas, chemicals, coal and metals worldwide; and it provides integrated petroleum services in the United States.

South Korea

Korea Electric Power Corporation (ADR), headquartered in Seoul, South Korea, builds and operates hydro-power, thermal-power, and nuclear power units in South Korea. The company also generates, transmits, and distributes electricity to South Korea and is majority owned by the Korean government.

POSCO (ADR), headquartered in Seoul, South Korea, manufactures and sells a line of steel products, including hot rolled and cold rolled products, plates, wire rods, silicon steel sheets and stainless steel products.

Spain
_____

Repsol YPF, S.A., headquartered in Madrid, Spain, explores for and produces crude oil and natural gas. Through its subsidiaries, the company also refines petroleum and transports petroleum products. Gasoline and other products are retailed through its chain of gasoline filling stations. Petroleum reserves are maintained in Spain, Asia, Latin America, the Middle East, North Africa and the United States.

United Kingdom
__________________

Vodafone Group Plc (ADR), headquartered in Newbury, Berkshire, England, provides mobile telecommunication services, supplying its customers with digital and analog cellular telephone, paging and personal communications services. The company offers its services in many countries, including Australia, Egypt, Fiji, France, Germany, Greece, Malta, the Netherlands, New Zealand, South Africa, Sweden, Uganda and the United States.


                    The S&P Target 24 Strategy Stocks


AutoZone, Inc., headquartered in Memphis, Tennessee, is a specialty retailer of automotive parts, chemicals and accessories, targeting the do-it-yourself customers. The company offers a variety of products, including new and remanufactured automotive hard parts, maintenance items and accessories.

Baxter International Inc., headquartered in Deerfield, Illinois, engages in the worldwide development, manufacture and distribution of a diversified line of products, systems and services used primarily in the healthcare field.

Campbell Soup Company, headquartered in Camden, New Jersey, operates with its consolidated subsidiaries as a manufacturer and marketer of soups and a manufacturer of juice beverages, sauces, biscuits and confectionery products.

CenturyTel, Inc., headquartered in Monroe, Louisiana, is a regional diversified communications company engaged primarily in providing local exchange telephone services and wireless telephone communications services.

The Coca-Cola Company, headquartered in Atlanta, Georgia, makes and distributes soft drink concentrates and syrups; and also markets juice and juice-drink products. The company's products are sold in more than 200 countries and include the leading soft drink products in most of these countries.

Compuware Corporation, headquartered in Farmington Hills, Michigan, develops, sells and supports an integrated line of software products as well as client/server systems management and application development products. The company also offers data processing professional services.

Embarq Corporation, headquartered in Overland Park, Kansas, provides local and long-distance phone services, as well as high-speed Internet access, to consumers, businesses, and wholesale customers. It has operations in 18 states. It also offers wireless phone services through its former parent, Sprint Nextel.

Emerson Electric Co., headquartered in St. Louis, Missouri, designs, makes and sells electrical, electromechanical and electronic products and systems, including process control, industrial automation, electronics, appliance components and electric motors. The company sells its products worldwide.

ENSCO International Incorporated, headquartered in Dallas, Texas, is an international offshore contract drilling company that also provides marine transportation services in the Gulf of Mexico.

The Estee Lauder Companies Inc., headquartered in New York, New York, manufactures and markets skin care, makeup, fragrance, and hair care products. The company's products are sold worldwide under brand names such as Aramis, Aveda, Clinique, Estee Lauder, Origins, and Prescriptives.

Federated Investors, Inc. (Class B), headquartered in Pittsburgh,
Pennsylvania, and its subsidiaries sponsor, market and provide investment advisory, distribution and administrative services primarily to mutual funds. The company also provides services to corporations, employee benefit plans and others.

Franklin Resources, Inc., headquartered in San Mateo, California, provides U.S. and international individual and institutional investors with a broad range of investment products and services designed to meet varying investment objectives.

Hasbro, Inc., headquartered in Pawtucket, Rhode Island, designs, manufactures and markets a diverse line of toy products and related items including games, preschool toys, dolls, plush products and infant products.

Ingersoll-Rand Company Ltd., headquartered in Hamilton, Bermuda, is a multinational manufacturer of industrial equipment and components. The company serves the climate control, industrial productivity, security and safety, and infrastructure development markets worldwide. Products include security systems, compressors, hardware, pumps, tools, doors, and construction equipment.

Janus Capital Group Inc., headquartered in Denver, Colorado, sponsors, markets and provides investment advisory, distribution and administrative services, primarily to mutual funds, in both domestic and international markets.

Lockheed Martin Corporation, headquartered in Bethesda, Maryland, engages in the research, design, development, manufacture and integration of advanced technology products and services ranging from aircraft, spacecraft and launch vehicles to missiles, electronics, information systems and energy management.

McDonald's Corporation, headquartered in Oak Brook, Illinois, develops, franchises, operates and services a worldwide system of quick-service restaurants under the name "McDonald's." The company's restaurants prepare, assemble, package and sell a limited menu of moderately-priced foods including hamburgers, chicken, salads, breakfast foods and beverages.

Microsoft Corporation, headquartered in Redmond, Washington, develops, manufactures, licenses and supports a range of software products, including scalable operating systems, server applications, worker productivity applications and software development tools. The company also develops the MSN network of Internet products and services.

Oracle Corporation, headquartered in Redwood Shores, California, designs, develops, markets and supports computer software products with a wide variety of uses, including database management, application development, business intelligence and business applications.

Schlumberger Limited, incorporated in Netherland Antilles and headquartered in New York, New York, supplies products and services to the petroleum industry. The company's oilfield services cover exploration, production and completion services; and its "Omnes" unit provides information technology and communications services to oil and gas concerns.

Valero Energy Corporation, headquartered in San Antonio, Texas, is engaged in the production, transportation and marketing of environmentally clean fuels and products.

Waters Corporation, headquartered in Milford, Massachusetts, makes, distributes and provides high performance liquid chromatography ("HPLC") instruments, chromatography columns and other consumables, and related services.

Windstream Corporation, headquartered in Little Rock, Arkansas, provides local and long-distance telephone services to residential and business customers in New Mexico, Oklahoma, and Texas. The company also offers broadband and dial-up Internet access in selected markets in Oklahoma.

Zimmer Holdings, Inc., headquartered in Warsaw, Indiana, is engaged in the design, development, manufacturing and marketing of orthopaedic reconstructive implants and fracture management products, including artificial knees, hips and other joints.


                   S&P Target SMid 60 Strategy Stocks


3Com Corporation, headquartered in Santa Clara, California, offers a broad range of networking products which connect people and organizations to information. Products include routers, switches, hubs, remote access concentrators, and network management software for Ethernet, Token Ring, Fiber Distributed Data Interface, Asynchronous Transfer Mode and other high-speed technologies.

Adaptec, Inc., headquartered in Milpitas, California, designs, makes and markets hardware and software products that enhance data transfer rates between computers, peripherals and networks. The company's
"Input/Output," connectivity and network products are incorporated into the systems and products of major computer and peripheral makers worldwide.

Alliant Energy Corporation, headquartered in Madison, Wisconsin, operates as the holding company for Interstate Power and Light Company and Wisconsin Power and Light Company. The company engages in the generation, transmission, distribution, and sale of electric energy; and the purchase, distribution, transportation, and sale of natural gas in Iowa, Minnesota, Wisconsin, and Illinois.

American Financial Group, Inc., headquartered in Cincinnati, Ohio, is a holding company which, through subsidiaries, is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, life and supplemental health insurance products.

AmeriCredit Corp., headquartered in Fort Worth, Texas, is a national consumer finance company specializing in purchasing, securitizing and servicing automobile loans.

Arrow Electronics, Inc., headquartered in Melville, New York, is a distributor of electronic components and computer products to industrial and commercial customers through a global distribution network spanning North America, Europe and the Asia/Pacific region.

Atmos Energy Corporation, headquartered in Dallas, Texas, primarily distributes and sells natural gas to residential, commercial, industrial, agricultural and other customers in service areas located in Texas, Colorado, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Missouri, Tennessee and Virginia.

BankUnited Financial Corporation (Class A), headquartered in Coral Gables, Florida, is a savings and loan holding company for BankUnited, FSB, a federally chartered savings bank.

Belo Corp. (Class A), headquartered in Dallas, Texas, is a media company with a diversified group of television broadcasting, newspaper publishing, cable news and interactive media operations.

Benchmark Electronics, Inc., headquartered in Angleton, Texas, provides contract manufacturing and design services to original equipment manufacturers. The company specializes in the assembly of printed circuit boards with computer-automated equipment using surface mount and pin-through-hole interconnection technologies.

Black Hills Corporation, headquartered in Rapid City, South Dakota, is an electric utility serving customers in South Dakota, Wyoming and Montana.

Brooks Automation Inc., headquartered in Chelmsford, Massachusetts, develops, makes and supplies vacuum central wafer handling systems and modules for the semiconductor process equipment industry; and central substrate handling systems and modules for the flat panel display manufacturing industry.

CIBER, Inc., headquartered in Greenwood Village, Colorado, and its subsidiaries provide information technology (IT) system integration consulting and other IT services to companies across most major industries and governmental agencies. The company also resells certain IT hardware and software products.

Cimarex Energy Co., headquartered in Denver, Colorado, is engaged in oil and gas exploration and production and gas marketing, with exploration and development activities primarily in Louisiana, Oklahoma, Texas and the Hugoton Field of western Kansas.

The Commerce Group, Inc., headquartered in Webster, Massachusetts, provides personal and commercial property and casualty insurance in Massachusetts. The company offers motor vehicle, homeowners, inland marine, fire, general liability, and commercial insurance. The company also originates residential and commercial mortgages on a limited basis within Massachusetts and Connecticut.

Corus Bankshares, Inc., headquartered in Chicago, Illinois, is the bank holding company for Corus Bank N.A., which provides consumer and corporate banking products and services.

Downey Financial Corp., headquartered in Newport Beach, California, operates as the holding company for Downey Savings and Loan Association, F.A., which offers various banking and financial services to individual and corporate customers primarily in California.

Esterline Technologies Corporation, headquartered in Bellevue,
Washington, primarily serves aerospace and defense customers with products for avionics, propulsion and guidance systems.

Everest Re Group, Ltd., headquartered in St. Michael, Barbados, through its wholly-owned subsidiary Everest Reinsurance Company, is engaged in the underwriting of property and casualty reinsurance on a treaty and facultative basis for insurance and reinsurance companies in the United States and selected international markets.

FirstFed Financial Corp., headquartered in Santa Monica, California, is the savings and loan holding company for First Federal Bank of California.

Flagstar Bancorp, Inc., headquartered in Troy, Michigan, is a holding company for Flagstar Bank, FSB, which provides mortgage and retail banking services.

Fremont General Corporation, headquartered in Santa Monica, California, is a financial services holding company engaged primarily in real estate lending through its industrial bank subsidiary, Fremont Investment & Loan.

G&K Services, Inc., headquartered in Minnetonka, Minnesota, leases and maintains uniforms and other textile products. The company supplies work clothes, anti-static and particle-free garments, dress clothes for supervisory personnel, floor mats, dust mops, wiping towels and linens.

The company serves the pharmaceutical, electronic, transportation, healthcare and auto service industries in the United States, Ontario, and Quebec.

Gibraltar Industries Inc., headquartered in Buffalo, New York, is a processor of a broad array of high value-added, technically sophisticated steel and other metal products.

Group 1 Automotive, Inc., headquartered in Houston, Texas, is an operator and consolidator in the automotive retailing industry. The company owns dealerships located in Texas, Colorado, Florida, Georgia, Louisiana, New Mexico and Oklahoma.

Hanover Insurance Group Inc., headquartered in Worcester, Massachusetts, through its subsidiaries, provides financial products and services in the areas of property, casualty and life insurance in the United States.

HCC Insurance Holdings, Inc., headquartered in Houston, Texas, provides property and casualty, surety, group life, and accident and health insurance products and related agency and reinsurance brokerage services in the United States, the United Kingdom, Spain, Ireland, and Bermuda.

Horace Mann Educators Corporation, headquartered in Springfield,
Illinois, an insurance holding company, markets and underwrites personal lines of property and casualty and life insurance and retirement annuities.

IDACORP, Inc., headquartered in Boise, Idaho, a holding company, is a public utility engaged in the generation, purchase, transmission, distribution and sale of electricity in Idaho, Nevada and Oregon.

IndyMac Bancorp, Inc., headquartered in Pasadena, California, is in the business of design, manufacturing and distribution of cost-efficient financing for the acquisition, development and improvement of single-family homes.

Intersil Corporation, headquartered in Irvine, California, is a systems oriented designer and manufacturer of analog and digital integrated circuits and discrete semiconductors for the communications market.

JAKKS Pacific, Inc., headquartered in Malibu, California, develops, markets and distributes a variety of toys and electronic products for children including specialty dolls and related accessories; toys featuring popular entertainment properties and characters; and collectible and toy vehicles.

Jo-Ann Stores, Inc., headquartered in Hudson, Ohio, operates as a specialty retailer of crafts in the United States.

LifePoint Hospitals, Inc., headquartered in Brentwood, Tennessee, is engaged primarily in the operation and management of healthcare facilities, in particular, general, acute care hospitals in non-urban communities in the United States.

Mohawk Industries, Inc., headquartered in Calhoun, Georgia, designs and manufactures woven and tufted broadloom carpet and rugs for principally residential applications.

Overseas Shipholding Group, Inc., headquartered in New York, New York, an independent bulk shipping company, engages in the ocean transportation of crude oil and petroleum products.

O'Charley's Inc., headquartered in Nashville, Tennessee, owns and operates "O'Charley's" restaurants located in 13 southern and midwestern states, and "Stoney River Legendary Steaks" restaurants in suburban Atlanta, Georgia.

Pericom Semiconductor Corporation, headquartered in San Jose,
California, designs, develops and markets interface integrated circuits for the transfer, routing and timing of high-speed digital and analog signals. Interface IC's transfer, route and time electrical signals among a system's microprocessor, memory and peripherals, and enable high signal quality and full utilization of the available speed and bandwidth.

Photronics, Inc., headquartered in Jupiter, Florida, manufactures photomasks which are photographic quartz plates containing microscopic images of electronic circuits used as masters to transfer circuit patterns onto semiconductor wafers.

Pogo Producing Company, headquartered in Houston, Texas, engages in the exploration for, development, acquisition, and production of oil and gas in North America, both onshore and offshore, and in New Zealand.

PolyOne Corporation, headquartered in Avon Lake, Ohio, serves as a polymer services company worldwide.

ProAssurance Corporation, headquartered in Birmingham, Alabama, is a risk management and claims defense company with a license to write business across the United States. The company provides medical professional liability insurance to policyholders throughout the United States and also provides automobile, homeowners, umbrella and boat coverages for educational employees and their families.

Protective Life Corporation, headquartered in Birmingham, Alabama, through its subsidiaries, engages in the production, distribution, and administration of insurance and investment products in the United States.

Puget Energy, Inc., headquartered in Bellevue, Washington, is a holding company for Puget Sound Energy, a regulated utility providing electric and gas service to Western Washington and InfrastruX, which provides contracting services to electric power, telecom and natural gas markets.

RehabCare Group, Inc., headquartered in St. Louis, Missouri, is a provider of temporary healthcare staffing and therapy program management for hospitals and long-term care facilities.

RF Micro Devices, Inc., headquartered in Greensboro, North Carolina, designs, develops and markets proprietary radio frequency integrated circuits for wireless communications applications such as cellular, cordless telephony, wireless security and remote meter reading.

Rudolph Technologies, Inc., headquartered in Flanders, New Jersey, engages in the design, development, manufacture and sale of process control metrology, defect inspection and data analysis systems for semiconductor device manufacturers worldwide.

Safety Insurance Group, Inc., headquartered in Boston, Massachusetts, a provider of private passenger automobile insurance in Massachusetts. The company also offers a portfolio of other insurance products, including commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Selective Insurance Group, Inc., headquartered in Branchville, New Jersey, offers property and casualty insurance products and services through its subsidiaries.

Sierra Pacific Resources, headquartered in Reno, Nevada, operates as the holding company for Nevada Power Company and Sierra Pacific Power
Company which engage in the distribution, transmission, generation and sale of electric energy.

Spherion Corporation, headquartered in Fort Lauderdale, Florida, provides staffing, recruiting, and workforce solutions in North America.

Swift Energy Company, headquartered in Houston, Texas, is engaged in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Texas and Louisiana, and onshore oil and natural gas reserves in New Zealand.

Tredegar Corporation, headquartered in Richmond, Virginia, through its subsidiaries, engages in the manufacture and marketing of plastic films and aluminum extrusions in the United States and Canada.

United Fire & Casualty Company, headquartered in Cedar Rapids, Iowa, is engaged in the business of writing property and casualty insurance and life insurance in the United States through its subsidiaries.

United Rentals, Inc., headquartered in Greenwich, Connecticut, operates as an equipment rental company in North America.

Unitrin, Inc., headquartered in Chicago, Illinois, is engaged in the property and casualty insurance, life and health insurance and consumer finance businesses. Product lines include automobile, homeowners, commercial multi-peril, motorcycle, boat and watercraft, fire, casualty, workers compensation and other types of property and casualty insurance.

Vishay Intertechnology, Inc., headquartered in Malvern, Pennsylvania, makes and supplies passive electronic components, including resistors, capacitors and inductors, used in a broad range of products containing electronic circuitry. The company offers most of its product types in surface mount device form and in the traditional leaded device form.

Werner Enterprises, Inc., headquartered in Omaha, Nebraska, is a transportation company engaged in hauling truckload shipments of general commodities in both interstate and intrastate commerce.

Westar Energy, Inc., headquartered in Topeka, Kansas, engages in the generation, transmission, and distribution of electricity in Kansas.

WGL Holdings Inc., headquartered in Washington, D.C., is a holding company that, through its subsidiaries, sells and delivers natural gas, and provides a variety of energy-related products and services to customers in the metropolitan areas of Washington, D.C., Maryland and Virginia.


               Target Diversified Dividend Strategy Stocks


Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company engaged primarily in motor carrier transportation operations, intermodal transportation operations, truck tire retreading and new truck tire sales.

AT&T Inc., headquartered in San Antonio, Texas, is the largest telecommunications holding company in the United States. The company is a worldwide provider of IP-based communications services to business and a leading U.S. provider of high-speed DSL Internet, local and long-distance voice, wireless services, and directory publishing and advertising services.

BCE Inc., headquartered in Montreal, Quebec, Canada, with subsidiaries and affiliates, provides telecommunications services in Canada, publishes telephone directories in Canada and internationally, and designs and builds telecommunications networks globally.

Black Box Corporation, headquartered in Lawrence, Pennsylvania, is a direct marketer and technical service provider of computer communications and networking equipment and services to businesses of all sizes, operating in 132 countries.

Briggs & Stratton Corporation, headquartered in Wauwatosa, Wisconsin, is a producer of air-cooled gasoline engines and other gasoline engine powered equipment which are sold to manufacturers of lawn and garden equipment worldwide.

Building Materials Holding Corporation, headquartered in San Francisco, California, specializes in providing construction services, manufacturing building components and installation, value engineering, and lumber and high-quality building materials to residential builders across the United States. The company's business focuses on both high-volume production homebuilders with national operations and low-volume custom production homebuilders.

Computer Programs and Systems, Inc., headquartered in Mobile, Alabama, is a healthcare information technology company that designs, develops, markets, installs and supports computerized information technology systems to meet the demands of small and mid-size hospitals.

ConocoPhillips, headquartered in Bartlesville, Oklahoma, explores for and produces crude oil and natural gas worldwide, markets refined products and manufactures chemicals. The company's chemicals segment manufactures and markets petrochemicals and plastics on a worldwide basis.

Corus Bankshares, Inc., headquartered in Chicago, Illinois, is the bank holding company for Corus Bank N.A., which provides consumer and corporate banking products and services.

D.R. Horton, Inc., headquartered in Arlington, Texas, is one of the most geographically diversified homebuilders in the United States, with operating divisions in 23 states. The company positions itself between large-volume and local custom homebuilders and sells its single-family homes to the entry-level and move-up market segments.

The Dow Chemical Company, headquartered in Midland, Michigan, is a leading manufacturer and supplier of chemicals, plastic materials and agricultural products, and other specialized products and services marketed worldwide.

Imation Corp., headquartered in Oakdale, Minnesota, is a developer and manufacturer of magnetic and optical removal data storage media products sold in more than 60 countries worldwide.

IndyMac Bancorp, Inc., headquartered in Pasadena, California, is in the business of design, manufacturing and distribution of cost-efficient financing for the acquisition, development and improvement of single-family homes.

Integrys Energy Group, Inc., headquartered in Chicago, Illinois, is a holding company for regulated utility and non-regulated business units that distribute electricity and natural gas to customers in the upper midwestern United States.

Intel Corporation, headquartered in Santa Clara, California, designs, develops, makes and markets advanced microcomputer components and related products at various levels of integration. Principal components consist of silicon-based semiconductors etched with complex patterns of transistors.

Johnson & Johnson, headquartered in New Brunswick, New Jersey, makes and sells pharmaceuticals, personal healthcare products, medical and surgical equipment, and contact lenses.

KB HOME, headquartered in Los Angeles, California, is a builder of single-family homes, with domestic operations in six western states and international operations in France.

Kraft Foods Inc., headquartered in Northfield, Illinois, is engaged in the manufacture and sale of retail packaged foods in the United States, Canada, Europe, Latin America and Asia Pacific.

Louisiana-Pacific Corporation, headquartered in Portland, Oregon, and its subsidiaries are principally engaged in the manufacture and distribution of building products used primarily in new home construction, repair and remodeling and manufactured housing.

Masco Corporation, headquartered in Taylor, Michigan, is engaged in the manufacture, installation and sale of home improvement and building products (faucets, cabinets, plumbing supplies and other products).

The McClatchy Company (Class A), headquartered in Sacramento, California, publishes daily and non-daily newspapers located in western coastal states, North and South Carolina and Minnesota. The company also owns and operates other media-related businesses, including a national online publishing operation, as well as a national newspaper marketing company.

Methanex Corporation, headquartered in Vancouver, Brisith Columbia, Canada, produces and markets methanol. The company's product is used to produce formaldehyde, acetic acid and a variety of other chemical intermediates. Methanol is also used as an additive in gasoline and is used in fuel cell applications.

Microchip Technology Incorporated, headquartered in Chandler, Arizona, develops, makes and markets field programmable 8-bit microcontrollers, application-specific standard products and related specialty memory products for high-volume embedded control applications in the consumer, automotive, office automation, communications and industrial markets.

Nordic American Tanker Shipping Limited, headquartered in Hamilton, Bermuda, is a shipping company that owns and charters Suezmax tankers for oil transportation. The company's vessels operate under long term bareboat charters agreements with oil companies.

Northrop Grumman Corporation, headquartered in Los Angeles, California, provides technologically advanced products, services and solutions in defense and commercial electronics, systems integration, information and non-nuclear shipbuilding and systems.

Nucor Corporation, headquartered in Charlotte, North Carolina, and its subsidiaries are engaged in the manufacture and sale of steel products, including hot-rolled and cold-rolled sheet, galvanized sheet, cold finished steel and more.

Oriental Financial Group Inc., headquartered in San Juan, Puerto Rico, is the holding company for Oriental Bank & Trust. The company provides trust, money management, financial planning, and investment brokerage services, as well as consumer banking and mortgage banking. It operates through a network of branch offices in Puerto Rico.

Overseas Shipholding Group, Inc., headquartered in New York, New York, an independent bulk shipping company, engages in the ocean transportation of crude oil and petroleum products.

Owens & Minor, Inc., headquartered in Glen Allen, Virginia, is a distributor of national name brand medical/surgical supplies, serving hospitals, integrated healthcare systems and group purchasing organizations, with distribution centers located throughout the United States.

PepsiAmericas, Inc., headquartered in Minneapolis, Minnesota, manufactures, distributes and markets a portfolio of beverage products in the United States, Central Europe and the Caribbean.

Pfizer Inc., headquartered in New York, New York, produces and distributes anti-infectives, anti-inflammatory agents, cardiovascular agents, antifungal drugs, central nervous system agents, orthopedic implants, food science products, animal health products, toiletries, baby care products, dental rinse and other proprietary health items.

Pinnacle West Capital Corporation, headquartered in Phoenix, Arizona, owns Arizona Public Service Company, an electric utility that provides retail and wholesale electric service to substantially all of Arizona, with the major exceptions of the Tucson metropolitan area and approximately one-half of the Phoenix metropolitan area.

Progress Energy, Inc., headquartered in Raleigh, North Carolina, is a holding company engaged in the generation, transmission, distribution and sale of electricity in portions of the Carolinas and Florida and natural gas in portions of North Carolina.

Reynolds American Inc., headquartered in Winston-Salem, North Carolina, is a holding company for Reynolds Tobacco, the second largest cigarette manufacturer in the United States, whose major brands include "Doral," "Winston," "Camel," "Salem" and "Vantage."

TELUS Corporation, headquartered in Vancouver, British Columbia, Canada, is a telecommunication company offering local, long distance, wireless, data, Internet and e-business products and services.

Tsakos Energy Navigation Ltd., headquartered in Athens, Greece, owns and operates a fleet of tankers suitable for transporting crude oil, refined petroleum products and other liquids.

Verizon Communications Inc., headquartered in New York, New York, provides wireline voice and data services, wireless services, Internet service and published directory information. The company also provides network services for the federal government including business phone lines, data services, telecommunications equipment and pay phones. The company operates worldwide.

Weis Markets, Inc., headquartered in Sunbury, Pennsylvania, operates retail food markets in Pennsylvania, Maryland, New Jersey, New York, Virginia and West Virginia. The company also operates the SuperPetz pet supply chain of stores.

Westar Energy, Inc., headquartered in Topeka, Kansas, engages in the generation, transmission, and distribution of electricity in Kansas.

Zenith National Insurance Corp., headquartered in Woodland Hills,
California, is a holding company that, through its wholly-owned insurance subsidiaries, is engaged in the property-casualty insurance business.

                      Target Growth Strategy Stocks


Accenture Ltd., headquartered in Hamilton, Bermuda, provides management consulting, technology services, and outsourcing services. The company operates in five segments: Communications and High Tech; Financial Services; Products and Services; Resources; and Government.

Alcon, Inc., headquartered in Hunenberg, Switzerland, develops, manufactures and markets pharmaceuticals, surgical equipment and devices and consumer eye care products that treat eye diseases and disorders and promote the general health and function of the human eye.

Allegheny Technologies, Inc., headquartered in Pittsburgh, Pennsylvania, operates in three business segments: flat-rolled products, high-performance metals and industrial products.

Apple Inc., headquartered in Cupertino, California, designs, makes and markets microprocessor-based personal computers and related personal computing and communicating solutions for sale mainly to education, creative, home, business and government customers.

Axis Capital Holdings Limited, headquartered in Hamilton, Bermuda, through its subsidiaries, provides various insurance and reinsurance products to insureds and reinsureds.

Baker Hughes Incorporated, headquartered in Houston, Texas, is engaged in the oilfield and process industry segments. The company also manufactures and sells other products and provides services to industries that are not related to the oilfield or continuous process industries.

Celanese Corporation, headquartered in Dallas, Texas, engages in the production and sale of industrial chemicals. The company operates through four segments: chemical products, technical polymers ticona, acetate products and performance products.

Coach, Inc., headquartered in New York, New York, designs, produces and markets leather goods and accessories. Products include handbags, business cases, luggage and travel accessories. The company markets its products internationally.

Corning Incorporated, headquartered in Corning, New York, with subsidiaries, manufactures and sells optical fiber, cable, hardware and components for the global telecommunications industry; ceramic emission control substrates used in pollution-control devices; and plastic and glass laboratory products. The company also produces high-performance displays and components for television and other communications-related industries.

Cummins Inc., headquartered in Columbus, Indiana, designs, manufactures, distributes and services diesel and natural gas engines. The company also produces electric power generation systems and engine-related products, such as filtration and emissions solutions, fuel systems, controls and air handling systems. The company's products are used by customers in a wide variety of automotive and industrial markets and for power generation.

Foster Wheeler Ltd., incorporated in Bermuda and headquartered in Clinton, New Jersey, provides a range of design, engineering, construction, manufacturing, project development and management, research and plant operation services.

Franklin Resources, Inc., headquartered in San Mateo, California, provides U.S. and international individual and institutional investors with a broad range of investment products and services designed to meet varying investment objectives.

Garmin Ltd., headquartered in George Town, Grand Cayman, the Cayman Islands, is a provider of navigation, communications, and information devices, most of which are enabled by Global Positioning System (GPS) technology.

Grant Prideco, Inc., headquartered in Houston, Texas, manufactures and supplies oilfield drill pipe and other drill stem products, as well as engineered connections, and tubing and casing.

Joy Global Inc., headquartered in Milwaukee, Wisconsin, manufactures and markets underground mining machinery and surface mining equipment.

Lam Research Corporation, headquartered in Fremont, California, designs, manufactures, markets and services semiconductor processing equipment used in the fabrication of integrated circuits.

Loews Corp.-Carolina Group, headquartered in New York, New York, was created by Loews Corporation, a holding company, to track the performance of Lorillard, Inc., Loews' wholly-owned subsidiary, which is engaged in the production and sale of cigarettes.

McDermott International, Inc., incorporated in Panama and headquartered in Houston, Texas, through its subsidiaries, provides engineering, procurement, and project management services for customers involved in the production of energy worldwide.

MEMC Electronic Materials, Inc., headquartered in St. Peters, Missouri, is engaged in the design, manufacture and sale of electronic-grade silicon wafers for the semiconductor industry.

Millicom International Cellular S.A., headquartered in Bertrange,
Luxembourg, develops and operates cellular telephone networks under licenses in numerous countries, mainly in emerging markets in Africa, Asia, Europe and Latin America.

Precision Castparts Corp., headquartered in Portland, Oregon, makes complex metal components and products, serving a wide variety of aerospace and general industrial applications. The company manufactures large, complex structural investment castings and airfoil castings used in jet aircraft engines. In addition, the company has expanded into the industrial gas turbine, fluid management, industrial metalworking tools and machines and other metal products markets.

Research in Motion Limited, headquartered in Waterloo, Ontario, Canada, designs, makes and markets wireless consumer and business-to-business electronic access products for the mobile communications market. The company's products include two-way pagers, wireless personal computer card adapters, software connectivity tools and embedded wireless radios.

Rogers Communications, Inc. (Class B), headquartered in Toronto,
Ontario, Canada, through its subsidiaries, provides communications, entertainment and information services in Canada.

Schlumberger Limited, incorporated in the Netherland Antilles and headquartered in New York, New York, supplies products and services to the petroleum industry. The company's oilfield services cover exploration, production and completion services; and its "Omnes" unit provides information technology and communications services to oil and gas concerns.

Southern Copper Corporation, headquartered in Phoenix, Arizona, engages in mining of open pit mines; milling and flotation of copper ore to produce copper concentrates; smelting of copper concentrates to produce blister copper and refining blister copper to produce copper cathodes. The company operates the Toquepala and Cuajone open pit mines in the Andes, Peru; and the Cananea mine and La Caridad mine in northern Mexico.

Terex Corporation, headquartered in Westport, Connecticut, is a global manufacturer of equipment for the construction, infrastructure and mining industries.

Tesoro Corporation, headquartered in San Antonio, Texas, and its subsidiaries engage in refining and marketing petroleum products in the United States.

Transocean Inc., incorporated in the Cayman Islands and headquartered in Houston, Texas, is an international provider of offshore and inland marine contract drilling services for oil and gas wells.

United States Steel Corporation, headquartered in Pittsburgh,
Pennsylvania, is an integrated steel producer with major production operations in the United States and central Europe.

Valero Energy Corporation, headquartered in San Antonio, Texas, is engaged in the production, transportation and marketing of environmentally clean fuels and products.


                    Target Small-Cap Strategy Stocks


AAR Corp., headquartered in Wood Dale, Illinois, is a provider of after-market products and services to the worldwide aviation industry.

Amerisafe Inc., headquartered in Deridder, Louisiana, through its subsidiaries, engages in marketing and underwriting workers' compensation insurance.

Ampco-Pittsburgh Corporation, headquartered in Pittsburgh, Pennsylvania, through its subsidiaries, engages in the manufacture and sale of custom-engineered equipment in the United States.

Apria Healthcare Group Inc., headquartered in Lake Forest, California, is a comprehensive home healthcare service provider across the United States. The company also provides home respiratory therapy services and equipment in addition to the administration of various medications.

Arena Resources, Inc., headquartered in Tulsa, Oklahoma, acquires, explores for and develops oil and gas properties. The company has operations in Texas, Oklahoma, Kansas and New Mexico.

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, engages in the design, manufacture, service and marketing of life science systems and materials research tools based on mass spectrometry core technology platforms and X-ray technology. The company also sells a range of field analytical systems for nuclear, biological, and chemical detection.

Cbeyond, Inc., headquartered in Atlanta, Georgia, through its subsidiaries, provides managed voice-over Internet protocol-based communications services to small and medium-sized businesses in the United States.

Columbus McKinnon Corporation, headquartered in Amherst, New York, is a manufacturer and marketer of hoists, cranes, chain, conveyors, material handling systems, lift tables and component parts serving a wide variety of commercial and industrial end markets.

COMSYS IT Partners Inc., headquartered in Houston, Texas, an information technology services company, provides staffing and project implementation services and products in the United States.

Comtech Telecommunications Corp., headquartered in Melville, New York, engages in the design, development, production, and marketing of products, systems, and services for communications solutions. The company operates through three segments: Telecommunications Transmission; Mobile Data Communications; and RF Microwave Amplifiers.

Concur Technologies, Inc., headquartered in Redmond, Washington, provides business services and software solutions that automate corporate travel and expense management processes in the United States.

EPIQ Systems, Inc., headquartered in Kansas City, Kansas, develops, markets, licenses and supports proprietary software for bankruptcy trustees. The company also provides business-to-business communications systems and enterprise-wide open file delivery systems.

Ferro Corporation, headquartered in Cleveland, Ohio, together with its subsidiaries, produces specialty materials and chemicals for a range of manufacturers worldwide.

Healthcare Services Group, Inc., headquartered in Bensalem,
Pennsylvania, provides housekeeping, laundry, linen, facility maintenance and food services to the healthcare industry, including nursing homes, retirement complexes, rehabilitation centers and hospitals located throughout the United States.

HEICO Corporation, headquartered in Hollywood, Florida, designs, manufactures, and sells aerospace products and services through its subsidiaries. The company's customers include airlines, as well as defense contractors and military agencies worldwide, including the United States Air Force, the United States Navy, and the National Aeronautics & Space Administration (NASA).

HMS Holdings Corporation, headquartered in New York, New York, through its subsidiary, Health Management Systems, Inc., provides cost containment, coordination of benefits, and program integrity services to government healthcare programs in the United States.

Interactive Intelligence, Inc., headquartered in Indianapolis, Indiana, provides business communications software solutions for contact center automation, enterprise Internet protocol telephony, unified communications, and self-service automation.

Jones Soda Co., headquartered in Seattle, Washington, engages in the development, production, marketing, and distribution of beverages primarily in the United States and Canada.

Layne Christensen Company, headquartered in Mission Woods, Kansas, and its subsidiaries provide services and products to the water resources, mineral exploration, geoconstruction and energy markets.

Maidenform Brands, Inc., headquartered in Bayonne, New Jersey, is a global intimate apparel company with a wide variety of brands and products, including bras, panties and shapewear. The company markets its products worldwide, through multiple distribution channels, including stores, off-price retailers, company-operated outlets and on-line.

MarketAxess Holdings, Inc., headquartered in New York, New York, through its subsidiaries, operates a platform for the electronic trading of corporate bonds and certain other types of fixed-income securities.

Metal Management, Inc., headquartered in Chicago, Illinois, is principally engaged in the business of collecting and processing ferrous and non-ferrous metals in the United States.

Movado Group, Inc., headquartered in Paramus, New Jersey, designs, manufactures and distributes watches, with brands sold in almost every price category comprising the watch industry.

Natus Medical Incorporated, headquartered in San Carlos, California, develops, manufactures, and markets neurodiagnostic and newborn care products.

PAREXEL International Corporation, headquartered in Waltham,
Massachusetts, provides contract research, medical marketing, consulting and technology products and services to pharmaceutical, biotechnology and medical device industries.

Parker Drilling Company, headquartered in Houston, Texas, provides contract drilling and drilling related services worldwide.

The Pep Boys-Manny, Moe & Jack, headquartered in Philadelphia,
Pennsylvania, retails automotive parts and accessories; automotive maintenance and service; and installation of parts. The company operates stores in the United States and Puerto Rico.

Perficient, Inc., headquartered in Austin, Texas, provides information technology consulting services in the United States.

Premiere Global Services, Inc., headquartered in Atlanta, Georgia, is a global provider of outsourced business communications and data services.

Sanderson Farms, Inc., headquartered in Laurel, Mississippi, is a fully integrated poultry processing company engaged in the production, processing, marketing and distribution of fresh and frozen chicken products.

Sapient Corporation, headquartered in Cambridge, Massachusetts, provides a range of business and technology consulting services that enable its clients to realize tangible business value from their advanced technology investments.

Sinclair Broadcast Group, Inc., headquartered in Hunt Valley, Maryland, a television broadcasting company, engages in the ownership and provision of programming, operating, and sales services to television stations in the United States.

Standard Microsystems Corporation, headquartered in Hauppauge, New York, is a designer and worldwide supplier of advanced digital, mixed-signal and analog semiconductor solutions for a range of high-speed communications and computing applications in the areas of advanced input/output, universal serial bus connectivity, environmental monitoring and control, networking and embedded control systems.

STEC Inc., headquartered in Santa Ana, California, designs, develops, manufactures and markets custom memory solutions based on flash memory and Dynamic Random Access Memory technologies primarily for original equipment manufacturers.

Stratasys, Inc., headquartered in Eden Prairie, Minnesota, develops, manufactures, markets and services a family of three-dimensional printers and other rapid prototyping systems that enable engineers and designers to create physical models, tooling and prototypes out of plastic and other materials, directly from a computer-aided design (CAD) workstation.

Sun Healthcare Group, Inc., headquartered in Irvine, California, is a long-term care provider, primarily servicing seniors, offering therapy, pharmacy, home care and in-patient services. The company operates both long-term and post-acute facilities in various states.

Synaptics Incorporated, headquartered in San Jose, California, is a developer of custom-designed user interface solutions that enable people to interact with a variety of mobile computing and communications devices.

Tennant Company, headquartered in Minneapolis, Minnesota, engages in the design, manufacture and marketing of products used primarily in the maintenance of nonresidential surfaces. The company's customers include building service contract cleaners, as well as user corporations, healthcare facilities, schools and government agencies.

Town Sports International Holdings, Inc., headquartered in New York, New York, through its subsidiaries, engages in the ownership and operation of fitness clubs in the Northeast and Mid-Atlantic regions of the United States.

ViroPharma Incorporated, headquartered in Exton, Pennsylvania, is a pharmaceutical company committed to the commercialization, development and discovery of new antiviral medicines. The company is focusing on a number of ribonucleic acid virus diseases, including viral meningitis, viral respiratory infection, the common cold, respiratory syncytial viruspneumonia, and hepatitis C.


                 Value Line(R) Target 25 Strategy Stocks


Aeropostale, Inc., headquartered in New York, New York, is a mall-based specialty retailer of casual apparel and accessories that targets both young women and young men aged 11 to 20. The company's stores carry affordably priced, active-oriented, fashion.

Allegheny Technologies, Inc., headquartered in Pittsburgh, Pennsylvania, operates in three business segments: flat-rolled products, high-performance metals and industrial products.

Apple Inc., headquartered in Cupertino, California, designs, makes and markets microprocessor-based personal computers and related personal computing and communicating solutions for sale mainly to education, creative, home, business and government customers.

Avnet Inc., headquartered in Phoenix, Arizona, distributes electronic components, enterprise network and computer equipment, and embedded subsystems.

Big Lots, Inc., headquartered in Columbus, Ohio, engages in the retail of closeout merchandise in the United States.

Cascade Corporation, headquartered in Fairview, Oregon, designs, manufactures and markets materials handling equipment and various related technologies globally. Products include lift truck attachments, hose reels, custom hydraulic cylinders, forks and sideshifters.

CommScope, Inc., headquartered in Hickory, North Carolina, engages in the design and manufacture of cable and connectivity solutions for communications networks worldwide.

Dollar Tree Stores, Inc., headquartered in Chesapeake, Virginia, operates discount variety stores throughout the United States which offer merchandise at the $1 price point, including housewares, toys, seasonal goods, gifts, food, stationery, health and beauty aids, books, party goods, hardware and other consumer items.

FLIR Systems, Inc., headquartered in Portland, Oregon, designs, manufactures and markets thermal imaging and stabilized airborne camera systems for a wide variety of applications in the commercial, industrial and government markets.

General Cable Corporation, headquartered in Highland Heights, Kentucky, designs, develops, manufactures, markets and distributes copper, aluminum, and fiberoptic wire and cable products to communications, electrical and energy markets. The company operates worldwide.

GUESS?, Inc., headquartered in Los Angeles, California, designs, markets and distributes a line of casual apparel, accessories and related consumer products. The products are marketed and licensed under the brand names "Guess?," "Guess U.S.A." and "Triangle Design."

ITT Educational Services, Inc., headquartered in Indianapolis, Indiana, provides technical post-secondary degree programs which are designed to provide students with the knowledge and skills necessary for entry-level employment in technical positions in a variety of industries. The company operates its technical schools in 27 states.

Kinetic Concepts, Inc., headquartered in San Antonio, Texas, designs, manufactures, markets, and services proprietary products that accelerate the healing process or prevent complications. The company's wound care systems, which incorporate its proprietary Vacuum Assisted Closure (V.A.C.) technology, include specialty hospital beds, mattress replacement systems and overlays.

The Manitowoc Company, Inc., headquartered in Manitowoc, Wisconsin, designs and manufactures commercial ice machines and refrigeration products, cranes and related products, and provides ship-repair and construction services for the maritime industry.

Martin Marietta Materials, Inc., headquartered in Raleigh, North
Carolina, engages in the production and sale of aggregates for the construction industry in the United States, Canada, the Bahamas and the Caribbean Islands.

McDermott International, Inc., Incorporated in Panama, headquartered in Houston, Texas, through its subsidiaries, provides engineering, procurement, and project management services for customers involved in the production of energy worldwide.

Potash Corporation of Saskatchewan Inc., headquartered in Saskatoon, Saskatchewan, Canada, manufactures and sells solid and liquid phosphate fertilizers, animal feed supplements and industrial acid used in food products and industrial processes. It produces potash from mines in Canada and conducts operations at facilities in Canada, Brazil, Chile, Trinidad and the United States.

Precision Castparts Corp., headquartered in Portland, Oregon, makes complex metal components and products, serving a wide variety of aerospace and general industrial applications. The company manufactures large, complex structural investment castings and airfoil castings used in jet aircraft engines. In addition, the company has expanded into the industrial gas turbine, fluid management, industrial metalworking tools and machines and other metal products markets.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is a metals service center company which operates processing and distribution facilities in 27 states, Belgium, France and South Korea.

Southern Copper Corporation, headquartered in Phoenix, Arizona, engages in mining of open pit mines; milling and flotation of copper ore to produce copper concentrates; smelting of copper concentrates to produce blister copper and refining blister copper to produce copper cathodes. The company operates the Toquepala and Cuajone open pit mines in the Andes, Peru; and the Cananea mine and La Caridad mine in northern Mexico.

TeleTech Holdings, Inc., headquartered in Englewood, Colorado, provides outsourced customer support and marketing services for a variety of industries via call centers. The company also provides outsourced database management, direct marketing and related customer retention services for automotive dealerships and manufacturers in North America.

Tempur-Pedic International Inc., headquartered in Lexington, Kentucky, through its primary subsidiary Tempur World, manufactures and markets foam mattresses, pillows and miscellaneous products under the Tempur-Pedic and other brand names.

Terex Corporation, headquartered in Westport, Connecticut, is a global manufacturer of equipment for the construction, infrastructure and mining industries.

Varian Semiconductor Equipment Associates, Inc., headquartered in Gloucester, Massachusetts, designs and manufactures semiconductor processing equipment used in the production of integrated circuits. The company also supplies ion implantation systems used in the manufacture of semiconductor chips.

The Warnaco Group, Inc., headquartered in New York, New York, manufactures, markets, licenses and distributes a range of men's, women's and juniors' intimate apparel, sportswear and swimwear worldwide.


           Value Line(R) Diversified Target 40 Strategy Stocks


Abercrombie & Fitch Co. (Class A), headquartered in Reynoldsburg, Ohio, operates "Abercrombie & Fitch" stores selling high quality casual apparel for men and women from 15 to 50 years of age.

Aetna Inc., headquartered in Hartford, Connecticut, is a health benefits company whose business operations are conducted in the Healthcare, Group Insurance and Large Case Pensions segments.

Alliant Techsystems Inc., headquartered in Edina, Minnesota, is a leader in the production of solid propulsion rocket motors. The company builds motors for space launch vehicles and is one of the top suppliers of ammunition (which ranges from small-caliber rounds to tank ammunition) to the United States and its allies. The company also makes anti-tank mines, aircraft weapons systems and other high-tech components.

Arrow Electronics, Inc., headquartered in Melville, New York, is a distributor of electronic components and computer products to industrial and commercial customers through a global distribution network spanning North America, Europe and the Asia/Pacific region.

AutoZone, Inc., headquartered in Memphis, Tennessee, is a specialty retailer of automotive parts, chemicals and accessories, targeting the do-it-yourself customers. The company offers a variety of products, including new and remanufactured automotive hard parts, maintenance items and accessories.

Ball Corporation, headquartered in Broomfield, Colorado, is a manufacturer of metal and plastic packaging, primarily for beverages and foods, and a supplier of aerospace and other technologies and services to commercial customers.

Commercial Metals Company, headquartered in Irving, Texas, manufactures, recycles, markets and distributes steel and metal products and related materials and services through a network of locations located throughout the United States and internationally.

Computer Sciences Corporation, headquartered in El Segundo, California, is a major provider of information technology services to commercial and government markets. The company specializes in management consulting; information systems consulting and integration; and outsourcing.

Continental Airlines, Inc., headquartered in Houston, Texas, an air carrier, engages in transporting passengers, cargo, and mail in the United States.

Coventry Health Care, Inc., headquartered in Bethesda, Maryland, is a managed healthcare company that provides comprehensive health benefits and services to employer groups and government-funded groups in the midwestern, mid-Atlantic and southeastern regions of the United States.

The DIRECTV Group, Inc., headquartered in El Segundo, California, provides digital television entertainment in the United States and Latin America.

DST Systems, Inc., headquartered in Kansas City, Missouri, provides information processing and computer software services and products, primarily to mutual funds, insurance providers, banks and other financial service organizations.

E.I. du Pont de Nemours and Company, headquartered in Wilmington, Delaware, is a global science and technology company with operations in high-performance materials, specialty chemicals, pharmaceuticals and biotechnology.

Express Scripts, Inc., headquartered in Maryland Heights, Missouri, is an independent pharmacy benefit manager and managed care company that provides a broad range of pharmacy benefit and medical information management services, as well as managed vision care programs.

Gardner Denver Inc., headquartered in Quincy, Illinois, manufactures reciprocating, rotary and vane compressors and blowers for industrial applications, and pumps for petroleum and other industrial applications.

General Cable Corporation, headquartered in Highland Heights, Kentucky, designs, develops, manufactures, markets and distributes copper, aluminum, and fiberoptic wire and cable products to communications, electrical and energy markets. The company operates worldwide.

Helmerich & Payne, Inc., headquartered in Tulsa, Oklahoma, provides contract drilling of oil and gas wells in the Gulf of Mexico and South America. The company operates land rigs and platform rigs.

Hercules Incorporated, headquartered in Wilmington, Delaware, engages in the manufacture and marketing of specialty chemicals and related services for various business, consumer, and industrial applications.

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner that produces high-value light products such as gasoline, diesel fuel and jet fuel.

International Business Machines Corporation, headquartered in Armonk,
New York, provides customer solutions through the use of advanced information technologies. The company offers a variety of solutions that include services, software, systems, products, financing and technologies.

International Paper Company, headquartered in Stamford, Connecticut, manufactures printing and writing paper, pulp, tissue, paperboard, packaging and wood products. The company also manufactures nonwoven papers, specialty chemicals, specialty panels and laminated products. The company sells its products primarily in the United States, Europe and the Pacific Rim.

The Kroger Co., headquartered in Cincinnati, Ohio, operates in the retail food and convenience stores business in the midwestern and southern United States. The company also manufactures and processes food for sale by its supermarkets.

Lehman Brothers Holdings Inc., headquartered in New York, New York, through wholly-owned Lehman Brothers Inc., provides securities underwriting, financial advisory and investment and merchant banking services, securities and commodities trading as principal and agent, and asset management to institutional, corporate, government and high-net-worth individual clients throughout the United States and the world.

LifePoint Hospitals, Inc., headquartered in Brentwood, Tennessee, is engaged primarily in the operation and management of healthcare facilities, in particular, general, acute care hospitals in non-urban communities in the United States.

Massey Energy Company, headquartered in Richmond, Virginia, produces, processes and sells bituminous coal and metallurgical grades of a low-sulfur content through its processing and shipping centers.

NBTY, Inc., headquartered in Bohemia, New York, is a vertically integrated manufacturer, marketer and retailer of nutritional supplements in the United States, the United Kingdom and internationally.

Nordstrom, Inc., headquartered in Seattle, Washington, is a retailer of apparel and fashion accessories for men, women and children. The company operates stores in the United States under the "Nordstrom," "Nordstrom Rack" and "Faconnable Boutique" brand names.

Omnicom Group Inc., headquartered in New York, New York, operates advertising agencies which plan, create, produce and place advertising in various media. The Company also offers marketing consultation, market research, sales promotion programs, public relations and other services.

PetSmart, Inc., headquartered in Phoenix, Arizona, operates superstores and an e-commerce site specializing in pet food, supplies and services.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is a metals service center company which operates processing and distribution facilities in 27 states, Belgium, France and South Korea.

Ross Stores, Inc., headquartered in Newark, California, operates a chain of off-price retail apparel and home accessories stores. The stores offers brand name and designer merchandise at low everyday prices.

Safeway Inc., headquartered in Pleasanton, California, operates a large chain of food and drug stores in the United States and Canada under the names of "Safeway," "Dominick's," "Vons" and "Carr-Gottstein." The company's stores offer a wide selection of food and general merchandise and feature specialty departments such as bakery, delicatessen, floral and pharmacy. The company also has a network of distribution, manufacturing and food-processing facilities and holds an interest in Casa Ley, S.A. de C.V., an operator of food and general merchandise stores in western Mexico.

Sealed Air Corporation, headquartered in Saddle Brook, New Jersey, is a global manufacturer of a wide range of protective and specialty packaging materials and systems, including polyurethane packaging systems and foams, air cellular cushioning materials, food packaging materials and others.

Silgan Holdings Inc., headquartered in Stamford, Connecticut, is a manufacturer of consumer goods packaging products that currently produces steel and aluminum containers, custom designed plastic containers and specialty packing items.

Target Corporation, headquartered in Minneapolis, Minnesota, is a general merchandise retailer. The company specializes in discount stores, moderate-priced promotional stores and traditional department stores.

The Toro Company, headquartered in Bloomington, Minnesota, designs, manufactures and markets professional turf maintenance equipment, irrigation systems, landscaping equipment, agricultural irrigation systems and residential yard products.

The Travelers Companies, Inc., headquartered in St. Paul, Minnesota, through its subsidiaries, provides commercial and personal property and casualty insurance products and services to businesses, government units, associations and individuals in the United States.

UnitedHealth Group Incorporated, headquartered in Minnetonka, Minnesota, is aligned into six businesses which work together to provide customers with an integrated set of health and well-being products and services. These businesses include: UnitedHealthcare, Uniprise, Ovations, Specialized Care Services, Ingenix and The Center for Health Care Policy and Evaluation.

Wal-Mart Stores, Inc., headquartered in Bentonville, Arkansas, is the largest retailer in the United States measured by total revenues. The company operates "Wal-Mart" retail discount department stores, "Wal-Mart Supercenters" and "Sam's" wholesale clubs in the United States and several other countries.

Xerox Corporation, headquartered in Stamford, Connecticut, is a technology and services enterprise which develops, manufactures, markets, services and finances a range of document equipment, software, solutions and services.


We have obtained the foregoing company descriptions from sources we deem reliable. We have not independently verified the provided information either in terms of accuracy or completeness.






               CONTENTS OF REGISTRATION STATEMENT

A.   Bonding Arrangements of Depositor:

     First  Trust  Portfolios  L.P.  is  covered  by  a  Brokers'
     Fidelity Bond, in the total amount of $2,000,000, the insurer being National Union Fire Insurance Company of
     Pittsburgh.

B. This Registration Statement on Form S-6 comprises the following papers and documents:

     The facing sheet

     The Prospectus

     The signatures

     Exhibits


                               S-1


                           SIGNATURES

     The Registrant, FT 1409, hereby identifies The First Trust Special Situations Trust, Series 4; The First Trust Special Situations Trust, Series 18; The First Trust Special Situations Trust, Series 69; The First Trust Special Situations Trust, Series 108; The First Trust Special Situations Trust, Series 119; The First Trust Special Situations Trust, Series 190; FT 286; The First Trust Combined Series 272; FT 412; and FT 438; FT 556; FT 754; FT 1102; FT 1179; FT 1180; FT 1221; FT 1222; FT 1392 and FT
1393 for purposes of the representations required by Rule 487 and represents the following:

     (1) that the portfolio securities deposited in the series as to the securities of which this Registration Statement is being filed do not differ materially in type or quality from those deposited in such previous series;

     (2) that, except to the extent necessary to identify the specific portfolio securities deposited in, and to provide essential financial information for, the series with respect to the securities of which this Registration Statement is being filed, this Registration Statement does not contain disclosures that differ in any material respect from those contained in the registration statements for such previous series as to which the effective date was determined by the Commission or the staff; and

     (3)  that it has complied with Rule 460 under the Securities
Act of 1933.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, FT 1409, has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Lisle and State of Illinois on June 29, 2007.

                              FT 1409

                              By FIRST TRUST PORTFOLIOS L.P.
                                        Depositor




                              By    Jason T. Henry
                                    Senior Vice President


                               S-2


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following person in the capacity and on the date indicated:

       NAME                 TITLE*                DATE


Judith M. Van Kampen        Director           )
                            of The Charger     )
                            Corporation, the   )  June 29, 2007
                            General Partner of )
                            First Trust        )
                            Portfolios, L.P.   )

Karla M. Van Kampen-Pierre  Director           )
                            of The Charger     )
                            Corporation, the   )  Jason T. Henry
                            General Partner of )  Attorney-in-Fact**
                            First Trust        )
                            Portfolios, L.P.   )

David G. Wisen              Director           )
                            of The Charger     )
                            Corporation, the   )
                            General Partner of )
                            First Trust        )
                            Portfolios, L.P.   )



       * The title of the person named herein represents his or her capacity in and relationship to First Trust
       Portfolios L.P., Depositor.

       ** An executed copy of the related power of attorney was filed with the Securities and Exchange Commission in connection with the Amendment No. 1 to Form S-6 of FT 597 (File No. 333-76518) and the same is hereby incorporated herein by this reference.


                               S-3


    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the use in this Amendment No. 4 to Registration Statement No. 333-142216 of our report dated June 29, 2007 relating to the financial statement of FT 1409 appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the caption "Experts" in such Prospectus.





Deloitte & Touche LLP


Chicago, Illinois
June 29, 2007





                               S-4


                       CONSENTS OF COUNSEL

     The consents of counsel to the use of their names in the Prospectus included in this Registration Statement will be contained in their respective opinions to be filed as Exhibits
3.1, 3.2 and 3.3 of the Registration Statement.


              CONSENT OF FIRST TRUST ADVISORS L.P.

     The consent of First Trust Advisors L.P. to the use of its name in the Prospectus included in the Registration Statement will be filed as Exhibit 4.1 to the Registration Statement.



                               S-5


                          EXHIBIT INDEX

1.1 Form of Standard Terms and Conditions of Trust for FT 785 and certain subsequent Series, effective December 9, 2003 among First Trust Portfolios L.P., as Depositor, The Bank of New York, as Trustee, First Trust Advisors L.P., as Evaluator, and First Trust Advisors L.P., as Portfolio Supervisor.

1.1.1 Form of Trust Agreement for FT 1409 among First Trust Portfolios L.P., as Depositor, The Bank of New York, as Trustee, First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and FTP Services LLC, as FTPS Unit Servicing Agent.

1.2 Copy of Certificate of Limited Partnership of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.3      Copy   of   Amended  and  Restated  Limited  Partnership
         Agreement of First Trust Portfolios L.P. (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.4 Copy of Articles of Incorporation of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.5 Copy of By-Laws of The Charger Corporation, the general partner of First Trust Portfolios L.P., Depositor (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

1.6      Underwriter  Agreement  (incorporated  by  reference  to
         Amendment No. 1 to Form S-6 [File No. 33-48055] filed on behalf of The First Trust Special Situations Trust,
         Series 19).

2.1      Copy  of  Certificate of Ownership (included in  Exhibit
         1.1 filed herewith on page 2 and incorporated herein by reference).

                               S-6


2.2 Copy of Code of Ethics (incorporated by reference to Amendment No. 1 to form S-6 [File No. 333-31176] filed on behalf of FT 415).

3.1 Opinion of counsel as to legality of securities being registered.

3.2 Opinion of counsel as to Federal income tax status of securities being registered.

3.3 Opinion of counsel as to New York income tax status of securities being registered.

4.1      Consent of First Trust Advisors L.P.

6.1 List of Directors and Officers of Depositor and other related information (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 33-42683] filed on behalf of The First Trust Special Situations Trust, Series 18).

7.1 Power of Attorney executed by the Directors listed on page S-3 of this Registration Statement (incorporated by reference to Amendment No. 1 to Form S-6 [File No. 333-
         76518] filed on behalf of FT 597.


                               S-7